  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1998
                                                      REGISTRATION NO. 333-48361
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ------------

                            AMENDMENT NO. 3 TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ------------
                           FEDERATED INVESTORS, INC.
             (Exact name of registrant as specified in its charter)

       PENNSYLVANIA                  6722                    25-1111467
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
      incorporation          Classification Code
     or organization)              Number)

                           FEDERATED INVESTORS TOWER
                      PITTSBURGH, PENNSYLVANIA 15222-3779
                                 (412) 288-1900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JOHN W. MCGONIGLE
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                           FEDERATED INVESTORS TOWER
                      PITTSBURGH, PENNSYLVANIA 15222-3779
                                 (412) 288-1900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------

                                With Copies To:

                               MICHAEL C. MCLEAN
                           KIRKPATRICK & LOCKHART LLP
                              1500 OLIVER BUILDING
                      PITTSBURGH, PENNSYLVANIA 15222-2312
                                 (412) 355-6500

  Approximate date of commencement of the proposed sale of the securities to the public: AT THE EFFECTIVE TIME OF THE MERGER DESCRIBED IN THIS REGISTRATION STATEMENT.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                 ------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXHIBIT INDEX IS ON PAGE II-3.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              FEDERATED INVESTORS
                           FEDERATED INVESTORS TOWER
                      PITTSBURGH, PENNSYLVANIA 15222-3779

                                                                 April   , 1998

Dear Federated Investors Shareholder:

  You are cordially invited to attend a Special Meeting of the shareholders of
Federated Investors ("Federated") to be held on May   , 1998, at Federated
Investors Tower, 27th Floor, Pittsburgh, Pennsylvania commencing at 10:00 a.m., local time.

  At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger and the transactions contemplated thereby providing for the merger of Federated, a Delaware business trust, with and into its wholly-owned subsidiary, Federated Investors, Inc., a Pennsylvania corporation (the "Company"). Pursuant to the Agreement and Plan of Merger, each outstanding Class A Common Share and Class B Common Share of Federated will be converted into the right to receive one share of Class A Common Stock and Class B Common Stock, respectively, of the Company and will have the relative rights and terms set forth in the Restated Articles of Incorporation of the Company. The consummation of the Merger is subject to several conditions, including the completion of a concurrent public offering by the Company of Class B Common Stock on terms satisfactory to the Company and Federated and the absence of written demands for appraisal rights by dissenting shareholders holding at least 2/3 of the total outstanding Class B Common Shares of Federated held by all holders entitled to such appraisal rights under the Restated Declaration of Trust. If these conditions are not satisfied or waived by the Trust and the Company, the Merger will not occur. Under the terms of the Agreement and Plan of Merger, the Trust is not required to resolicit shareholders if conditions to the Merger are waived by the Trust and the Company. However, under certain circumstances, the Company may determine to resolicit shareholders.

  The purpose of the Merger is to convert the organization of Federated from a Delaware business trust into a Pennsylvania corporation in order to streamline the organizational structure by eliminating the parent holding company and by utilizing a corporate entity, where the rights and liabilities of equity holders are well established and where corporate equity securities may be used in connection with possible future acquisitions. Federated was organized as a Delaware business trust in 1989 in order to facilitate the acquisition of all of the outstanding stock of the Company and the assets of the Federated Research Division from an affiliate of Aetna Life and Casualty Company ("Aetna"). Aetna retained approximately a 27% interest in Federated until 1996, at which time all of the outstanding shares of Federated held by Aetna were repurchased. As a consequence of this repurchase, the Board of Trustees has determined that the continuation of the business trust as the parent of the Company serves no essential business purpose.

  More importantly, the Board of Trustees of the Trust believes that as a result of the Merger the Company will be able to pursue more effectively opportunities for growth through acquisitions. As a corporate entity, the Company's equity securities, including "blank check" preferred stock and Class B Common Stock, can be used in connection with possible future acquisitions and in capital raising activities to promote growth. Moreover, the new provisions in the Restated Articles of the Company to permit the holders of Class B Common Stock to vote in the election of a majority of the Board of Directors, in the event the Company enters into a definitive agreement with respect to a business combination in which Class B Common Stock would be issued in a transaction to be treated as a "pooling of interests" for accounting purposes, are intended to facilitate growth by acquisition. In other respects, holders of Class A Common Stock and Class B Common Stock of the Company will have substantially the same rights as holders of the Class A Common Shares and the Class B Common Shares in respect of dividends and distributions and voting rights.

  The Merger is conditioned upon the consummation of an initial public offering. As a result of the public offering, the Company's Class B Common Stock will be publicly traded and is expected to be listed on a national securities exchange. This will provide access to public equity and debt capital markets for the Company as well as provide a trading market and liquidity for the Company's shareholders.

  The Board of Trustees of Federated has unanimously determined that the Merger is in the best interests of Federated and its shareholders and recommends that you vote FOR the proposal to approve and adopt the Agreement and Plan of Merger and the transactions contemplated thereby. The accompanying Proxy Statement/Prospectus more fully describes the proposal to be considered at the Special Meeting. You are urged to give it your careful attention.

  The executive officers and Board of Trustees of the Trust have advised that they intend to vote in favor of the proposal to approve and adopt the Agreement and Plan of Merger. The executive officers and trustees of the Trust as a group beneficially own approximately 43.7% of the outstanding Class B Common Shares of the Trust. In addition, the trustees of the Voting Trust have advised that the Voting Trust intends to vote all the Class A Common Shares in favor of the proposal to approve and adopt the Agreement and Plan of Merger.

  APPROVAL OF THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER BY FEDERATED SHAREHOLDERS WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING CLASS A COMMON SHARES AND CLASS B COMMON SHARES OF FEDERATED, EACH VOTING SEPARATELY AS A CLASS. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING WHETHER OR NOT YOU PERSONALLY ARE ABLE TO ATTEND. IN ORDER TO INSURE THAT YOU WILL BE REPRESENTED, WE ASK YOU TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

  You should not send in certificates representing Class A Common Shares and Class B Common Shares of Federated at this time. Following consummation of the Merger, information will be sent to you regarding the procedure for surrendering your stock certificates and receiving certificates for the shares of Class A Common Stock and Class B Common Stock of the Company issued in exchange for your Federated shares.

                                       Sincerely,

                                       J. Christopher Donahue

                                       President and Chief Executive Officer

                              FEDERATED INVESTORS
                           FEDERATED INVESTORS TOWER
                      PITTSBURGH, PENNSYLVANIA 15222-3779

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY   , 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders (the "Special Meeting") of Federated Investors, a Delaware business trust ("Federated" or the "Trust"), will be held on May , 1998, at Federated Investors Tower, 27th Floor, Pittsburgh, Pennsylvania, commencing at 10:00 a.m., local time, to consider and vote upon the following matters described in the accompanying Proxy Statement/Prospectus.

    1. Approval and adoption of the Agreement and Plan of Merger, dated as of February 20, 1998 and exhibits thereto (the "Merger Agreement"), between Federated Investors, Inc. (the "Company"), a Pennsylvania corporation and wholly owned subsidiary of the Trust, and the Trust, and the transactions contemplated thereby, including the merger of the Trust with and into the Company (the "Merger"), pursuant to which, among other things, each outstanding Class A Common Share, stated value $1.00 per share, of the Trust ("Trust Class A Common Shares") will be converted into the right to receive one share of Class A Common Stock, no par value per share, of the Company and each outstanding Class B Common Share, stated value $.01 per share, of the Trust ("Trust Class B Common Shares") (other than any shares held in the Trust's treasury immediately prior to the Effective Time of the Merger as defined in the Merger Agreement) will be converted into the right to receive one share of Class B Common Stock, no par value per share, of the Company. A copy of the Merger Agreement and exhibits thereto is attached as Appendix A to the accompanying Proxy Statement/Prospectus, including a copy of the Restated Articles of Incorporation of the Company and the Restated Bylaws of the Company, which are separately attached hereto as Appendices B and C, respectively.

    2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Only the holder of record of Trust Class A Common Shares and the holders of record of Trust Class B Common Shares at the close of business on April 21, 1998 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. A list of such shareholders will be open to examination by any shareholder at the Special Meeting and for a period of ten days prior to the date of the Special Meeting during ordinary business hours at the principal executive offices of the Trust, Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

  Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card promptly. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                       By Order of the Board of Trustees,

                                       John W. McGonigle
                                       Executive Vice President and Secretary

Pittsburgh, Pennsylvania
April   , 1998

                          YOUR VOTE IS VERY IMPORTANT
       TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 24, 1998

                          PRELIMINARY PROXY STATEMENT
                             OF FEDERATED INVESTORS
                          (A DELAWARE BUSINESS TRUST)

                                 PROSPECTUS OF
                           FEDERATED INVESTORS, INC.
                          (A PENNSYLVANIA CORPORATION)

                   6,000 SHARES OF CLASS A COMMON STOCK

                 83,427,000 SHARES OF CLASS B COMMON STOCK

  This Proxy Statement/Prospectus is being furnished to holders of Class A Common Shares, stated value $1.00 per share ("Trust Class A Common Shares"), and holders of Class B Common Shares, stated value $.01 per share ("Trust Class B Common Shares"), of Federated Investors, a Delaware business trust ("Federated" or the "Trust"), in connection with the solicitation of proxies by the Board of Trustees of the Trust for use at the Special Meeting (the "Special Meeting") to be held on May , 1998, at Federated Investors Tower, 27th Floor, Pittsburgh, Pennsylvania, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

  This Proxy Statement/Prospectus also constitutes the Prospectus of Federated Investors, Inc., a Pennsylvania corporation and wholly-owned subsidiary of the Trust (the "Company"), with respect to 6,000 shares of Class A Common Stock, no par value per share ("Class A Common Stock") and 83,427,000 shares of Class B Common Stock, no par value per share ("Class B Common Stock" and together with Class A Common Stock, "Common Stock"), to be issued in the Merger (as defined herein) in exchange for the outstanding Trust Class A Common Shares and Trust Class B Common Shares. Upon consummation of the Merger, the Trust will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation under the name "Federated Investors, Inc." The holders of Trust Class A Common Shares and Trust Class B Common Shares will become holders of Class A Common Stock and Class B Common Stock of the Company, having the relative rights and other provisions set forth in the Restated Articles of the Company, and will hold the same proportionate beneficial ownership interest in the Company as such holders held in the Trust.

  The Merger is conditioned upon, among other matters, the consummation by the Company of an underwritten public offering of shares of Class B Common Stock of the Company, including certain shares held by existing shareholders of the Trust. The number of shares of Class B Common Stock to be offered by the Company and the selling shareholders and the timing of the Offering have not yet been determined.
                                 ------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
 ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE  SECURITIES  AND  EXCHANGE
 COMMISSION  OR ANY STATE  SECURITIES COMMISSION PASSED  UPON THE ACCURACY  OR
  ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ------------

  This Proxy Statement/Prospectus and accompanying proxy card are first being
mailed to shareholders of the Trust on or about April   , 1998.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL   , 1998.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Class A Common Stock and Class B Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, is complete in material respects but does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Class A Common Stock and Class B Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at the Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the public reference section of the Commission upon payment of the fees prescribed by the Commission. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. The summaries in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit. In addition, the Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to shares of Class B Common Stock to be offered thereby. Subsequent to the date of this Proxy Statement/Prospectus, the Company intends to file an amendment or amendments as appropriate to such Registration Statement.

  As a result of the Merger and the consummation of the related public offering of the Company contemplated thereby, the Company will become subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. Subject to the consummation of the Merger, the Company intends to furnish its shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by independent public accountants and with quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

  Certain statements under "Summary;" "Risk Factors;" "Management's Discussion and Analysis of Financial Condition and Results of Operations;" "Business;" and elsewhere in this Proxy Statement/Prospectus constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance, or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity, or achievements, and neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.

                               TABLE OF CONTENTS

ADDITIONAL INFORMATION.......................................................   2
SUMMARY......................................................................   5
RISK FACTORS.................................................................  17
THE SPECIAL MEETING..........................................................  19
  General....................................................................  19
  Matters to be Considered at the Meeting....................................  19
  Voting at the Meeting; Record Date.........................................  19
  Proxies....................................................................  20
THE MERGER...................................................................  21
  Reasons for the Merger; Recommendation of the Board of Trustees............  21
  Interests of Certain Persons in the Merger.................................  22
  Directors and Executive Officers of the Company After the Merger...........  22
  Security Ownership of the Company After the Merger.........................  22
  Stock Option and Benefit Plans.............................................  22
  Accounting Treatment.......................................................  22
  Federal Income Tax Consequences............................................  22
  Resale Restrictions........................................................  23
  Appraisal Rights...........................................................  24
THE MERGER AGREEMENT.........................................................  28
  The Merger.................................................................  28
  Conversion of Securities...................................................  28
  Representations and Warranties.............................................  29
  Additional Agreements......................................................  29
  Stock Option and Benefit Plans.............................................  29
  Conditions.................................................................  29
  Termination; Expenses......................................................  30
  Amendment and Waiver.......................................................  30
FEDERATED....................................................................  31
DIVIDEND POLICY..............................................................  34
CAPITALIZATION...............................................................  35
SELECTED CONSOLIDATED FINANCIAL DATA.........................................  36
RECENT DEVELOPMENTS..........................................................  37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...................................................  39
  Overview...................................................................  39
  Profitability Trend Summary................................................  40
  Results of Operations......................................................  42
  Capital Resources and Liquidity............................................  47
  Year 2000 Disclosure.......................................................  50
  Interest Rate Sensitivity..................................................  50
  Economic and Market Conditions.............................................  50
  Impact of Inflation........................................................  51
  Recent Accounting Pronouncements...........................................  51
BUSINESS.....................................................................  52
  Overview...................................................................  52
  Business Strategy..........................................................  54
  Organization and Markets...................................................  55
  Competition................................................................  65
  Regulatory Matters.........................................................  65
  Employees..................................................................  66

  Facilities................................................................  66
  Legal Proceedings.........................................................  66
MANAGEMENT..................................................................  67
  Directors and Executive Officers..........................................  67
  Election of Directors.....................................................  69
  Audit Committee...........................................................  69
  Compensation Committee....................................................  69
  Executive Compensation....................................................  70
  Compensation Pursuant to Plans............................................  71
CERTAIN TRANSACTIONS........................................................  78
  Relationship with Aetna and Westinghouse Pension Plan.....................  78
  Other Transactions........................................................  78
PRINCIPAL SHAREHOLDERS......................................................  79
DESCRIPTION OF SECURITIES...................................................  81
COMPARISON OF SHAREHOLDER RIGHTS............................................  85
LEGAL MATTERS...............................................................  94
EXPERTS.....................................................................  94
INDEX TO FINANCIAL STATEMENTS............................................... F-1

 Appendix A Agreement and Plan of Merger dated as of February 20, 1998 between
            Federated Investors and Federated Investors, Inc.
 Appendix B Restated Articles of Incorporation of Federated Investors, Inc.
 Appendix C Restated By-laws of Federated Investors, Inc.
 Appendix D Section 8.7 of the Restated Declaration of Trust of Federated
            Investors and Section 262 of the Delaware General Corporation Law

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Proxy Statement/Prospectus and the Appendices hereto. All share references reflect the one for one stock dividend paid in December 1996 and the one for one stock dividend paid on April 15, 1998 and the one for two stock dividend declared on April 16, 1998 to be paid on April 30, 1998 to shareholders of record on April 21, 1998. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety. Unless the context otherwise requires, Federated, a Delaware business trust which owns all the outstanding stock of Federated Investors, Inc., is hereinafter referred to as the "Trust" or, prior to the consummation of the Merger, "Federated", and Federated Investors, Inc., a Pennsylvania corporation and currently a wholly owned subsidiary of the Trust, is hereinafter referred to as the "Company" or, after consummation of the Merger, "Federated."

                                   FEDERATED

  Federated is a leading provider of investment management products and related financial services. Federated sponsors, markets and provides investment advisory, distribution and administrative services primarily to mutual funds. Federated has been in the mutual fund business for over 40 years and is one of the ten largest mutual fund managers in the United States based on assets under management. Federated's assets under management at December 31, 1997 were $92.5 billion, primarily in funds managed, distributed and administered by Federated and in other non-fund products ("Managed Assets"), of which $2.1 billion were in separately managed accounts. In addition, at year end 1997 Federated provided administrative services to mutual funds sponsored by third parties, primarily banks, having $47.0 billion in assets ("Administered Assets").

  Federated manages assets across a wide spectrum of asset categories including substantial participation in fast-growing areas such as equity and international investments. Many of Federated's products are ranked highly by recognized industry sources based on investment performance relative to peer funds. At December 31, 1997, Federated had 80 managed funds eligible for Morningstar, Inc. ratings. Of these funds, 73 (or 91%) are rated "three," "four" or "five" stars, and 39 (or 49%) are rated "four" or "five" stars, placing Federated among the leaders in the mutual fund industry for percentage of top-rated funds.

  Federated has built a national reputation as a high quality provider of a broad range of investment management products and related financial services. Federated distributes its products through a diversified network of financial intermediaries such as banks, brokers and other investment advisers who use them to meet the needs of their customers; these customers include retail investors, corporations, and retirement plans. Federated employs one of the largest sales forces directed to financial intermediaries and institutions in the industry with more than 175 sales representatives and managers across the United States. Through substantial investments in distribution over the last 20 years, Federated has developed an extensive network of over 3,500 financial institutions which sell Federated's products to their customers. Federated also directly sells its products to more than 500 institutions such as corporations and government entities.

  Federated believes that the diversification in its products and distribution channels allows it to accumulate assets in different market cycles, thereby reducing earnings volatility. Federated's mix of products is designed to include products that serve individuals at different stages of their life and earnings cycle and to include products that will be in demand under a variety of economic and market conditions. Similarly, Federated reaches customers through a variety of distribution channels which allow it access to many segments of the marketplace and lessen the dependence on any one source of assets.

  Historically, Federated's mix of Managed Assets has been dominated by money market and other fixed income assets where Federated continues to be among the leading mutual fund managers based on assets under management. More recently, in response to market demand and to diversify its Managed Assets, Federated has emphasized growth of its equity fund business and has broadened its range of equity products to include international, aggressive growth, and small capitalization equity products. Federated established a New York-based investment management unit to develop global and international investment products. Within Federated's Managed Asset categories, equity fund assets have been the fastest growing class. In 1997, Federated's equity fund assets increased by 54% compared to 37% for the overall industry according to Investment Company Institute ("ICI") data. Equity fund assets have grown at a 49% compound annual rate over the past two years versus 38% for the overall industry according to ICI data.

  In late 1996, Federated initiated a comprehensive review and reengineering of its products, markets and operations ("Federated First"). Federated First generated major initiatives to improve profitability, accelerate growth in assets under management and enhance customer service. These initiatives include
(1) refocusing Federated's service activities to emphasize the growth of Managed Assets and Administered Assets rather than selling individual services such as transfer agency, portfolio accounting, and technology solutions as stand-alone products, (2) standardizing retirement plan record keeping products, (3) reengineering various shareholder servicing activities, (4) entering into an agreement in the fourth quarter of 1997 with State Street Corporation ("State Street") to provide portfolio accounting services to both Federated and third party administered funds and (5) accelerating Federated's investment in the development of an improved management information system and decision support resources. The financial results of the initiatives undertaken by management during this period have been positive. In 1997, operating income increased $58.0 million and net income increased $38.0 million over 1996, and in the first quarter of 1998 operating income increased $17.0 million and net income increased $12.0 million over the first quarter of 1997. See "Recent Developments."

BUSINESS STRATEGY

  Federated pursues a multi-faceted business strategy to expand assets under management and increase profitability:

 .  BROADEN RECOGNITION AS A WORLD CLASS INVESTMENT MANAGEMENT COMPANY.
   Throughout its history, Federated has generated highly competitive investment performance across various asset classes. However, Federated believes that as a result of its historical concentration on fixed income and money market funds and its emphasis on the bank trust distribution channel, it does not enjoy the level of name recognition of companies historically focused on equity products sold to retail investors. Federated has undertaken a national advertising campaign designated to promote brand awareness and enhance its ability to take full advantage of its broad product line and competitive historical investment performance. More importantly, Federated intends to continue to invest in its investment management operation in order to seek to continue its record of highly-ranked investment performance.

 .  USE ITS EXTENSIVE DISTRIBUTION NETWORK TO EXPAND MARKET PENETRATION,
   PARTICULARLY OF THE EQUITY AND INTERNATIONAL FUND BUSINESS. Equity and international investments, which generally produce higher fee revenue than money market and fixed income investments, have experienced substantial growth. Federated believes that its substantial money market fund business, which provides a revenue base that is generally stable and recurring, will provide a platform from which to achieve this expansion. Federated believes that its investment performance combined with the size and quality of its distribution network will enable it to continue to expand its business in these key areas.

 .  PROFITABLY EXPAND ITS CUSTOMER RELATIONSHIPS THROUGH SUPERIOR CUSTOMER
   SERVICES. Federated intends to use its experience and expertise to expand its relationships with financial intermediaries by offering value-added services designed to support the growth of Managed Assets and Administered Assets. Federated believes that the quality of its services activities, as evidenced by various awards from Dalbar, Inc. based on its widely recognized surveys of financial intermediaries, differentiates Federated from many of its competitors.

 . CONTINUE THE IMPLEMENTATION OF FEDERATED FIRST INITIATIVES. Federated believes that the continued implementation of Federated First will provide ongoing opportunities to improve its profitability and accelerate earnings growth.

 . ACTIVELY PURSUE ACQUISITIONS AND ALLIANCES. Federated will seek to identify acquisitions and alliances that will enhance shareholder value by adding assets and new or complementary investment management and distribution capabilities. Federated has completed three acquisitions since November
   1996 which together resulted in an increase of approximately $4.8 billion in Managed Assets. Federated believes its disciplined investment management style, broad product line, competitive fund performance, strong customer support and proven operational capabilities offer a compelling package that addresses key concerns of sellers. Federated also believes that its substantial distribution capabilities appeal to sellers who have developed attractive products but have been unable to make the ongoing investments necessary for successful product distribution.

  Federated believes that its broad product line, highly competitive investment performance, distribution strength and strategy will position it to take advantage of favorable economic and demographic trends affecting the asset management industry. These trends include the need for the aging baby boom generation to increase savings and investment, lower public confidence in the adequacy of government and employee sponsored retirement benefits, longer life expectancies and rising health care costs. According to U.S. Census Bureau projections, the number of Americans between the ages of 45 and 65 will grow from 53.7 million in 1996 to 71.1 million in 2005, making this pre-retirement age group the fastest growing segment of the U.S. population. The Company also believes that it benefits from a developing industry trend toward "intermediary assisted sales"--sales of mutual fund products through a financial intermediary--driven by the array of options now available to investors and the need for financial planning advice that has resulted from the recent increase in the average household's financial assets. According to the ICI, intermediary assisted sales for the year ended December 31, 1997 constituted 61.9% of the total dollar value of mutual fund sales, a figure that has grown from 54.9% in 1994.

                        CONCURRENT MERGER AND OFFERING

  After consummation of the Merger of the Trust, a Delaware business trust, into the Company, a Pennsylvania corporation and currently a wholly owned subsidiary of the Trust, the Company as the surviving corporation, through its subsidiaries and affiliates, will continue to provide the same investment management products and related financial services. The Merger is conditioned upon, among other matters, the consummation by the Company of an underwritten public offering of shares of Class B Common Stock of the Company, including certain shares held by existing shareholders of the Trust (the "Offering"). See "The Merger Agreement--Conditions." There is currently no trading market for Trust Class A Common Shares or Trust Class B Common Shares or the Company's Common Stock. A registration statement with respect to the Offering was filed with the Commission on March 20, 1998. The number of shares of Class B Common Stock to be sold by the Company and the selling shareholders is currently expected to be 16,290,235 (without giving effect to the Underwriters' exercise of the over-allotment options) million in the aggregate, although the timing and the terms of the Offering have not yet been determined. As a result of the Merger and the Offering, the Company will become subject to the informational requirements of the Exchange Act, and, subject to certain restrictions in sales by existing shareholders of Federated, shares of Class B Common Stock will be eligible for sale in the public market. See "The Merger--Resale Restrictions."

  Upon the consummation of the Merger, the executive officers and directors of the Company will own approximately 35.3% of the outstanding Class B Common Stock of the Company, without giving effect to the Offering. All of the issued and outstanding shares of Class A Common Stock will be owned by a trust (the "Voting Trust"), the trustees of which are John F. Donahue, Chairman of the Trust, his wife, and his son, J. Christopher Donahue, President and Chief Executive Officer of the Trust. See "Principal Shareholders." The entire voting power of the Company's capital stock shall be vested in the holders of Class A Common Stock, except as provided in the Restated Articles of Incorporation of the Company ("Restated Articles") or as otherwise required by applicable law.

  The Trust is a Delaware business trust with its principal executive offices located at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, and its telephone number is (412) 288-1900. The Trust owns all of the issued and outstanding capital stock of the Company. The Company is a Pennsylvania corporation, also with its principal executive offices located at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, and its telephone number is (412) 288-1900.

                            ORGANIZATIONAL STRUCTURE

  Set forth below is an organizational chart which illustrates, as of the consummation of the Merger of the Trust into the Company (its wholly-owned subsidiary) and the Offering, the ownership of the Company and its directly and indirectly owned subsidiaries and affiliates:

                                      LOGO
  This amendment includes an organizational chart of the Company. The chart shows that (1) the Company is a wholly-owned subsidiary of the Trust, (2) the Trust is merging with and into the Company, (3) the stock of the Company, upon consummation of the Merger and the Offering, will be owned as follows: Class A Common Stock by the Voting Trust and Class B Common Stock by the existing and public shareholders, (4) the Company owns various wholly-owned investment management subsidiaries, distribution subsidiaries, services subsidiaries, and other subsidiaries, and (5) the Company owns a 50.5% interest in a limited partnership, which is one of the Company's investment management subsidiaries.

--------

*All direct and indirect subsidiaries of the Company are wholly-owned, except for one 50.5% owned limited partnership with a broker/dealer which shares income and expenses from two funds. See "Business--Distribution--Broker/Dealer Market."

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

  The Special Meeting of the Trust is scheduled to be held on       , May   ,
1998 at Federated Investors Tower, 27th Floor, Pittsburgh, Pennsylvania commencing at 10:00 a.m., local time.

RECORD DATE; SHARES ENTITLED TO VOTE

  Only holders of record of Trust Class A Common Shares and holders of record of Trust Class B Common Shares at the close of business on April 21, 1998 are entitled to notice of and to vote at the Special Meeting. As of April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend declared on April 16, 1998 to be paid on April 30, 1998 to shareholders of record), there were 6,000 Trust Class A Common Shares outstanding, held by one holder of record and 83,427,000 Trust Class B Common Shares outstanding held by approximately 243 holders of record. The holder of record of Trust Class A Common Shares on the record date is entitled to cast one vote per share on each matter to be acted upon or which may properly come before the Special Meeting. Each holder of record of Trust Class B Common Shares on the record date is entitled to cast one vote per share on each matter to be acted upon or which may properly come before the Special Meeting.

PURPOSE OF THE SPECIAL MEETING

  The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and to consider and vote upon such other matters as may properly be brought before the Special Meeting.

VOTE REQUIRED

  Pursuant to the Restated Declaration of Trust, as amended, of Federated (the "Restated Declaration of Trust"), the approval and adoption by the Trust of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the Trust Class A Common Shares then outstanding and the holders of a majority of the Trust Class B Common Shares then outstanding, each voting separately as a class. As of April 21, 1998, the Voting Trust was the beneficial owner of all of the outstanding Trust Class A Common Shares. As of such date, the trustees and executive officers of the Trust were the beneficial owners of Trust Class B Common Shares representing approximately 43.7% of the outstanding Trust Class B Common Shares which are entitled to vote upon the Merger Agreement. They have advised that they intend to vote in favor of the proposal to approve and adopt the Merger Agreement. In addition, the trustees of the Voting Trust have advised that the Voting Trust intends to vote all the Class A Common Shares in favor of the proposal to approve and adopt the Merger Agreement. See "The Special Meeting" and "The Merger--Security Ownership of the Company After the Merger."

                                   THE MERGER

EFFECTS OF THE MERGER

  Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (i) the Trust will be merged with and into the Company, which will continue as the surviving corporation after the Merger, and (ii) each issued and outstanding Trust Class A Common Share will be converted into the right to receive one share of Class A Common Stock, and each issued and outstanding Trust Class B Common Share (other than shares held in the Trust's treasury immediately prior to the Effective Time) will be converted into the right to receive one share of Class B Common Stock.

  Upon consummation of the Merger, the holders of Common Shares of the Trust will become shareholders of the Company holding the same proportionate beneficial interest in the Company as such holders held in the Trust. Presently there is no trading market for the capital stock of either the Trust or the Company.

  As provided in the Merger Agreement, at the Effective Time the Company will assume the rights and obligations of the Trust regarding the Trust's existing Restricted Stock Plan, Stock Appreciation Rights Plan and Stock Incentive Plan (the "Prior Stock Plans"). The Company will treat as having been issued under its Stock Incentive Plan all shares of restricted stock, stock appreciation rights ("SARs") and stock options issued under Prior Stock Plans. As of April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend declared on April 16, 1998 to be paid on April 30, 1998 to shareholders of record on April 21, 1998), there were outstanding 4,233,000 restricted shares of Trust Class B Common Shares and 3,975,600 shares of Trust Class B Common Shares issuable primarily under outstanding stock options.

  Pursuant to the Merger Agreement, the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Company following the Merger. At the Effective Time the Board of Directors of the Company will be comprised of certain members of the Board of Trustees of the Trust and the executive officers of the Company will be certain executive officers of the Trust, in each case as set forth under "The Merger" and "Management."

REASONS FOR THE MERGER; RECOMMENDATIONS

  The Trust was organized as a Delaware business trust in order to facilitate the acquisition of all of the outstanding stock of the Company and the assets of the Federated Research Division from an affiliate of Aetna Life and Casualty Company ("Aetna"). In 1996 all the outstanding shares of Federated held by Aetna were repurchased. The Board of Trustees has determined that the continuation of the business trust as the parent of the Company serves no essential business purpose. The purpose of the Merger is to convert the organization of Federated from a Delaware business trust into a Pennsylvania corporation in order to streamline the organizational structure by eliminating the parent holding company and by utilizing a corporate entity, where the rights and liabilities of the equity holders are well established and where corporate equity securities may be used in connection with possible future acquisitions. As a result of the Offering contemplated by the Merger Agreement, the Company's Class B Common Stock will be publicly traded and is expected to be listed on a national securities exchange. This will provide access to public equity and debt capital markets for the Company as well as provide a trading market and liquidity for the Company's shareholders. For a discussion of the factors considered by the Board of Trustees of the Trust in reaching their decisions with respect to the Merger, the Merger Agreement and the transactions contemplated thereby, see "The Merger--Reasons for the Merger; Recommendation of the Board of Trustees."

  The Board of Trustees of the Trust, by unanimous vote, has determined that the Merger is in the best interests of the Trust and its shareholders, has approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Upon consummation of the Merger, certain of the executive officers and trustees of the Trust will continue as executive officers and directors of the Company, as set forth under "Management." Under the terms of the Merger, all existing holders of Common Shares of the Trust will hold the same proportionate interest in the Common Stock of the Company, without giving effect to the concurrent Offering, the consummation of which is a condition to the Merger. The Company currently intends to sell approximately 2,610,000 shares of Class B Common Stock and is advised that selling shareholders currently intend to sell an aggregate of approximately 13,680,235 shares of Class B Common Stock (in each case without giving effect to the Underwriters' exercise of the over-allotment options).

EFFECTIVE TIME OF THE MERGER

  It is anticipated that the Merger will become effective after the requisite Trust shareholder approval has been obtained and after all conditions to the Merger have been satisfied or waived, including (i) the consummation of the Offering on terms satisfactory to the Company and the Trust and (ii) the absence of written demands for appraisal rights by dissenting shareholders holding at least 2/3 of the total outstanding Trust Class B Common Shares held by all holders entitled to seek appraisal rights under Section 8.7 of the Restated Declaration of Trust. See "The Merger Agreement--Conditions."

CONDITIONS TO THE MERGER; TERMINATION OF THE MERGER AGREEMENT

  The obligations of the Company and the Trust to consummate the Merger are subject to the satisfaction of certain conditions, including obtaining requisite Trust shareholder approval; the absence of written demands for appraisal rights by dissenting shareholders holding at least 2/3 of the total outstanding Trust B Common Shares held by all holders who are entitled to seek appraisal rights under Section 8.7 of the Restated Declaration of Trust; the consummation of the Offering on terms satisfactory to the Company and the Trust; the receipt of any material third party and governmental consents; and the absence of an injunction, order or other legal restraint preventing the consummation of the Merger.

  The Merger Agreement is subject to termination at any time prior to the Effective Time by mutual consent of the Company and the Trust or by either party if the requisite shareholder approval has not been obtained or if the Offering shall have been abandoned or not otherwise consummated. See "The Merger Agreement--Conditions" and "The Merger Agreement--Termination; Expenses."

EXCHANGE OF STOCK CERTIFICATES

  Upon consummation of the Merger, each holder of a certificate or certificates representing Trust Class A Common Shares or Trust Class B Common Shares outstanding immediately prior to the Merger, upon the surrender thereof (duly endorsed, if required) to Boston EquiServe, an agent designated by the Company (the "Exchange Agent"), will be entitled to receive a certificate or certificates representing the number of shares of Class A Common Stock or Class B Common Stock into which such Trust Class A Common Shares or Trust Class B Common Shares will have been automatically converted as a result of the Merger. The Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Trust Class A Common Shares or Trust Class B Common Shares as of the Effective Time for use in surrendering their stock certificates in exchange for certificates representing shares of Class A Common Stock or Class B Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The holder of an unexchanged certificate will not be entitled to receive any dividends or other distributions payable by the Company or to vote the shares represented by such certificate until such certificate has been surrendered for exchange. See "The Merger Agreement--Conversion of Securities."

APPRAISAL RIGHTS

  Holders of Trust Class A Common Shares or Trust Class B Common Shares are not entitled to appraisal rights in connection with the Merger as a matter of law. However, under Section 8.7 of the Restated Declaration of Trust, a conditional right of appraisal may be found to exist for certain holders of Trust Class B Common Shares in connection with the Merger, provided that at least 2/3 of the total Trust Class B Common Shares held by such holders have duly requested such rights. A total of 13,145,628 outstanding Trust Class B Common Shares as of April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend declared on April 16, 1998 to be paid on April 30,
1998) could be eligible to request appraisal rights.

  Section 8.7 of the Restated Declaration of Trust provides that in implementing this provision Section 262 of the Delaware General Corporation Law (the "DGCL") shall apply. Under Section 262 of the DGCL, a holder of Trust Class B Common Shares (i) who delivers to the Trust a written demand for appraisal prior to the Special Meeting, (ii) whose shares are not voted in favor of the Merger, and (iii) who follows certain other procedural requirements, would be entitled to appraisal rights under Section 262 of the DGCL. Failure of at least 2/3 of the total Trust Class B Common Shares held by such holders entitled to request appraisal rights will result in the inability of such stockholders to perfect dissenters' appraisal rights with respect to Trust Class B Common Shares owned by them. See "The Merger--Appraisal Rights."

  The position of the Trust is that Section 8.7 of the Restated Declaration of Trust should not be construed to apply to the Merger because these provisions were originally intended to provide protection to the original holder of the Trust Series A Preferred Shares which were subsequently converted into Trust Class B Common Shares and repurchased by Federated in 1996. If dissenters' appraisal rights are perfected as required under Section 8.7 of the Restated Declaration of Trust and Section 262 of the DGCL, the Merger will not be consummated unless the Trust and the Company waive this condition. See "The Merger--Conditions."

FEDERAL INCOME TAX CONSEQUENCES

  The Trust has received an opinion of Kirkpatrick & Lockhart, LLP that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the Trust and no gain or loss will be recognized by Trust Stockholders on the exchange of shares of Trust Class A Common Shares or Trust Class B Common Shares pursuant to the Merger Agreement. A holder of Trust Class B Common Shares who perfects appraisal rights in accordance with Section
8.7 of the Restated Declaration of Trust and applicable law and who receives a cash payment of the fair value of such dissenting shares will be treated as having received such payment in redemption of such dissenting shares, subject to the conditions and limitations of Section 302 of the Code. For a further discussion of federal income tax consequences of the Merger, see "The Merger-- Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  The Merger will be accounted for on an "as-if pooling of interests" basis for accounting and financial reporting purposes. See "The Merger--Accounting Treatment."

COMPARISON OF SHAREHOLDER RIGHTS

  Upon consummation of the Merger, the holders of Common Shares of the Trust will become holders of Common Stock of the Company. Holders of Class A Common Stock and Class B Common Stock of the Company to be received in the Merger will have substantially the same rights as holders of Class A Common Shares and Class B Common Shares of Federated in respect to dividends and distribution and voting rights. However, the provisions in the Restated Articles permit the holders of Class B Common Stock to vote in the election of a majority of the Board of Directors in the event the Company enters into a definitive agreement with respect to a business combination in which Class B Common Stock would be issued in a transaction to be treated as a "pooling of interests" for accounting purposes.

  For a discussion of certain differences between the Restated Declaration of Trust, the Bylaws of the Trust as amended (the "Trust Bylaws") and the Delaware Business Trust Act, and the Restated Articles of Incorporation of the Company in the form attached hereto as Appendix B (the "Restated Articles"), the Restated Bylaws of the Company in the form attached hereto as Appendix C (the "Company Bylaws") and the Pennsylvania Business Corporation Law of 1988, as amended, to be in effect at the Effective Time of the Merger, see "Comparison of Shareholder Rights." Included in this discussion are differences with respect to directors duties, limitation of directors' liability, directors' indemnification, dividends and distributions, appraisal rights, voting rights, shareholder approval of merger or consolidation, anti-takeover provisions, right to call special meeting, action by shareholder consent, amendments to charter, amendments to bylaws, preemptive rights, and restrictions on transfer.

RISK FACTORS

  For a discussion of certain risk factors that Trust shareholders should take into account in determining whether to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Offering, see "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          FOR THE YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------
                                      1993     1994      1995     1996      1997
                                    -------- --------  -------- --------  --------
STATEMENT OF OPERATIONS DATA:
Total Revenue.....................  $265,977 $271,190  $279,831 $321,793  $403,719
                                    -------- --------  -------- --------  --------
Operating Expenses:
 Compensation and related.........    81,542   90,003   101,534  126,966   139,373
 Other operating..................    91,936  115,077   104,885  134,308   141,004
 Amortization and revaluation of
  intangible assets...............    30,823  105,868    10,445    8,886    13,715
                                    -------- --------  -------- --------  --------
  Total Operating Expenses........   204,301  310,948   216,864  270,160   294,092
                                    -------- --------  -------- --------  --------
Operating income (loss)...........  $ 61,676 $(39,758) $ 62,967 $ 51,633  $109,627
                                    ======== ========  ======== ========  ========
Net income (loss).................  $ 31,216 $(39,336) $ 28,531 $ 12,619  $ 50,577
Dividends on preferred shares(1)..     8,176    6,108     6,000    3,025         0
                                    -------- --------  -------- --------  --------
Net income (loss) applicable to
 Common Shares....................  $ 23,040 $(45,444) $ 22,531 $  9,594  $ 50,577
                                    ======== ========  ======== ========  ========
Cash dividends per Common
 Share(2).........................  $   0.00 $   0.00  $ 0.1667 $ 0.0417  $ 0.0583
                                    ======== ========  ======== ========  ========
Earnings (loss) per Common Share--
 basic Income before extraordinary
 item(2)..........................  $   0.27 $  (0.53) $   0.25 $   0.13  $   0.62
                                    ======== ========  ======== ========  ========
Earnings (loss) per Common Share--
 assuming dilution Income before
 extraordinary item(2)............  $   0.27 $  (0.53) $   0.24 $   0.13  $   0.61
                                    ======== ========  ======== ========  ========
BALANCE SHEET DATA AT PERIOD END:
 Intangible assets, net...........  $165,560 $ 74,413  $ 63,703 $ 69,105  $ 67,880
 Total assets.....................   286,304  178,150   185,402  247,377   337,156
 Long-term debt--Recourse.........   135,394   88,690    68,062  244,125    98,950
 Long-term debt--Nonrecourse(3)...         0        0         0        0   185,388
 Total liabilities................   222,251  156,284   155,883  333,485   377,800
 Shareholders' equity.............    63,700   20,733    28,692  (86,922)  (41,110)
MANAGED AND ADMINISTERED ASSETS
 AT PERIOD END (IN MILLIONS):
 Money Market Funds...............  $ 31,856 $ 31,528  $ 40,610 $ 51,163  $ 63,622
 Fixed Income Funds...............    19,967   14,106    14,330   14,109    15,067
 Equity Funds.....................     4,244    3,927     5,287    7,594    11,710
 Separate Accounts................     1,137    1,257     1,486    1,976     2,141
                                    -------- --------  -------- --------  --------
   Total Managed Assets...........  $ 57,204 $ 50,818  $ 61,713 $ 74,842  $ 92,540
                                    ======== ========  ======== ========  ========
   Total Administered Assets......  $ 19,505 $ 21,304  $ 22,089 $ 35,574  $ 46,999
                                    ======== ========  ======== ========  ========

--------
(1) Termination dividend paid in January 1996 in connection with the conversion of all outstanding Trust Series A Preferred Shares into Trust Class B Common Shares and the repurchase of the converted shares by the Trust. See
    Note 10 to the Consolidated Financial Statements.

(2) Reflects the one for one stock dividend paid in 1996, the one for one stock dividend paid on April 15, 1998 and the one for two stock dividend declared on April 16, 1998 to be paid on April 30, 1998.
(3) See Note 6 to the Consolidated Financial Statements for information concerning nonrecourse debt.

RECENT DEVELOPMENTS

  Results for the First Quarter Ended March 31, 1998. Federated's consolidated net income increased to $20.8 million ($0.25 per diluted Common Share) for the first quarter of 1998, up $12.0 million ($0.14 per diluted Common Share) or 135.6% from the first quarter of 1997 results of $8.8 million ($0.11 per diluted Common Share).

  Consolidated revenues for the first quarter 1998 totaled $119.0 million, up $27.4 million or 29.9% from the $91.6 million for the same period of 1997. Average Managed Asset increases include a 56.2% increase in equity products, a 22.6% increase in money market products, a 9.2% increase in fixed income products and a 10.9% increase in separate account assets. Revenues also increased as a result of a one time payment of $2.5 million resulting from a buyout of a servicing contract for a bank sponsored mutual fund complex. The reduction to future revenue as a result of the loss of this bank client is approximately $0.5 million per quarter.

  Consolidated operating expenses for the first quarter of 1998 totaled $80.5 million, an increase of $10.4 million or 14.8% over the first quarter of 1997 operating expenses of $70.1 million. The increase in operating expenses was due principally to increases in variable based compensation of $4.0 million as a result of increased sales and profitability, a $2.7 million increase in advertising and promotional expenses attributable to increased Managed Assets and a $0.8 million increase in amortization of intangible assets as a result of an acquisition occurring in the second quarter of 1997.

  The tables below compare summary unaudited financial and statistical results:

                                                          FOR THE QUARTER ENDED
                                                                MARCH 31,
                                                          ----------------------
SELECTED OPERATING DATA (IN THOUSANDS, EXCEPT PER SHARE
DATA)                                                         1997        1998
-------------------------------------------------------   ---------- -----------
Total Revenue............................................ $   91,628 $   118,987
Operating Expenses.......................................     70,137      80,486
                                                          ---------- -----------
Operating Income.........................................     21,491      38,501
Nonoperating Expenses and Minority Interest..............      6,983       6,756
                                                          ---------- -----------
Income Before Income Taxes...............................     14,508      31,745
Income Tax Provision.....................................      5,664      10,908
                                                          ---------- -----------
Net Income............................................... $    8,844 $    20,837
                                                          ========== ===========
Earnings per Basic Common Share..........................      $0.11       $0.25
Earnings per Diluted Common Share........................      $0.11       $0.25
                                                                MARCH 31,
                                                          ----------------------
MANAGED AND ADMINISTERED ASSETS (IN MILLIONS)                 1997        1998
---------------------------------------------             ---------- -----------
Money Market Funds....................................... $   53,086 $    64,215
Fixed Income Funds.......................................     13,788      15,601
Equity Funds.............................................      8,000      13,843
Separate Accounts........................................      2,069       2,389
                                                          ---------- -----------
  Total Managed Assets................................... $   76,943 $    96,048
                                                          ========== ===========
  Total Administered Assets.............................. $   38,860 $    51,651
                                                          ========== ===========
                                                          FOR THE QUARTER ENDED
                                                                MARCH 31,
                                                          ----------------------
AVERAGE MANAGED AND ADMINISTERED ASSETS (IN MILLIONS)         1997        1998
-----------------------------------------------------     ---------- -----------
Managed Assets...........................................    $77,087 $    95,102
Administered Assets......................................     39,228      49,946

  Assets Under Management. Federated's Managed Assets were $96.0 billion at March 31, 1998, an increase of $3.5 billion from December 31, 1997. Managed Assets increased in each class. International and global Managed Assets increased approximately $240 million from $1.2 billion to $1.4 billion. Administered Assets were $51.7 billion at March 31, 1998, an increase of $4.7 billion from December 31, 1997.

  Sales and net sales of both equity and fixed income managed funds contributed positively to these asset changes in the first quarter of 1998. Sales of equity funds totaled $1.4 billion and net sales (sales minus redemptions) were $759 million. Sales of fixed income funds totaled $1.6 billion and net sales were $514 million. Most of the remaining asset increase was due to the impact of favorable securities market conditions in the first quarter of 1998. The S&P 500 index rose nearly 14% in the first quarter of 1998, and most other investment indices showed substantial increases. In addition to creating favorable sales conditions, market appreciation increased the value of Managed Assets. Under different market conditions, the Company's performance could differ substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Economic and Market Conditions."

  The tables below compare Federated's Managed and Administered Assets by Market as of:

                                               MARCH 31, DECEMBER 31, MARCH 31,
                                                 1997        1997       1998
                                               --------- ------------ ---------
                                                        (IN MILLIONS)
MANAGED ASSETS BY MARKET
------------------------
 Bank Trust Market............................  $40,982    $49,662     $49,741
 Broker/Dealer Market.........................   23,368     28,256      31,662
 Institutional Market.........................    9,755     11,343      11,266
 Other Markets................................    2,838      3,279       3,379
                                                -------    -------     -------
    Total Managed Assets by Market............  $76,943    $92,540     $96,048
                                                =======    =======     =======
MANAGED ASSETS BY BANK TRUST MARKET
-----------------------------------
 Money Market Funds/Cash Equivalent...........  $32,933    $40,897     $40,391
 Fixed Income Funds...........................    5,163      5,070       5,047
 Equity Funds.................................    2,886      3,695       4,303
                                                -------    -------     -------
    Total Managed Assets by Bank Trust Market.  $40,982    $49,662     $49,741
                                                =======    =======     =======
MANAGED ASSETS BY BROKER/DEALER MARKET
--------------------------------------
 Money Market Funds/Cash Equivalent...........  $13,608    $15,293     $17,103
 Fixed Income Funds...........................    5,614      6,566       6,956
 Equity Funds.................................    4,128      6,376       7,582
 Separate Accounts............................       18         21          21
                                                -------    -------     -------
    Total Managed Assets by Broker/Dealer
     Market...................................  $23,368    $28,256     $31,662
                                                =======    =======     =======
MANAGED ASSETS BY INSTITUTIONAL MARKET
--------------------------------------
 Money Market Funds/Cash Equivalent...........  $ 5,744    $ 6,698     $ 5,973
 Fixed Income Funds...........................    1,474      1,825       2,018
 Equity Funds.................................      501        749         964
 Separate Accounts............................    2,036      2,071       2,311
                                                -------    -------     -------
    Total Managed Assets by Institutional
     Market...................................  $ 9,755    $11,343     $11,266
                                                =======    =======     =======

COMPARATIVE PER COMMON SHARE DATA

  The Merger will have no effect on the consolidated financial position, net income or cash flows of the Company or earnings or cash dividends per share. Net income, cash dividends declared and book value per common share data of the Company and the Trust on both an historical and unaudited pro forma combined basis and on a per share equivalent unaudited pro forma basis are identical.

                                 RISK FACTORS

  The following factors should be taken into account by holders of Trust Class A and Class B Common Shares in evaluating whether to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Offering, which approval and adoption will, if the other conditions to the Merger are satisfied, result in their becoming holders of the Company's Class A and Class B Common Stock. These factors should be taken into account in conjunction with the other information included or incorporated by reference in this Proxy Statement/Prospectus.

CONTROL OF THE COMPANY

  After the Merger, all of the issued and outstanding shares of Class A Common Stock will continue to be owned by the Voting Trust, the trustees of which are John F. Donahue, Chairman of the Company, his wife, and his son, J. Christopher Donahue, President and Chief Executive Officer of the Company. Except under certain circumstances more fully described in "Description of Securities," the entire voting power of the Company's capital will continue to be vested in the holders of Class A Common Stock. As a result, the trustees of the Voting Trust will be able to exercise control over the affairs of the Company. In the event that the Company enters into a definitive agreement with respect to a business combination in which the Class B Common Stock would be issued in a transaction intended to be treated as a "pooling of interests" for accounting purposes, the holders of the Class B Common Stock will be permitted to vote in the election of a majority of the Board of Directors, together with the holders of the Class A Common Stock voting as a single class. The holders of the Class A Common Stock will be entitled to elect at least 40% of the directors. See "Principal Shareholders."

POTENTIAL ANTI-TAKEOVER PROVISIONS

  After the Merger, certain provisions of the Restated Articles and the Bylaws of the Company ("Company Bylaws") and Pennsylvania law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company, hinder the removal of incumbent directors, and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock, all of which may be beneficial to the interests of the shareholders under certain circumstances. These provisions include the issuance, without further shareholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock. The Company also is subject to "anti-takover" provisions in the Pennsylvania Business Corporation Law ("PBCL") which, among other things, prohibit a Pennsylvania corporation from engaging in certain business combinations with an "interested person" unless certain conditions are satisfied or an exemption is applicable. See "Description of Securities--Anti-Takeover Provisions."

ABSENCE OF A PRIOR PUBLIC MARKET

  Prior to the Merger and the concurrent Offering there has been no public market for the Class B Common Stock since 1982. Application has been made to list the Class B Common Stock on the New York Stock Exchange. However, there can be no assurance that a significant public market for the Company's Class B Common Stock will develop or be sustained after the Offering. The offering price will be determined through negotiations among the Company, the selling shareholders and the representatives of the underwriters and may not be indicative of the market price of the Class B Common Stock after the Offering. After the Offering, the market price of the Class B Common Stock may be more or less than the initial offering price.

VOLATILITY OF STOCK PRICE

  After the Offering, the market price for the Class B Common Stock may be highly volatile. The Company believes that factors such as announcements by the Company, or by its competitors, of quarterly variances in financial results could cause the market price of the Class B Common Stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations, which often are unrelated to the operating performance of specific companies which could have a direct adverse effect on the market price of the Class B Common Stock and which could also adversely affect the Company's Managed Assets and, therefore, the result of the Company's operations. Market fluctuations or perceptions regarding the Company's industry, as well as general economic or political conditions, may adversely affect the market price of the Class B Common Stock.

RISKS OF FUTURE SALE OR DISTRIBUTION OF SHARES OF COMMON STOCK

  Upon completion of the Offering, certain shares of Class B Common Stock will not be permitted to be sold in the absence of registration under the Securities Act, unless sold pursuant to an exemption from the Securities Act, such as that provided by Rule 144. The sale of any substantial number of shares could have a material adverse impact on the market price of the Class B Common Stock. In connection with the Offering, the Company, its officers and directors and certain other shareholders will be required to enter into customary "lock-up" agreements pursuant to which they will agree, during the period of 180 days from the date of the Offering, without the prior written consent of the designated representatives of the underwriters, not to offer, pledge, sell or otherwise, transfer or dispose of any Class B Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, subject to certain agreed exceptions. In addition, all shareholders will be subject to Company Bylaw restrictions on transfer in connection with the Offering pursuant to which no shareholders, during the period of seven days prior to and 180 days after the date when the Registration Statement becomes effective, shall sell, transfer or otherwise dispose of shares of Common Stock.

CHANGES IN SHAREHOLDER RIGHTS

  Upon consummation of the Merger, the holders of Common Shares of the Trust will become holders of Common Stock of the Company. Differences between the Restated Declaration of Trust, the Bylaws of the Trust, as amended (the "Trust Bylaws"), and the Delaware Business Trust Act, and the Restated Articles of Incorporation of the Company in the form attached hereto as Appendix B (the "Restated Articles"), the Restated Bylaws of the Company in the form attached hereto as Appendix C (the "Company Bylaws") and the Pennsylvania Business Corporation Law of 1988, as amended, will result in changes to the rights of holders of Common Shares of the Trust when they become holders of Common Stock of the Company. See "Comparison of Shareholder Rights."

DILUTION

  As a result of the Offering, the existing holders of Common Shares of the Trust will experience a proportionate dilution of their ownership interest based on the number of shares of Class B Common Stock to be sold by the Company in the Offering. The Company currently intends to sell 2,610,000 million shares of Class B Common Stock (3,000,000 shares after giving effect to the Underwriters' exercise of the over-allotment options), which would cause approximately a 3.1% dilution in their respective ownership interests. Purchasers of Class B Common Stock offered by the Company and the selling shareholders will experience immediate and substantial dilution in the net tangible book value per share of Class B Common Stock from the initial offering price in the Offering.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to holders of Trust Class A Common Shares and Trust Class B Common Shares in connection with the solicitation of proxies by the Board of Trustees of the Trust for use at the
Special Meeting to be held on     , May   , 1998, commencing at 10:00 a.m.,
local time, and at any adjournment or postponement thereof.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Special Meeting, holders of Trust Class A Common Shares and Trust Class B Common Shares will consider and vote separately upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and consider and vote upon such other matters as may properly be brought before the Special Meeting.

  The Board of Trustees of the Trust have determined that the Merger is in the best interests of the Trust and its shareholders, has approved the Merger Agreement and recommends that shareholders of the Trust vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

VOTING AT THE MEETING; RECORD DATE

  The Board of Trustees of the Trust has fixed April 21, 1998 as the record date for the determination of Trust shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Trust Class A Common Shares and Trust Class B Common Shares on that record date will be entitled to notice of and to vote at the Special Meeting. As of April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend declared on April 16, 1998 to be paid on April 30, 1998 to shareholders of record on April 21, 1998), there were 6,000 Trust Class A Common Shares outstanding held by one holder of record and 83,427,000 Trust Class B Common Shares outstanding held by approximately 243 holders of record. Each holder of record of shares of Trust Class A Common Shares and Trust Class B Common Shares on the record date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and on any other matters properly submitted for the vote of Trust shareholders, exercisable in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the voting power represented by outstanding Trust Class A Common Shares and Trust Class B Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shares represented by duly completed proxies submitted by nominee holders on behalf of beneficial owners will be counted as present for purposes of determining the existence of a quorum for all purposes (even if some such proxies reflect broker non-votes). In addition, abstentions will be counted as present for purposes of determining the existence of a quorum.

  The approval and adoption by shareholders of the Trust of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the outstanding Trust Class A Common Shares and Trust Class B Common Shares voting thereon, each voting separately as a class. Abstentions will be counted as shares present at the Special Meeting for purposes of determining the existence of a quorum, but will not be recorded as votes cast on the proposal. Broker non-votes with respect to the proposal will be treated as shares not capable of being voted on the proposal. Accordingly, abstentions and broker non-votes will have no effect either on the minimum number of affirmative votes necessary to approve the proposal or on the outcome of voting on the proposal.

  As of April 21, 1998, the Voting Trust was the beneficial owner of all outstanding Trust Class A Common Shares. As of such date, the trustees and executive officers of the Trust were the beneficial owners of Trust Class B Common Shares representing approximately 43.7% of the outstanding Trust Class B Common Shares which are entitled to vote upon the Merger Agreement.

PROXIES

  All Trust Class A Common Shares and Trust Class B Common Shares that are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will in each case be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

  If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. However, proxies voting AGAINST the approval and adoption of the Merger Agreement may not be used by management of the Trust to vote for adjournment or postponement in order to permit further solicitation.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Trust, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Trust, before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Federated Investors, Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, Attention:
Secretary, or hand delivered to the foregoing representative of the Trust, at or before the taking of the vote at the Special Meeting.

  All expenses of this solicitation, excluding the cost of mailing this Proxy Statement/Prospectus and the filing fee paid to the Commission in connection with filing the Registration Statement, will be paid by the Company. See "The Merger Agreement--Termination; Expenses." In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Trust in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Trust will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  HOLDERS OF COMMON SHARES OF THE TRUST SHOULD NOT SEND ANY SHARE CERTIFICATES WITH THEIR PROXY CARD.

                                  THE MERGER

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF TRUSTEES

  The Trust is organized as a Delaware business trust. The purpose of the Merger is to convert the organization of Federated from a Delaware business trust into a Pennsylvania corporation in order to streamline the organizational structure by eliminating the parent holding company and by utilizing a corporate entity, where the rights and liabilities of the equity holders are well established and where corporate equity securities may be used in connection with possible future acquisitions. Federated was organized as a Delaware business trust in 1989 in order to facilitate the acquisition of all of the outstanding stock of the Company and the assets of the Federated Research Division from an affiliate of Aetna. Aetna retained approximately a 27% interest in Federated until 1996, at which time all of the outstanding shares of Federated held by Aetna were repurchased. As a consequence of this repurchase, the Board of Trustees has determined that the continuation of the business trust as the parent of the Company serves no essential business purpose.

  Management determined that (i) the continuation of the Trust as the parent of the Company no longer serves an essential business purpose, (ii) the utilization of a corporate entity, such as the Company, would be desirable for the reasons summarized above, and (iii) a merger of the Trust into the Company, its wholly-owned subsidiary which owns directly or indirectly the operating subsidiaries and affiliates of the Trust, was the most efficient means of accomplishing these objectives. No other alternatives to the proposed structure were seriously considered.

  On February 20, 1998, the Board of Trustees of the Trust unanimously determined that the Merger is in the best interests of the Trust and its holders and approved the Merger Agreement and resolved to recommend approval and adoption of the Merger Agreement and the transactions contemplated thereby to the holders of the Trust. The Board of Trustees of the Trust believes that, as a result of the Merger, the Company will be able to pursue more effectively opportunities for growth through acquisitions. As a corporate entity, the Company's equity securities, including "blank check" preferred stock and Class B Common Stock, can be used in connection with possible future acquisitions and in capital raising activities to promote growth.

  The provisions in the Restated Articles to permit the holders of Class B Common Stock to vote in the election of a majority of the Board of Directors in the event the Company enters into a definitive agreement with respect to a business combination in which Class B Common Stock would be issued in a transaction to be treated as a "pooling of interests" for accounting purposes, are also intended to facilitate growth by acquisition. In other respects, holders of Class A Common Stock and Class B Common Stock of the Company to be received in the Merger will have substantially the same rights as holders of Class A Common Shares and Class B Common Shares of Federated in respect of dividends and distribution and voting rights. See "Description of Securities" and "Comparison of Shareholder Rights."

  The Merger is conditioned upon the consummation of the Offering. While there is no minimum number of shares of Class B Common Stock that is required to be sold in the Offering, the Offering will be made on terms and conditions (including size and price) satisfactory to the Company and the Trust. The Company currently intends to sell approximately 2,610,000 shares of Class B Common Stock (3,000,000 shares after giving effect to the Underwriters' exercise of the over-allotment options) and is advised that selling shareholders currently intend to sell an aggregate of approximately 13,680,235 shares of Class B Common Stock (15,733,770 shares after giving effect to the Underwriters' exercise of the over-allotment options). As a result of the Offering, the Company's Class B Common Stock will be publicly traded and is expected to be listed on the New York Stock Exchange. This will provide access to public equity and debt capital markets for the Company as well as provide a trading market and liquidity for the Company's shareholders. However, there can be no assurance that a significant public market for the Company's Class B Common Stock will develop or be sustained after the Offering. After the Offering, the market price of the Class B Common Stock may be more or less than the initial offering price.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Upon consummation of the Merger, certain of the executive officers and trustees of the Trust will continue as executive officers and directors of the Company, as set forth under "Management." Under the terms of the Merger, all existing holders of Common Shares of the Trust will hold the same proportionate interest in the Common Stock of the Company, without giving effect to the concurrent Offering, the consummation of which is a condition to the Merger. The number of shares to be sold by the Company and the selling shareholders has not yet been determined.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AFTER THE MERGER

  Pursuant to the Merger Agreement, the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Company following the Merger. At the Effective Time the Board of Directors of the Company will be comprised of certain persons who are members of the Board of Trustees of the Trust, and the executive officers of the Company will be comprised of certain executive officers of the Trust as set forth under "Management."

SECURITY OWNERSHIP OF THE COMPANY AFTER THE MERGER

  Upon consummation of the Merger, the shareholders of the Trust will become shareholders of the Company, with each shareholder holding the same proportionate beneficial interest in the Company as held in the Trust, without giving effect to the concurrent Offering. The Voting Trust will beneficially own all of the outstanding Class A Common Stock of the Company.

STOCK OPTION AND BENEFIT PLANS

  As provided in the Merger Agreement, at the Effective Time the Company will assume the rights and obligations of the Trust regarding the Prior Stock Plans. The Company will treat as having been issued under its Stock Incentive Plan all shares of restricted stock, SARs and stock options issued under Prior Stock Plans. As of April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend declared on April 16, 1998 to be paid on April 30, 1998 to shareholders of record on April 21, 1998), there were outstanding 4,233,000 restricted shares of Trust Class B Common Shares and 3,975,600 shares of Trust Class B Common Shares issuable primarily under outstanding stock options.

ACCOUNTING TREATMENT

  The Merger will be accounted for by the Company on an "as-if pooling of interests" basis, as such term is used under generally accepted accounting principles.

FEDERAL INCOME TAX CONSEQUENCES

  Following is a summary of material federal income tax consequences of the Merger based on current law. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. This summary may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, non-resident aliens, foreign corporations, persons who acquired Trust Class A or Class B Common Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of either Trust Class A or Class B Common Shares in a hedging transaction or as part of a straddle or conversion transaction. Also, the summary does not address state, local or foreign tax consequences of the Merger. EACH HOLDER OF TRUST CLASS A OR CLASS B COMMON SHARES (A "HOLDER") IS URGED TO CONSULT WITH SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

  This summary is based upon an opinion of counsel delivered by Kirkpatrick & Lockhart LLP, counsel to the Trust and the Company, which is attached as an exhibit to the Registration Statement (the "Tax Opinion"). See "Available Information." Counsel is of the opinion that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, for federal income tax purposes, no gain or loss will be recognized by the Trust as a result of the Merger and Holders who exchange shares of Trust Class A or Class B Common Shares for shares of Company Common Stock pursuant to the Merger will generally be treated as follows:

    (i) no gain or loss will be recognized by a Holder with respect to the receipt of Company Common Stock;

    (ii) the aggregate adjusted tax basis of shares of Company Common Stock received by a Holder will be the same as the aggregate adjusted tax basis of the shares of Trust Class A or Class B Common Shares, as the case may be, exchanged therefor;

    (iii) the holding period of shares of Class A or Class B Company Common Stock received by a Holder will include the holding period of the Trust Class A or Class B Common Shares, as the case may be, exchanged therefor, provided that such shares of Trust Class A or Class B Common Shares are held by the Holder as capital assets; and

    (iv) a Holder who perfects appraisal rights in accordance with Section
  8.7 of the Restated Declaration of Trust and applicable law and who receives a cash payment of the fair value of such dissenting shares will be treated as having received such payment in redemption of such dissenting shares. Such redemption will be subject to the conditions and limitations of Section 302 of the Code. In general, if the dissenting shares are held by the dissenting stockholder as a capital asset, such dissenting stockholder will recognize capital gain or loss measured by the difference between the amount of cash received by such dissenting stockholder and the adjusted tax basis for such dissenting shares. However, if such dissenting stockholder owns, either actually or constructively under the provisions of
  Section 318 of the Code, any shares of Trust Class A or Class B Common Shares that are exchanged in the Merger for Company Common Stock, the cash payment made to such dissenting stockholder could be treated as dividend income. In general, under Section 318 of the Code, a Holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, and stock that such stockholder, or related individuals or entities, have the right to acquire by exercising an option. Each Holder of Trust Class A or Class B Common Shares who contemplates exercising dissenters' appraisal rights should consult such Holder's own tax advisor as to the possibility that any payment to such Holder will be treated as dividend income.

  Other than as set forth above, counsel expresses no opinion as to the federal, state, local, foreign or other tax consequences of the Merger that may be applicable to a particular stockholder of Trust.

  No ruling has been or will be obtained from the Internal Revenue Service (the "IRS") in connection with the Merger. Each Holder should be aware that the Tax Opinion does not bind the IRS, and the IRS is, therefore, not precluded from successfully asserting a contrary opinion. The Tax Opinion is subject to certain assumptions, and are subject to the truth and accuracy of certain representations made by the Trust and the Company.

RESALE RESTRICTIONS

  All shares of Class A Common Stock and Class B Common Stock issued in connection with the Merger will be freely transferable, except for certain contractual restrictions on shares held by certain shareholders and except that shares of Class A Common Stock and Class B Common Stock held by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of the Trust prior to the Merger may be resold by them pursuant to the Offering or in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in case of such persons who become affiliates of the Company) or as otherwise permitted under the Securities Act. Executive officers and directors of the Company will hold approximately 35.3% of the Class B Common Stock outstanding upon the consummation of the Merger, without giving effect to the Offering.

  In addition, under the Company Bylaws, in connection with the Offering, an existing shareholder of the Trust that will own shares of Common Stock of the Company received in the Merger is not permitted to sell, transfer or otherwise dispose of the shares owned by such shareholder, directly or indirectly, in any public sale or distribution, including a sale under Rule 144 during the period seven days prior to and 180 days after the date of the Offering. The Board of Directors of the Company may waive any such Bylaw restrictions as may apply to any shareholder at any time or from time to time.

APPRAISAL RIGHTS

  Holders of Trust Class A Common Shares or Trust Class B Common Shares are not entitled to appraisal rights in connection with the Merger as a matter of law. However, under Section 8.7 of the Restated Declaration of Trust, a conditional right of appraisal may be found to exist for certain holders of Trust Class B Common Shares in connection with the Merger, provided that at least 2/3 of the total Trust Class B Common Shares held by such holders have properly requested such rights. The position of the Trust is that Section 8.7 of the Restated Declaration of Trust should not be construed to apply to the Merger. However, if and to the extent that Section 8.7 is declared by a court of competent jurisdiction to be applicable to the Merger, holders of a total of 13,145,628 outstanding Trust Class B Common Shares (as of April 21, 1998, after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend declared on April 16, 1998 to be paid on April 30, 1998 to shareholders of record on April 21, 1998) could be eligible to demand appraisal rights. Among such holders are Westinghouse Pension Plan, the Jones Financial Companies (including Edward D. Jones & Co.), and certain affiliates of Merrill Lynch & Co., which together own an aggregate 12,900,000 Trust Class B Common Shares.

  Section 8.7 of the Restated Declaration of Trust provides that if there has been a conversion of Trust Series A Preferred Shares into Trust Class B Common Shares, any holder of Trust Class B Common Shares (other than any member of the Trust's "management circle", as defined in the Shareholders Rights Agreement dated August 1, 1989, as amended ("Shareholders Rights Agreement"), or any employee of the Trust or any of its subsidiaries) who has not voted in favor of a merger or consolidation of the Trust with or into another entity shall have the right to obtain an appraisal of the fair value of such shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or consolidation) together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value; provided, that the right to obtain an appraisal of fair value shall apply only if such holders holding at least 2/3 of the total Trust Class B Common Shares held by such holders have requested such rights. Such a holder shall be entitled to receive out of the assets of the Trust, in exchange for such Trust Class B Shares, the fair value of such shares determined pursuant to such appraisal. Section 8.7 of the Restated Declaration of Trust further provides that in determining such fair value and in otherwise implementing Section 8.7,
Section 262 of the DGCL shall apply. The term "management circle" as used in the Shareholders Rights Agreement means the original members of the management group of Federated at August 1, 1989 and any replacement managers, as more fully set forth in Appendix D hereto.

  It is the Trust's position that Section 8.7 of the Restated Declaration of Trust was intended to provide protection only to the original holder of the Series A Preferred Shares in the event such shares were converted into Trust Class B Common Shares and thereafter held by such holder. In January 1996 Federated entered into an agreement with Aetna, the sole holder of the Trust Series A Preferred Shares, to convert all 1,000 outstanding Trust Series A Preferred Shares into Trust B Common Shares and to sell the converted shares back to Federated at a mutually agreed upon price. Further, it is arguable that the Merger, which involves the merger of the Trust into its wholly owned subsidiary, was a transaction that was contemplated by Section 8.7 of the Declaration. Under Delaware corporation law, a merger of a parent corporation into its subsidiary does not give rise to appraisal rights except as specifically provided by agreement.

  In view of the requirements of Section 8.7 of the Restated Declaration of Trust, unless holders of at least 2/3 of the Class B Common Shares held by all those who are entitled to appraisal rights thereunder properly request appraisal rights, no Dissenting Shareholder will be entitled to appraisal rights. Furthermore, the Merger Agreement provides, as a condition to the consummation of the Merger, that there shall not be written demands or objections made and not withdrawn or otherwise lost by Dissenting Shareholders who in the aggregate hold at least 2/3 of the total outstanding Trust B Common Shares held by all holders entitled to request appraisal rights under Section 8.7 of the Restated Declaration of Trust. Therefore, if appraisal rights are requested by the requisite minimum number of dissenting holders of Trust Class B Common Shares, the Merger will not be consummated unless the Trust and the Company waive this condition. See "The Merger Agreement--Conditions."

  For the purposes of Section 8.7 of the Restated Declaration of Trust, in determining "fair value" of the Dissenting Shares (as defined in the Merger Agreement) and in otherwise implementing Section 8.7 of the Restated Declaration of Trust, Section 262 of the DGCL shall apply. Section 262 of the DGCL entitles any holder of record of shares of Trust Series B Common Shares who makes a written demand prior to the taking of the vote at the Special Meeting and who follows the procedures prescribed by Section 262, to an appraisal of the "fair value" of all, but not less than all, of such shares by the Delaware Court of Chancery (the "Court"), and to the payment of such fair value by the Company, in lieu of receiving the consideration provided under the Merger Agreement.

  Set forth below is a summary of the procedures relating to the exercise of appraisal rights as provided in Section 262 of the DGCL. Failure to comply with any of the required steps may result in termination of any appraisal rights Dissenting Shareholders may otherwise have under Section 8.7 of the Restated Declaration of Trust.

  Subject to the provisions of Section 8.7 of the Restated Declaration of Trust and the Merger Agreement, all eligible Dissenting Shareholders who follow the procedures set forth in Section 262 of the DGCL may receive a cash payment from the Company equal to the fair value of their Dissenting Shares, determined exclusive of any element of value arising from the accomplishment or expectation of the Merger in the event the Merger is consummated. Unless the conditions of Section 8.7 of the Restated Declaration of Trust and all the procedures set forth in Section 262 are followed by a shareholder who wishes to exercise appraisal rights, such shareholder will be bound by the terms of the Merger.

  A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT WILL NOT SATISFY THE REQUIREMENT FOR A WRITTEN DEMAND FOR APPRAISAL.

  Each shareholder electing to demand the appraisal of his or her shares must
(i) deliver to the Trust, prior to the Special Meeting, a written demand for appraisal of the shareholder's shares, setting forth the shareholder's intent to demand an appraisal and giving the stockholder's identity, (ii) not vote such shareholder's shares in favor of the approval and adoption of the Merger Agreement, and (iii) comply with certain other procedural requirements set forth below.

  Assuming that the Merger has been consummated, within 10 days after the Effective Time, the Company shall notify each shareholder who has complied with these requirements that the Merger has become effective. Within 120 days after the Effective Time, a Dissenting Shareholder, upon written request, shall be entitled to receive a statement from the Company, setting forth the aggregate number of shares which were not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Company shall then mail such written statement to the Dissenting Shareholder as set forth in Section 262 of the DGCL. Within 120 days after the Effective Time, a Dissenting Shareholder who has perfected rights of appraisal as set forth in Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court demanding a determination of the value of all of such Dissenting Shares. Upon the filing of any such petition by a Dissenting Shareholder, such Dissenting Shareholder is required to serve a copy thereof upon the Company. At the hearing on such petition, the Court shall determine the Dissenting Shareholders that have complied with the provisions of Section 262 of the DGCL and have become entitled to appraisal rights. The Court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure to comply with such a demand by the Court could result in dismissal of the proceedings as to such shareholder. The Delaware

Register in Chancery, if so ordered, shall give notice of the time and place fixed for the hearing of the petition by registered or certified mail to the Company and to the shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Company. Notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the Company.

  After determining the Dissenting Shareholders entitled to an appraisal, the Court shall appraise the Dissenting Shares by determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the Court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merger corporation." The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." The Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal before a final determination of all shareholders entitled to an appraisal.

  The Court shall direct the payment of the fair value of the shares, together with interest thereon, if any, by the Company to the stockholders entitled to payment. Payment shall be made to the holders of Dissenting Shares only upon the surrender to the Trust of the certificates representing such Dissenting Shares. The costs of the proceedings shall be allocated between the parties in the manner that the Court deems equitable in the circumstances. Upon application of a Dissenting Shareholder, the Court may order all or a portion of the expenses incurred in connection with the appraisal proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

  From and after the Effective Time, no Dissenting Shareholder shall be entitled to vote or to receive payment of dividends or other distributions on his or her Dissenting Shares (except for dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time).

  Any Dissenting Shareholder may, within 60 days after the Effective Time, withdraw such demand and accept the terms of the Merger. No such demand may be withdrawn after the expiration of the 60 day period, however, unless the Company shall consent thereto. If no petition for an appraisal of such Dissenting Shares by the Court shall have been filed within the time provided in Section 262(e) of the DGCL, or if the Dissenting Shareholder delivers a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Company, the right of such Dissenting Shareholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court shall be dismissed as to any Dissenting Shareholder without the approval of the Court, which may be conditioned upon such terms as the Court deems just.

  Exercise of the right to an appraisal under Section 8.7 of the Restated Declaration of Trust and Section 262 of the DGCL may result in a judicial determination that the "fair value" of Dissenting Shares is higher or lower than the value of the shares of Class B Common Stock to be received in respect thereof pursuant to the Merger Agreement. If the Trust complies with the requirements of the DGCL, any shareholder who fails to comply with the requirements of the DGCL will be without a statutory remedy for the recovery of the value of his or her shares or for money damages to the shareholder with respect to the Merger.

  Reference is made to Appendix D attached hereto for the complete text of the provisions of Section 8.7 of the Restated Declaration of Trust and Section 262 of the DGCL relating to the rights of Dissenting Shareholders. Statements made in this Proxy Statement/Prospectus summarizing those provisions are qualified in their entirety by reference to Appendix D. The provisions are technical in nature and complex. It is suggested that any shareholder who desires to exercise rights to an appraisal of shares of Trust Class B Common Shares consult counsel. Failure to comply strictly with the provisions of the statute may defeat a shareholder's right to an appraisal even if Section 8.7 of the Restated Declaration would otherwise be deemed to apply and the Merger shall have been consummated by the Trust and the Company. See "The Merger Agreement--Conditions," "--Termination; Expenses."

                             THE MERGER AGREEMENT

  Following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders of the Trust are urged to read the Merger Agreement in its entirety for a more complete description of the Merger and the Restated Articles of the Company and the Company Bylaws in their entirety for a more complete description of their rights as shareholders of the Company.

THE MERGER

  The Merger Agreement provides that, following the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Trust and the satisfaction or waiver of the other conditions to the Merger, including the consummation of the Offering, the Trust will be merged with and into the Company.

  If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware and duly executed Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania, or at such time thereafter as is provided therein.

  At the Effective Time, the Restated Articles of Incorporation and the Company Bylaws set forth in Appendices B and C attached hereto, respectively, will become effective.

CONVERSION OF SECURITIES

  Upon consummation of the Merger, pursuant to the Merger Agreement, each issued and outstanding Trust Class A Common Share will be converted into the right to receive one share of Class A Common Stock, and each Trust Class B Common Share (other than shares held in the Trust's treasury immediately prior to the Effective Time, all of which will be canceled) will be converted into the right to receive one share of Class B Common Stock. The shares of Class A Common Stock and Class B Common Stock to be issued in the Merger will have the relative rights and provisions set forth in the Restated Articles of the Company.

  As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail transmittal forms and exchange instructions to the holder of record of Trust Class A Common Shares and each holder of record of Trust Class B Common Shares to be used to surrender and exchange certificates evidencing shares of Trust Class A Common Shares and Trust Class B Common Shares for certificates evidencing the shares of Class A Common Stock or Class B Common Stock of the Company to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Trust Class A Common Shares and Trust Class B Common Shares will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange certificates evidencing the number of shares of Class A Common Stock or Class B Common Stock of the Company to which such holder is entitled. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. HOLDERS OF COMMON SHARES OF THE TRUST SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

  After the Effective Time, each certificate evidencing Trust Class A Common Shares or Trust Class B Common Shares, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of Class A Common Stock or Class B Common Stock of the Company which the holder of such certificate is entitled to receive, without interest. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by the Company or to vote the shares represented by such certificate until the certificate has been exchanged. Following such exchange, such dividends or other distributions will be paid to the holder entitled thereto, without interest.

REPRESENTATIONS AND WARRANTIES

  Because of the nature of this parent-subsidiary transaction, the Merger Agreement contains only limited representations and warranties of the Company and the Trust (which representations and warranties will terminate upon consummation of the Merger) relating to, among other things, (a) the corporate organization and qualification of each of the Company and the Trust and certain similar organizational matters; (b) the capital structure of each of the Company and the Trust; (c) the authorization, execution, delivery and enforceability of the Merger Agreement and the consummation of the transactions contemplated thereby and related matters; and (d) required governmental filings and absence of violations under charters, bylaws, material agreements, certain instruments and laws.

ADDITIONAL AGREEMENTS

  As soon as practicable following the date of the Merger Agreement, the Company and the Trust agree to prepare and file with the Securities and Exchange Commission (the "Commission") this Proxy Statement/Prospectus and, as soon as practicable following the effectiveness of the Registration Statement (on Form S-4), duly call and hold a special meeting of the shareholders for the purpose of approving the Merger Agreement and the transactions contemplated hereby.

  In addition, the Company, with the cooperation of the Trust, agreed to prepare and file with the Commission a registration statement on Form S-1 with respect to the Offering. The timing and size of the Offering will be subject to prevailing market conditions and other conditions as may be taken into account by the Board of Directors of the Company. Neither the Trust nor the Company shall be obligated to cause the registration statement relating to the Offering to be declared effective by the Commission if in either party's judgment the Offering should not proceed.

STOCK OPTION AND BENEFIT PLANS

  At the Effective Time, the Company shall assume the rights and obligations of the Trust under the Trust's Prior Stock Plans. The Company shall treat as having been issued under its Stock Incentive Plan all shares of restricted stock, stock appreciation rights and stock options under the Prior Stock Plans. At the Effective Time, each share of restricted stock, stock appreciation right and stock option issued or granted under the Prior Stock Plans shall be converted automatically into a share of restricted stock, stock appreciation right or stock option, as the case may be, or with respect to Class B Common Stock of the Company. The Company shall, as soon as practicable following the Effective Time, register on Form S-8 or other appropriate form the securities to be issued by the Company in connection with the assumption of the Trust's obligations under the Prior Stock Plans.

CONDITIONS

  The respective obligations of the Company and the Trust to effect the Merger are subject to the following conditions, among others: (a) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holder of the outstanding Trust Class A Common Shares and a majority of the outstanding Trust Class B Common Shares, each voting separately as a class, and by the Trust as the sole shareholder of the Company; (b) the absence of written demands for appraisal rights (or objections made and not withdrawn or otherwise lost) by Dissenting Shareholders (as defined in the Merger Agreement) who in the aggregate hold at least 2/3 of the total outstanding Trust Class B Common Shares held by all holders who are entitled to seek appraisal rights under Section 8.7 of the Restated Declaration of Trust; (c) the absence of injunctions, orders or other legal restraint preventing the consummation of the Merger; (d) the receipt of all material governmental authorizations, consents, orders or approvals; (e) the effectiveness of the Registration Statement relating to the Merger, which shall not be the subject of a stop order or proceedings seeking a stop order; and (f) the consummation of the Offering on terms and conditions (including size and price) satisfactory to the Company and the Trust.

TERMINATION; EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective
Time:

  (a) by mutual consent of the Company and the Trust;

  (b) by either the Company or the Trust if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

  (c) by either the Company or the Trust, if at the Special Meeting (including any adjournment or postponement), the requisite vote of the holders of the Trust Class A Common Shares and Trust Class B Common Shares in favor of the Merger Agreement and the Merger shall not have been obtained; or

  (d) by either the Company or the Trust, if the registration statement relating to the Offering shall not have become effective under the Securities Act of 1933, as amended, or the Offering shall have been abandoned or not otherwise consummated.

  In the event of any termination of the Merger Agreement by either the Company or the Trust as provided above, the Merger Agreement will become void and there will be no liability or obligation on the part of the Company, the Trust, or their respective officers, directors, trustees, shareholders or affiliates.

  All fees, costs and expenses incurred by the Trust and the Company in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the Trust if the Merger does not occur and by the Company if the Merger does occur.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended at any time by action taken or authorized by the Board of Trustees of the Trust and the Board of Directors of the Company, but after approval by the holders of the Common Shares of the Trust of the Merger Agreement and the transactions contemplated thereby, no amendment shall be made which by law requires further approval by such holders without such further approval. The Company and the Trust, by action taken or authorized by the Board of Directors or the Board of Trustees, respectively, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

                                   FEDERATED

  Overview. Federated is a leading provider of investment management products and related financial services. Federated sponsors, markets and provides investment advisory, distribution and administrative services primarily to mutual funds. Federated has been in the mutual fund business for over 40 years and is one of the ten largest mutual fund managers in the United States based on assets under management. Federated assets under management at December 31, 1997 were $92.5 billion, primarily in funds managed, distributed and administered by Federated and in other non-fund products ("Managed Assets"), of which $2.1 billion were in separately managed accounts. In addition, at year end 1997 Federated provided administrative services to mutual funds sponsored by third parties, primarily banks.

  Federated manages assets across a wide spectrum of asset categories including substantial participation in fast-growing areas such as equity and international investments. Many of Federated's products are ranked highly by recognized industry sources based on investment performance relative to peer funds. As of December 31, 1997, Federated had 80 managed funds eligible for Morningstar, Inc. ratings. Of these funds, 73 (or 91%) are rated "three," "four" or "five" stars, and 39 (or 49%) are rated "four" or "five" stars, placing Federated among the leaders in the mutual fund industry for percentage of top-rated funds.

  Federated has built a national reputation as a high quality provider of a broad range of investment management products and related financial services. Federated distributes its products through a diversified network of financial intermediaries such as banks, brokers and other investment advisers who use them to meet the needs of their customers; these customers include retail investors, corporations, and retirement plans. Federated employs one of the largest sales forces directed to financial intermediaries and institutions in the industry with more than 175 sales representatives and managers across the United States. Through substantial investments in distribution over the last 20 years, Federated has developed an extensive network of over 3,500 financial institutions which sell Federated's products to their customers. Federated also directly sells its products to more than 500 institutions such as corporations and government entities.

  Federated believes that the diversification in its products and distribution channels allows it to accumulate assets in different market cycles, thereby reducing earnings volatility. Federated's mix of products is designed to include products that serve individuals at different stages of their life and earnings cycle and to include products that will be in demand under a variety of economic and market conditions. Similarly, Federated reaches customers through a variety of distribution channels which allow it access to many segments of the marketplace and lessen the dependence on any one source of assets.

  Historically, Federated's mix of Managed Assets has been dominated by money market and other fixed income assets where Federated continues to be among the leading mutual fund managers based on assets under management. More recently, in response to market demand and to diversify its Managed Assets, Federated has emphasized growth of its equity fund business and has broadened its range of equity products to include international, aggressive growth, and small capitalization equity products. Federated established a New York-based investment management unit to develop global and international investment products. Within Federated's Managed Asset categories, equity fund assets have been the fastest growing class. In 1997, Federated's equity fund assets increased by 54% compared to 37% for the overall industry according to Investment Company Institute ("ICI") data. Equity fund assets have grown at a 49% compound annual rate over the past two years versus 38% for the overall industry according to ICI data.


  Federated believes that its broad product line, highly competitive investment performance, distribution strength and strategy will position it to take advantage of favorable economic and demographic trends affecting the asset management industry. These trends include the need for the aging baby boom generation to increase savings and investment, lower public confidence in the adequacy of government and employee sponsored retirement benefits, longer life expectancies and rising health care costs. According to U.S. Census Bureau projections, the number of Americans between the ages of 45 and 65 will grow from 53.7 million in 1996 to 71.1 million in 2005, making this pre-retirement age group the fastest growing segment of the U.S. population. The Company also believes that it benefits from a developing industry trend toward "intermediary assisted sales"--sales of mutual fund products through a financial intermediary--driven by the array of options now available to investors and the need for financial planning advice that has resulted from the recent increase in the average household's financial assets. According to the ICI, intermediary assisted sales for the year ended December 31, 1997 constituted 61.9% of the total dollar value of mutual fund sales, a figure that has grown from 54.9% in 1994.

  Background. Federated and its predecessors, founded by John F. Donahue and Richard B. Fisher, have engaged in the mutual fund business since 1955. The Company was a publicly-traded company until 1982, when an affiliate of Aetna Life & Casualty Company ("Aetna") acquired the Company. In 1989 the Trust was formed as a Delaware business trust and acquired the business of the Company from Aetna for cash and 1,000 Series A Preferred Shares of the Trust. In January 1996 Federated entered into an agreement with Aetna to convert all 1,000 Series A Preferred Shares into Trust Class B Common Shares and to sell the converted shares back to Federated at a mutually agreed upon price. These share repurchases were financed with borrowings under the Trust's current credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 10 to the Consolidated Financial Statements.

  On February 20, 1998, the Board of Trustees of the Trust unanimously determined that the Merger is in the best interests of the Trust and its holders and approved the Merger Agreement and recommended approval and adoption of the Merger Agreement and the transactions contemplated thereby to the holders of the Trust. The purpose of the Merger is to convert the organization of Federated from a Delaware business trust into a Pennsylvania corporation in order to streamline the organizational structure by eliminating the parent holding company and by utilizing a corporate entity, where the rights and liabilities of the equity holders are well established and where corporate equity securities may be used in connection with possible future acquisitions. See "The Merger--Reasons for the Merger; Recommendation of the Board of Trustees." Federated was organized as a Delaware business trust in 1989 in order to facilitate the acquisition of all of the outstanding stock of the Company and the assets of the Federated Research Division from an affiliate of Aetna. Aetna retained approximately a 27% interest in Federated until 1996, at which time all of the outstanding shares of Federated held by Aetna were repurchased. As a consequence of this repurchase, the Board of Trustees has determined that the continuation of the business trust as the parent of the Company no longer serves an essential business purpose.

  The Board of Trustees of the Trust also believes that, as a result of the Merger, the Company will be able to pursue more effectively opportunities for growth through acquisitions. As a corporate entity, the Company's equity securities, including "blank check" preferred stock and Class B Common Stock, can be used in connection with possible future acquisitions and in capital raising activities to promote growth. The provisions in the Restated Articles to permit the holders of Class B Common Stock to vote in the election of a majority of the Board of Directors in the event the Company enters into a definitive agreement with respect to a business combination in which Class B Common Stock would be issued in a transaction to be treated as a "pooling of interests" for accounting purposes are also intended to facilitate growth by acquisition. See "Description of Securities."

  Upon the consummation of the Merger, the executive officers and directors of the Company will own approximately 35.3% of the outstanding Class B Common Stock of the Company, without giving effect to the Offering. After the consummation of the Merger, all of the outstanding shares of Class A Common Stock of the Company will continue to be owned by the Voting Trust, the trustees of which are John F. Donahue, his wife and his son, J. Christopher Donahue, for the benefit of the members of the family of John F. Donahue. The entire voting power of the Company will be vested in the holders of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles or required by applicable law. See "Principal Shareholders."

  Federated is a Delaware business trust with its principal executive offices located at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, and its telephone number is (412) 288-1900. Federated owns all of the issued and outstanding capital stock of the Company. The Company is a Pennsylvania corporation, also with its principal executive offices located at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, and its telephone number is (412) 288-1900.

                                DIVIDEND POLICY

  Since 1989, the ability of Federated to pay common and preferred share dividends has been restricted by provisions of its debt agreements, which provided that such distributions could be made only if certain conditions and financial ratios were maintained. In 1995 Federated amended the debt agreements to allow for the payment of the preferred share dividend and common share dividend. A special cash dividend of $0.1667 per share was paid in 1995 to holders of Common Shares; a cash dividend of $0.417 per share was paid in 1996 to holders of Common Shares; and a cash dividend of $0.0583 per share was paid in 1997 to holders of Trust Class A and Class B Common Shares. In addition, a one for one stock dividend was paid in 1996 to record holders of Trust Class A and Class B Common Shares, a one for one stock dividend was paid on April 15, 1998 to record holders of Trust Class A and Class B Common Shares, and a one for two stock dividend was declared on April 16, 1998 to be paid on April 30, 1998 to holders of record of Trust Class A and Class B Common Shares on April 21, 1998. All cash dividend per share amounts reflect the effects of the 1996 and the 1998 stock dividends. For further information regarding dividends, see Note 10 to the Consolidated Financial Statements.

  Beginning in 1998 the Trust adopted a policy to declare and pay cash dividends on a quarterly basis. A cash dividend of $.0208 per share was paid on January 31, 1998, and a cash dividend of $.038 per share was declared on April 14, 1998 to shareholders of record on April 20, 1998 for payment on April 30, 1998. After the Merger, the declaration and payment by the Company of dividends on its Common Stock and the amount thereof will depend upon the Company's results of operations, financial condition, cash requirements, restrictions imposed by lenders, future prospects and other factors deemed relevant by the Company's Board of Directors. The Company is a holding company and, as such, its ability to pay dividends is subject to the ability of subsidiaries of the Company to provide cash to the Company. Under the Trust's existing debt agreements which will be assumed by the Company under the terms of the Merger, the Company will have no additional dividend paying capacity for the year 1998 after making the cash dividend payments on April 30, 1998, unless such restriction is modified or waived by the lenders. The Company will seek to amend these provisions to permit the payment of regular quarterly cash dividends at a level comparable to that paid in the second quarter of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity--Debt Facilities" and Note 10 to the Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Trust and the Company as adjusted to give effect to the Merger as of December 31, 1997. The table does not give effect to the issuance by the Company of authorized but unissued shares of its Class B Common Stock in the Offering, which is a condition to the consummation of the Merger.

                                                           DECEMBER 31, 1997
                                                        ------------------------
                                                                   COMPANY AFTER
                                                        FEDERATED     MERGER
                                                         ACTUAL     AS ADJUSTED
                                                        ---------  -------------
                                                            (IN THOUSANDS)
Short-term debt:
 Current portion of long-term debt-recourse...........  $     280    $    280
                                                        ---------    --------
Long-term debt (less current portion):(1)
 Recourse debt
  Bank loans(2).......................................          0           0
  7.96% Notes.........................................     98,000      98,000
  Other debt..........................................        950         950
                                                        ---------    --------
   Total long-term debt-recourse......................     98,950      98,950
                                                        ---------    --------
 Non-recourse debt(1).................................    185,388     185,388
                                                        ---------    --------
   Total long-term debt...............................    284,338     284,338
                                                        ---------    --------
Minority Interest.....................................        466         466
                                                        ---------    --------
Shareholders' equity:
  TRUST
  PREFERRED SHARES:
  Series A Cumulative Convertible, $1.00 stated value,          0          --
   1,000 shares authorized, no shares issued and
   outstanding........................................
  Series B Cumulative, no par value, 125,000 shares             0          --
   authorized, no shares issued and outstanding.......
  Series C, no par value, 75,000 shares authorized, no          0          --
   shares issued and outstanding......................
  COMMON SHARES:
  Class A (voting), $1.00 stated value, 99,000 shares           6          --
   authorized, 6,000 shares issued and outstanding....
  Class B (non-voting), $.01 stated value, 149,700,000        901          --
   shares authorized, 83,427,000 shares issued and
   outstanding(3)(4)..................................
  COMPANY
  PREFERRED STOCK: none authorized prior to the                --           0
   Merger; as adjusted for the Merger, no par value
   per share, 100,000,000 shares authorized, no shares
   issued and outstanding.............................
  COMMON STOCK:
  Common Stock, $.05 par value per share, 10,000,000
   shares authorized and 5,095,512 shares issued and
   outstanding prior to the Merger; as adjusted for
   the Merger, no par value per share, 900,020,000
   shares authorized, 83,433,000 shares issued and
   outstanding (divided into Class A and Class B
   Common Stock)
  Class A (voting), no par value per share, 20,000             --         195
   shares authorized, 6,000 shares issued and
   outstanding........................................
  Class B (non-voting), no par value per share,                --      29,286
   900,000,000 shares authorized, 83,427,000 shares
   issued and outstanding(3)..........................
  Additional paid-in capital..........................     28,574          --
  Retained earnings...................................     55,139     (68,234)
  Treasury stock......................................   (123,373)         --
  Other equity adjustments(5).........................     (2,357)     (2,357)
                                                        ---------    --------
   Total shareholders' equity.........................    (41,110)    (41,110)
                                                        ---------    --------
   Total capitalization...............................  $ 243,974    $243,974
                                                        =========    ========

--------
(1) See Notes 5 and 6 to the Consolidated Financial Statements for additional information concerning long-term debt and information concerning restructuring of debt as a result of the B share financing in October 1997 under which Federated entered into a transaction with a third party to market the rights to the future revenue stream associated with the 12b-1, shareholder service and contingent deferred sales charge ("CDSC") fees of the B shares of various mutual funds managed by Federated.
(2) No amounts are currently outstanding; approximately $148,961,000 is available to be borrowed.
(3) Excludes Class B Common Shares issuable under the Trust's existing Restricted Stock Plan, Stock Appreciation Rights Plan and Stock Incentive Plan and any such shares that may be subject to issuance pursuant to the Company's Stock Incentive Plan described under "Management--Compensation Pursuant to Plans."

(4) Adjusted for the one for one stock dividend paid on April 15, 1998 and the one for two stock dividend declared on April 16, 1998 to be paid on April 30, 1998.
(5) Includes equity adjustments for unrealized gain on marketable securities net of tax, employee restricted stock plan, and equity adjustment for foreign currency translation.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data below should be read in conjunction with Federated's Consolidated Financial Statements and notes thereto. The selected consolidated financial data (except Managed and Administered Assets) of Federated for the five years ended December 31, 1997 have been derived from the audited Consolidated Financial Statements of Federated. See "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                       FOR THE YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------
                                   1993     1994      1995     1996      1997
                                 -------- --------  -------- --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total Revenue..................  $265,977 $271,190  $279,831 $321,793  $403,719
                                 -------- --------  -------- --------  --------
Operating Expenses:
 Compensation and related......    81,542   90,003   101,534  126,966   139,373
 Other operating...............    91,936  115,077   104,885  134,308   141,004
 Amortization and revaluation
  of intangible assets.........    30,823  105,868    10,445    8,886    13,715
                                 -------- --------  -------- --------  --------
   Total Operating Expenses....   204,301  310,948   216,864  270,160   294,092
                                 -------- --------  -------- --------  --------
Operating income (loss)........    61,676  (39,758)   62,967   51,633   109,627
Non-operating expenses.........    11,441   10,116     9,826   20,287    20,060
Minority interest..............     4,656    4,070     5,801    6,811     7,584
Income tax provision (benefit).    14,363  (14,608)   18,809   10,930    30,957
                                 -------- --------  -------- --------  --------
Income (loss) before
 extraordinary item............    31,216  (39,336)   28,531   13,605    51,026
Extraordinary item, net of tax.         0        0         0      986       449
                                 -------- --------  -------- --------  --------
Net income (loss)..............    31,216  (39,336)   28,531   12,619    50,577
Dividends on Preferred
 Shares(1).....................     8,176    6,108     6,000    3,025         0
                                 -------- --------  -------- --------  --------
Net income (loss) applicable to
 Common Shares.................  $ 23,040 $(45,444) $ 22,531 $  9,594  $ 50,577
                                 ======== ========  ======== ========  ========
Cash dividends per Common
 Share(2)......................  $   0.00 $   0.00  $ 0.1667 $ 0.0417  $ 0.0583
                                 ======== ========  ======== ========  ========
Earnings (loss) per Common
 Share--basic
 Income before extraordinary
 item(2).......................  $   0.27 $  (0.53) $   0.25 $   0.13  $   0.62
                                 ======== ========  ======== ========  ========
Earnings (loss) per Common
 Share--assuming dilution
 Income before extraordinary
 item(2).......................  $   0.27 $  (0.53) $   0.24 $   0.13  $   0.61
                                 ======== ========  ======== ========  ========
BALANCE SHEET DATA AT PERIOD
 END:
 Intangible assets, net........  $165,560 $ 74,413  $ 63,703 $ 69,105  $ 67,880
 Total assets..................   286,304  178,150   185,402  247,377   337,156
 Long-term debt--Recourse......   135,394   88,690    68,062  244,125    98,950
 Long-term debt--
  Nonrecourse(3)...............         0        0         0        0   185,388
 Total liabilities.............   222,251  156,284   155,883  333,485   377,800
 Shareholders' equity..........    63,700   20,733    28,692  (86,922)  (41,110)
BOOK VALUE PER COMMON SHARE....  $   0.73 $   0.23  $   0.32 $  (1.04) $  (0.49)
                                 ======== ========  ======== ========  ========
MANAGED AND ADMINISTERED ASSETS
 AT PERIOD END
 (IN MILLIONS):
 Money Market Funds............  $ 31,856 $ 31,528  $ 40,610 $ 51,163  $ 63,622
 Fixed Income Funds............    19,967   14,106    14,330   14,109    15,067
 Equity Funds..................     4,244    3,927     5,287    7,594    11,710
 Separate Accounts.............     1,137    1,257     1,486    1,976     2,141
                                 -------- --------  -------- --------  --------
  Total Managed Assets.........  $ 57,204 $ 50,818  $ 61,713 $ 74,842  $ 92,540
                                 ======== ========  ======== ========  ========
  Total Administered Assets....  $ 19,505 $ 21,304  $ 22,089 $ 35,574  $ 46,999
                                 ======== ========  ======== ========  ========

--------
(1) Termination dividend paid in January 1996 in connection with the conversion of all outstanding Trust Series A Preferred Shares into Trust Class B Common Shares and the repurchase of the converted shares by the Trust. See Note 10 to Consolidated Financial Statements.

(2) Reflects the one for one stock dividend paid in 1996 and the one for one stock dividend paid on April 15, 1998 and the one for two stock dividend declared on April 16, 1998 to be paid on April 30, 1998.
(3) See Note 6 to the Consolidated Financial Statements for information concerning nonrecourse debt.

                              RECENT DEVELOPMENTS

  Results for the First Quarter Ended March 31, 1998. Federated's consolidated net income increased to $20.8 million ($0.25 per diluted Common Share) for the first quarter of 1998, up $12.0 million ($0.14 per diluted Common Share) or 135.6% from the first quarter of 1997 results of $8.8 million ($0.11 per diluted Common Share).

  Consolidated revenues for the first quarter 1998 totaled $119.0 million, up $27.4 million or 29.9% from the $91.6 million for the same period of 1997. Average Managed Asset increases include a 56.2% increase in equity products, a 22.6% increase in money market products, a 9.2% increase in fixed income products and a 10.9% increase in separate account assets. Revenues also increased as a result of a one time payment of $2.5 million resulting from a buyout of a servicing contract for a bank sponsored mutual fund complex. The reduction to future revenue as a result of the loss of this bank client is approximately $0.5 million per quarter.

  Consolidated operating expenses for the first quarter of 1998 totaled $80.5 million, an increase of $10.4 million or 14.8% over the first quarter of 1997 operating expenses of $70.1 million. The increase in operating expenses was due principally to increases in variable based compensation of $4.0 million as a result of increased sales and profitability, a $2.7 million increase in advertising and promotional expenses attributable to increased Managed Assets and a $0.8 million increase in amortization of intangible assets as a result of an acquisition occurring in the second quarter of 1997.

  The tables below compare the summary unaudited financial and statistical results:

                                                          FOR THE QUARTER ENDED
                                                                MARCH 31,
                                                          ----------------------
SELECTED OPERATING DATA (IN THOUSANDS, EXCEPT PER SHARE
DATA)                                                         1997        1998
-------------------------------------------------------   ---------- -----------
Total Revenue............................................ $   91,628 $   118,987
Operating Expenses.......................................     70,137      80,486
                                                          ---------- -----------
Operating Income.........................................     21,491      38,501
Nonoperating Expenses and Minority Interest..............      6,983       6,756
                                                          ---------- -----------
Income Before Income Taxes...............................     14,508      31,745
Income Tax Provision.....................................      5,664      10,908
                                                          ---------- -----------
Net Income............................................... $    8,844 $    20,837
                                                          ========== ===========
Earnings per Basic Common Share..........................      $0.11       $0.25
Earnings per Diluted Common Share........................      $0.11       $0.25
                                                                MARCH 31,
                                                          ----------------------
MANAGED AND ADMINISTERED ASSETS (IN MILLIONS)                 1997        1998
---------------------------------------------             ---------- -----------
Money Market Funds....................................... $   53,086 $    64,215
Fixed Income Funds.......................................     13,788      15,601
Equity Funds.............................................      8,000      13,843
Separate Accounts........................................      2,069       2,389
                                                          ---------- -----------
  Total Managed Assets................................... $   76,943 $    96,048
                                                          ========== ===========
  Total Administered Assets.............................. $   38,860 $    51,651
                                                          ========== ===========
                                                          FOR THE QUARTER ENDED
                                                                MARCH 31,
                                                          ----------------------
AVERAGE MANAGED AND ADMINISTERED ASSETS (IN MILLIONS)         1997        1998
-----------------------------------------------------     ---------- -----------
Managed Assets...........................................    $77,087 $    95,102
Administered Assets......................................     39,228      49,946

  Assets Under Management. Federated's Managed Assets were $96.0 billion at March 31, 1998, an increase of $3.5 billion from December 31, 1997. Managed Assets increased in each asset class. International and global Managed Assets increased approximately $240 million from $1.2 billion to $1.4 billion. Administered Assets were $51.7 billion at March 31, 1998, an increase of $4.7 billion from December 31, 1997.

  Sales and net sales of both equity and fixed income managed funds contributed positively to these asset changes in the first quarter of 1998. Sales of equity funds totaled $1.4 billion and net sales (sales minus redemptions) were $759 million. Sales of fixed income funds totaled $1.6 billion and net sales were $514 million. Most of the remaining asset increase was due to the impact of favorable securities market conditions in the first quarter of 1998. The S&P 500 index rose nearly 14% in the first quarter of 1998, and most other investment indices showed substantial increases. In addition to creating favorable sales conditions, market appreciation increased the value of Managed Assets. Under different market conditions, the Company's performance could differ substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Economic and Market Conditions."

  The tables below compare Federated's Managed and Administered Assets by Market as of:

                                               MARCH 31, DECEMBER 31, MARCH 31,
                                                 1997        1997       1998
                                               --------- ------------ ---------
                                                        (IN MILLIONS)
MANAGED ASSETS BY MARKET
------------------------
Bank Trust Market.............................  $40,982    $49,662     $49,741
Broker/Dealer Market..........................   23,368     28,256      31,662
Institutional Market..........................    9,755     11,343      11,266
Other Markets.................................    2,838      3,279       3,379
                                                -------    -------     -------
  Total Managed Assets by Market..............  $76,943    $92,540     $96,048
                                                =======    =======     =======
MANAGED ASSETS BY BANK TRUST MARKET
-----------------------------------
Money Market Funds/Cash Equivalent............  $32,933    $40,897     $40,391
Fixed Income Funds............................    5,163      5,070       5,047
Equity Funds..................................    2,886      3,695       4,303
                                                -------    -------     -------
  Total Managed Assets by Bank Trust Market...  $40,982    $49,662     $49,741
                                                =======    =======     =======
MANAGED ASSETS BY BROKER/DEALER MARKET
--------------------------------------
Money Market Funds/Cash Equivalent............  $13,608    $15,293     $17,103
Fixed Income Funds............................    5,614      6,566       6,956
Equity Funds..................................    4,128      6,376       7,582
Separate Accounts.............................       18         21          21
                                                -------    -------     -------
  Total Managed Assets by Broker/Dealer
   Market.....................................  $23,368    $28,256     $31,662
                                                =======    =======     =======
MANAGED ASSETS BY INSTITUTIONAL MARKET
--------------------------------------
Money Market Funds/Cash Equivalent............  $ 5,744    $ 6,698     $ 5,973
Fixed Income Funds............................    1,474      1,825       2,018
Equity Funds..................................      501        749         964
Separate Accounts.............................    2,036      2,071       2,311
                                                -------    -------     -------
  Total Managed Assets by Institutional
   Market.....................................  $ 9,755    $11,343     $11,266
                                                =======    =======     =======

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  This discussion and analysis should be read in conjunction with the Consolidated Financial Statements of Federated and the related notes thereto included in this Proxy Statement/Prospectus.

OVERVIEW

  Federated, through its direct and indirect subsidiaries, is a leading provider of investment management products and related financial services. Federated sponsors, markets and provides investment advisory, distribution and administrative services primarily to mutual funds.

  Managed Assets at December 31, 1997 were $92.5 billion, primarily in funds managed, distributed and administered by Federated and in other non-fund products, of which $2.1 billion were in separately managed accounts. Federated provided investment advisory services to 61 pooled investment entities, primarily registered investment companies with 124 funds and 238 share classes. In addition, at year end 1997 Federated provided administration services to mutual funds sponsored by third parties, primarily banks, having $47.0 billion of assets. These Administered Assets were held in 59 registered investment companies with 206 funds and 267 share classes.

FEDERATED FIRST

  In late 1996, Federated initiated a comprehensive review of its business strategies in order to position itself for increased profitability, long term sustainable growth and enhanced shareholder value ("Federated First"). This review includes the products, markets and operations of Federated. The financial results of the initiatives undertaken by management during this period have been positive. Net income increased by $38.0 million or 300.8% when comparing 1997 results to 1996 in substantial part as a result of these initiatives. Managed Assets have increased from $74.8 billion at the end of 1996 to $92.5 billion at the end of 1997, an increase of 23.6%. Administered Assets increased by $11.4 billion in this same period, an increase of 32.1%. However, due to the relatively lower revenues, changes in the amount of Administered Assets generally have less impact on Federated's results of operations than changes in the amount of Managed Assets.

  The business review generated major initiatives to more rapidly grow assets under management while maintaining or further enhancing the service levels to customers in a manner which increases the profitability of Federated and reaffirmed Federated's commitment to its equity and international fund strategy. These major initiatives include (1) refocusing the marketing of Federated's service capabilities to emphasize fund administration and strategic marketing which support the growth of Administered Assets rather than selling individual services such as transfer agent and fund accounting as stand alone products, (2) an increase in the fee structure coupled with improved efficiency as a result of a more standardized product offering related to the retirement plan recordkeeping unit, (3) a reengineering of the shareholder servicing activities to provide more effective, efficient and seamless service to fund shareholders, (4) an agreement commencing in the fourth quarter of 1997 with State Street Corporation ("State Street") to provide portfolio accounting services to both Federated and third party administered funds, (5) a continued emphasis on equity and international fund management including the further development of its international management unit in New York City and expanding marketing efforts including an advertising campaign to enhance the awareness of the "Federated" brand name, (6) increasing assets under management through acquisitions, (7) acceleration of Federated's investment in the development of an improved management information system and support resources to improve its ability to analyze customer, product and market profitability, and (8) utilizing the capital markets as a means to fund advance commissions paid to broker/dealers on the B share class of funds, increasing liquidity as well as removing the risks and uncertainties associated with the recapture of these commission assets.

PROFITABILITY TREND SUMMARY

  This discussion on "Profitability Trend Summary" should be read in conjunction with the tables presented below.

     MANAGED AND ADMINISTERED ASSETS, PERCENTAGE OF REVENUE AND KEY RATIOS

MANAGED AND ADMINISTERED ASSETS (DOLLARS IN MILLIONS)

                                                     DECEMBER 31,
                                        ---------------------------------------
                                         1993    1994    1995    1996    1997
                                        ------- ------- ------- ------- -------
Money Market Funds..................... $31,856 $31,528 $40,610 $51,163 $63,622
Fixed Income Funds.....................  19,967  14,106  14,330  14,109  15,067
Equity Funds...........................   4,244   3,927   5,287   7,594  11,710
Separate Accounts......................   1,137   1,257   1,486   1,976   2,141
                                        ------- ------- ------- ------- -------
  Total Managed Assets................. $57,204 $50,818 $61,713 $74,842 $92,540
                                        ======= ======= ======= ======= =======
  Total Administered Assets............ $19,505 $21,304 $22,089 $35,574 $46,999
                                        ======= ======= ======= ======= =======

AVERAGE MANAGED AND ADMINISTERED ASSETS (DOLLARS IN MILLIONS)

                                             FOR THE YEAR ENDED DECEMBER 31,
                                         ---------------------------------------
                                          1993    1994    1995    1996    1997
                                         ------- ------- ------- ------- -------
Managed Assets.......................... $55,513 $54,011 $55,847 $66,138 $81,580
Administered Assets.....................  16,104  20,405  23,284  26,197  42,965

MANAGED ASSETS (PERCENTAGE OF TOTAL)

                                                         DECEMBER 31,
                                              ----------------------------------
                                               1993   1994   1995   1996   1997
                                              ------ ------ ------ ------ ------
Money Market Funds...........................  55.7%  62.0%  65.8%  68.4%  68.8%
Fixed Income Funds...........................  34.9   27.8   23.2   18.9   16.3
Equity Funds.................................   7.4    7.7    8.6   10.1   12.6
Separate Accounts............................   2.0    2.5    2.4    2.6    2.3
                                              ------ ------ ------ ------ ------
  Total Managed Assets....................... 100.0% 100.0% 100.0% 100.0% 100.0%
                                              ====== ====== ====== ====== ======

PERCENTAGE OF REVENUE

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                      -----------------------------
                                                      1993  1994   1995  1996  1997
                                                      ----  ----   ----  ----  ----
Managed Assets.......................................  90%   84%    82%   86%   86%
Administered Assets..................................   9    13     15    11    12
Other Income.........................................   1     3      3     3     2
                                                      ---   ---    ---   ---   ---
  Total Revenue...................................... 100   100    100   100   100
                                                      ---   ---    ---   ---   ---
Compensation and Related Expenses....................  31    33     36    39    35
Amortization of Deferred Sales Commissions...........   5     6      3     4     5
Amortization and Revaluation of Intangible Assets....  11    39      4     3     3
Other Operating Expenses.............................  30    37     34    38    30
                                                      ---   ---    ---   ---   ---
  Total Operating Expenses...........................  77   115     77    84    73
                                                      ---   ---    ---   ---   ---
    Operating Income (Loss)..........................  23%  (15)%   23%   16%   27%
                                                      ===   ===    ===   ===   ===

KEY RATIOS

                                                    FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                                 ----------------------------
                                                 1993  1994  1995  1996  1997
                                                 ----  ----  ----  ----  ----
Total Federated Managed Product Fees as a
 Percentage of
 Average Managed Assets......................... 0.43% 0.42% 0.41% 0.42% 0.43%
Non-Federated Fund Administrative and Other
 Service Fees as a
 Percentage of Average Administered Assets...... 0.15% 0.17% 0.18% 0.14% 0.11%

  Managed Assets. For the period from December 31, 1993 through December 31, 1997, total Managed Assets increased $35.3 billion, or 61.8%. The increase in Managed Assets is attributed primarily to the $31.8 billion (99.7%) increase in money market funds and a $7.5 billion (175.9%) increase in equity funds offset by a $4.9 billion (24.5%) decrease in fixed income funds.

  The increase in money market assets is largely due to Federated's expansion of its distribution of cash management products for both institutional and retail applications. The changes in the equity and fixed income managed asset mix are primarily due to changes in market demand for mutual funds, market conditions, and Federated's investment management and distribution efforts.

  Market demand for mutual fund products has shifted, reflecting a strong preference for equity funds. At the end of 1993, total industry assets (excluding money market funds) were approximately 50% equity and 50% fixed income. By the end of 1997, this mix had shifted to 71% equity and 29% fixed income. Market conditions contributed to this shift as relatively higher returns in the equity markets created a favorable sales environment and led to net asset value appreciation in equity funds. Conversely, in 1994 rapidly rising interest rates led to reduced returns and reduced net asset values of most fixed income mutual funds.

  Driven by these patterns, Federated has increased its efforts to raise equity fund Managed Assets by developing new products, increasing investments in distribution, and by expanding its investment management capabilities, most notably by forming a New York-based global investment management group in 1995.

  Federated's managed product fees per dollar of average Managed Assets during this period reflect these trends. These fees decreased from 0.43% of average Managed Assets in 1993 to 0.41% in 1995 due largely to the decrease in fixed income fund Managed Assets. Since 1995, these fees have increased back to 0.43% due principally to the growth of equity fund Managed Assets.

  Administered Assets. For the period from December 31, 1993 through December 31, 1997, total Administered Assets increased $27.5 billion, or 141.0%. During this period, Federated developed its service businesses to provide administration, transfer agency, portfolio accounting, retirement plan recordkeeping and administration, and other services to third party funds, retirement plans and other customers. While the level of assets has increased over the period discussed, competition has forced the fees realized from these service lines downward over the past few years. In addition, some third-party mutual fund sponsors have developed the ability to internalize fund administration functions. Internalization of certain of these services has resulted in reductions in the level of services provided by Federated to certain customers. The combination of price competition and reduced service levels has resulted in overall lower fees per dollar administered. Recently, Federated has received notice from a client for which it provides limited administrative services that the client has decided to internalize such services and therefore will end its service arrangement with Federated in mid-1998. This client had administered assets of $17.4 billion as of December 31, 1997; however, due to the limited administrative services provided, revenues associated with such assets represented less than 0.5% of Federated's 1997 total revenue.

RESULTS OF OPERATIONS

 General

  Federated derives nearly all of its revenue through advising, distributing and servicing of proprietary and third party mutual funds, separately managed accounts and other related products. Investment advisory fees are the largest source of revenue and are derived by providing investment advice to the various proprietary funds and other products. Distribution related fees are earned as a result of marketing the funds through Federated's bank trust department, broker/dealer, institutional and other sales channels. Servicing fees include administration services, portfolio accounting and shareholder servicing of the funds. In addition to services provided for the funds and separate accounts, Federated also provides recordkeeping and administration to retirement plans as well as clearing services to bank trust departments for their investments in registered investment companies.

  Investment advisory, distribution and the majority of the servicing fees are based on the net asset value of the investment portfolios managed or administered by Federated. As such, these revenues are dependent upon factors including market conditions and the ability to attract and maintain assets. Accordingly, revenues will fluctuate with changes in the total value and composition of the assets under management or administration. Investment advisory and administration related service fees are generally paid daily, while distribution fees are paid to Federated on a monthly basis. Portfolio accounting related service fees are also generally asset based, however they incorporate certain flat fees for additional share classes. Transfer agency related service fees are based principally on the level of shareholder accounts maintained by each of the funds. Both portfolio accounting and transfer agency fees are paid on a monthly basis.

  Federated's expenses are largely centered around employee and related office support expenditures, marketing related costs, the amortization of deferred sales commissions and the amortization of intangible assets. Federated's largest operating expenses are employee related. These expenses include employee salaries, incentives, benefits, travel and related entertainment, office space, and office related services and supplies. These expenses generally rise and fall in relative proportion to the number of employees retained by Federated. Marketing costs generally vary based on the type and level of marketing or sales programs in operation. Amortization of deferred sales commissions will fluctuate based on the overall level of sales of certain shares of funds in which Federated advances a commission to brokers, while amortization of intangible assets will vary based on the overall level of intangible assets recorded and their estimated useful life.

  Over the past five years, investments have been made in new products and services which have resulted in a steady increase in the number of Federated employees. These investments include new fund offerings, in particular equity and international funds, the expansion of sales efforts in the broker/dealer and institutional markets, the increased investment in advisory personnel, and the expansion or introduction of transfer agency, portfolio accounting, retirement plan recordkeeping and administration, and clearing services.

  As part of management's review of the business strategies and resulting initiatives, in November 1997, Federated entered into an agreement with State Street, the largest provider of portfolio accounting services to the mutual fund industry, to provide portfolio accounting and financial information analysis services for both the Federated sponsored and third party funds on a sub-contracted basis. Federated will continue to directly provide tax and certain treasury functions to the funds. This agreement is part of Federated's strategy to focus resources on its core business of asset management and enables Federated to (1) benefit by partnering with a firm that is committed to the future investments required to continue providing outstanding portfolio accounting services, (2) reduce the risk associated with providing portfolio accounting services, and (3) improve cost management. This alliance is not anticipated to materially alter Federated's revenues or expenses; however, Federated has significantly reduced the number of its employees engaged in these services.

  The amortization of deferred sales commissions to brokers is a result of a marketing program in which Federated pays a commission to unaffiliated securities broker/dealers at the time they generate a sale into certain classes of funds managed by Federated. The upfront payment to the broker is based on a percentage of the original purchase into the mutual fund. These payments are capitalized and recorded as deferred sales commissions and are amortized on a straight line basis over estimated periods of benefit not to exceed contingent deferred sales charge periods. If shares are redeemed before a certain time period, the shareholder is normally required to pay to Federated a contingent deferred sales charge ("CDSC") based on a percentage of assets at the time of redemption, which diminishes over a recovery schedule not to exceed six years. Upon receipt, CDSCs are treated as a reduction of the related deferred sales commissions asset. In the fourth quarter of 1997, Federated sold its rights to certain future revenue streams associated with its existing B share advance commissions. Federated received $191.3 million which was utilized to repay the outstanding balance of a revolving line of credit and bank term debt, providing an increase in liquidity in the form of credit availability from approximately $44 million prior to the transaction to approximately $149 million. The agreement also provides for Federated to sell, in regular intervals, the rights to such future revenue streams during a three year contract period.

  Amortization of intangible assets is primarily the result of Federated's acquiring 100% of the outstanding stock of the Company and certain assets from Aetna in August 1989 as well as the acquisition of customer relationships from other fund companies in 1996 and 1997.

 Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

  Net Income. Federated's consolidated net income applicable to Common Stock for the year ended December 31, 1997 was $50.6 million ($0.60 per diluted Common Share) as compared to 1996 of $9.6 million ($0.12 per diluted Common Share), an increase of $41.0 million ($0.48 per diluted Common Share) or 427.2%. The improved performance was the result of revenue growth of $81.9 million, largely generated from higher levels of managed and administered assets, coupled with expense management.

  Revenue. Federated's consolidated revenue for the year ended December 31, 1997 was $403.7 million as compared to the year ended December 31, 1996 of $321.8 million, an increase of $81.9 million or 25.5%. The primary reason behind the overall increase in revenue was the enhanced revenue generated by the management and servicing of the Federated funds and other products which accounted for $71.9 million, or 87.7% of the total increase. This was principally the result of an increase in average managed assets of $15.5 billion (23.3%) from $66.1 billion for the year ended December 31, 1996 to $81.6 billion for 1997. In addition, asset composition changed from 18.9% fixed income funds and 10.1% equity funds at December 31, 1996 to 16.3% fixed income funds and 12.6% equity funds at December 31, 1997. Generally equity funds produce higher revenues as a percentage of assets than fixed income funds. An increase in average administered assets of $16.8 billion (64.0%) accounted for the additional servicing revenue of $9.0 million, or 10.9% of the total increase in revenue. Managed assets increased due principally to new assets from customers and increases in the market value of existing assets under management. The increase in average administered assets was due principally to the full year impact of Federated's obtaining in late 1996 administration, sub-administration and distribution agreements and increases in the assets of existing customers.

  Operating Expenses. Total operating expenses increased from $270.2 million for the year ended December 31, 1996 to $294.1 million for 1997, an increase of $23.9 million or 8.9%.

  Compensation and related expenses for the year ended December 31, 1997 were $139.4 million as compared to 1996 of $127.0 million, an increase of $12.4 million or 9.8%. This increase was primarily due to the average number of employees increasing between these two periods by 141 or 7.4%, as well as an increase in incentive compensation expense as a result of increased sales and favorable investment performance as compared to benchmarks and improved financial performance of Federated. This change does not reflect the reduction in the number of employees due to the strategic alliance with State Street. Staff growth was experienced in the areas of investment research, with continued emphasis in domestic and global portfolio management, and in various service areas.

  Amortization of deferred sales commissions was $20.9 million for the year ended December 31, 1997, an increase of $8.6 million (69.1%) over the 1996 amount of $12.3 million. This increase was due to the continued sale of shares of funds which require Federated to advance a commission to the broker/dealer and the related growth in the deferred sales commissions which totaled $164.6 million and $85.9 million as of December 31, 1997 and 1996, respectively.

  Office and occupancy expense was $28.6 million for the year ended December 31, 1997, a decrease of $1.3 million or 4.2% as compared to the $29.9 million recorded for the year ended December 31, 1996. This decrease was primarily due to the reduction of rent expense as the result of the early termination of leased space, a reduction in leasehold improvement depreciation and a reduction in other office expenses.

  Systems and communications expense increased from $22.3 million for the year ended December 31, 1996 to $23.4 million for 1997, an increase of $1.1 million or 4.9%. This was principally due to an increase in costs related to third party system vendors.

  Advertising and promotional expenses were $35.0 million for the year ended December 31, 1997 as compared to $31.0 million for 1996, an increase of $4.0 million or 12.9%. The primary reason for this increase was an increase in the level of assets of various funds, resulting in higher levels of marketing allowances being paid to brokers and bank clients for retail marketing efforts.

  Travel and related expenses decreased by $1.1 million or 6.9% from $15.9 million for the year ended December 31, 1996 to $14.8 million for the year ended December 31, 1997. The reduction in cost was principally the result of management's initiative to reduce discretionary spending in this expense category by negotiating more favorable discount arrangements with travel related vendors and improved overall expense management.

  Other expense consists of corporate insurance, professional service fees such as auditing, legal and consulting expenditures, bad debt expense and other miscellaneous expenditures. This category experienced a decrease of $4.6 million or 20.0% from $22.9 million for the year ended December 31, 1996 to $18.3 million for 1997. This reduction was principally the result of the decreased utilization of professional services, the reduction of taxes other than income taxes and the reduction of reserves for errors related to the various service businesses.

  Amortization of intangible assets increased by $4.8 million (54.3%) to $13.7 million for the year ended December 31, 1997 as compared to $8.9 million for 1996. This expense increased as a result of the purchase of several customer relationships in late 1996 and throughout 1997 and the resulting allocation of a portion of the purchase price to intangible assets on Federated's balance sheet.

  Nonoperating Expenses. Nonoperating expenses decreased by $227 thousand or 1.1% to $20.1 million for the year ended December 31, 1997 as compared to $20.3 million for 1996. Interest expense increased by $299 thousand or 1.6% from $18.6 million for the year ended December 31, 1996 to $18.9 million for 1997. Other debt expense was $1.2 million for the year ended December 31, 1997, a decrease of $526 thousand (30.5%) from the $1.7 million recorded for the year ended December 31, 1996. The decrease was due to the early prepayment of term debt as a result of a debt restructuring in mid-1996 as well as the prepayment of the remaining term debt in October 1997. In both instances, the allocable unamortized portions of the debt issuance costs related to the term debt which was prepaid was recorded as an extraordinary item, net of tax.

  Minority Interest. The minority interest increased from $6.8 million for the year ended December 31, 1996 to $7.6 million for 1997, an increase of $773 thousand or 11.3%. This increase was a result of a higher level of net income of the subsidiary for which Federated acts as the general partner with a majority interest of 50.5%.

  Income Taxes. The income tax provision for the year ended December 31, 1997 was $30.9 million, an increase of $20.0 million or 183.2% as compared to the $10.9 million recorded in 1996. This increase was due principally to the $57.4 million or 234.1% increase in the level of income before income taxes and extraordinary item recorded for the year ended December 31, 1997 as compared to 1996. The effective tax rate for Federated was 37.8% and 44.5% for the years ended December 31, 1997 and 1996, respectively. The increased rate above the statutory rate of 35% for both periods was primarily the result of the nondeductible amortization of goodwill and the statutory limitation on the deductibility of meals and entertainment.

  Dividends on Preferred Shares. There were no dividends on preferred shares for the year ended December 31, 1997 as compared to $3.0 million for the year ended December 31, 1996 as a result of the purchase of Federated's preferred shares from the shareholder in 1996.

 Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

  Net Income. Federated's consolidated net income applicable to common stock for the year ended December 31, 1996 was $9.6 million ($0.12 per diluted Common Share) as compared to the year ended December 31, 1995 of $22.5 million ($0.24 per diluted Common Share), a decrease of $12.9 million ($0.12 per diluted Common Share) or 57.4%. The decrease in net income was due principally to reduced fees generated per administered asset by the servicing lines of business as well as increased expense levels as described below.

  Revenue. Federated's consolidated revenue for the year ended December 31, 1996 was $321.8 million as compared to the year ended December 31, 1995 of $279.8 million, an increase of $42.0 million or 15.0%. The net increase in revenue was due to the enhanced revenue generated by the management and servicing of the Federated funds and other products which accounted for $45.1 million, or 107.4% of the total increase. This was principally the result of an increase in average managed assets of $10.3 billion (18.4%) from $55.8 billion for the year ended December 31, 1995 to $66.1 billion for 1996. While Federated experienced an increase in average administered assets of $2.9 billion or 12.5% for the year ended 1996 versus 1995, the combination of the composition of customers, the relatively lower level of services provided to these customers and market forces reducing fees within the servicing lines of business resulted in a net decrease in servicing revenue to administered assets of $3.9 million, or 9.5%. In addition, asset composition changed from 23.2% fixed income funds, 65.8% money market funds and 8.6% equity funds at December 31, 1995 to 18.9% fixed income funds, 68.4% money market funds and 10.1% equity funds at the end of 1996. Federated product asset increases resulted from new assets from customers, increases in the market value of existing assets under management, and the purchase of certain customer relationships. The increase in average administered assets was due principally to increases in the assets of existing customers.

  Operating Expenses. Total operating expenses experienced an increase from $216.9 million for the year ended December 31, 1995 to $270.2 million for 1996, an increase of $53.3 million or 24.6%.

  Compensation and related expenses for the year ended December 31, 1996 were $126.9 million as compared to the year ended December 31, 1995 of $101.5 million, an increase of $25.4 million or 25.0%. This increase was primarily due to the average number of employees increasing between these two periods by 197 or 11.1% as well as an increase in the average salary per employee of 11.9%. Increases in employment levels were experienced across the organization, with emphasis in investment research and various service areas. The average salary per employee increased principally as a result of increases in compensation levels of certain employees for competitive purposes.

  Amortization of deferred sales commissions was $12.3 million for the year ended December 31, 1996, an increase of $2.8 million (29.3%) over the year ended December 31, 1995 amount of $9.5 million. This increase was due to the continued sale of shares of funds which require Federated to advance a commission to the broker/dealer and the related growth in the deferred sales commissions which totaled $85.9 million and $36.8 million as of December 31, 1996 and 1995, respectively.

  Office and occupancy expense was $29.9 million for the year ended December 31, 1996, an increase of $6.6 million or 28.3% over the $23.3 million recorded for the year ended December 31, 1995. This increase was primarily due to increased rental costs and depreciation of leasehold improvements related to the addition of rental property in January 1996 to accommodate the growing retirement plan services division, depreciation expense on computer related hardware and software purchased throughout 1995 and 1996 and the overall increase in general office expenses related to the higher level of employment.

  Systems and communications expense decreased from $22.8 million for the year ended December 31, 1995 to $22.3 million for the year ended December 31, 1996, a decrease of $0.5 million or 2.4%.

  Advertising and promotional expenses were $31.0 million for the year ended December 31, 1996 as compared to $21.5 million for the year ended December 31, 1995, an increase of $9.5 million or 44.3%. The primary reason for this increase was an increase in the level of assets of various funds, resulting in higher levels of marketing allowances being paid to brokers and bank clients for retailing efforts of marketing these funds. Additionally, in 1996 Federated launched a nationwide campaign to increase brand recognition of the Federated funds.

  Travel and related expenses increased by $3.1 million or 24.2% from $12.8 million for the year ended December 31, 1995 to $15.9 million for the year ended December 31, 1996. The increase was due principally to increased travel related to the marketing and sales efforts of the various products.

  Other expense experienced an increase of $8.0 million or 53.4% from $14.9 million for the year ended December 31, 1995 to $22.9 million for the year ended December 31, 1996. This increase was principally the result of the increased utilization of professional services in 1996, specifically in relation to the consulting expenditures related to management's review of its business strategies, an increase in taxes other than income taxes, the expensing of obsolete marketing related material and an increase in bad debt expense and the impairment of assets related to the retirement plan unit.

  Amortization of intangible assets decreased by $1.5 million or 14.9% to $8.9 million for the year ended December 31, 1996 as compared to $10.4 million for 1995 as a result of certain intangible assets being fully amortized.

  Nonoperating Expenses. Nonoperating expenses increased by $10.5 million or 106.5% to $20.3 million for the year ended December 31, 1996 as compared to $9.8 million for the year ended December 31, 1995. Interest expense increased by $9.2 million or 97.2% as a result of an increase in the average debt outstanding from $115 million in 1995 to $249 million in 1996. This increase was primarily due to the issuance of long term debt to fund the purchase of Federated's stock from major shareholders and the use of a line of credit to fund the higher levels of deferred sales commissions specifically related to the B share class of funds. Other debt expense was $1.7 million for the year ended December 31, 1996, an increase of $1.3 million or 317.4% from the $0.4 million recorded in 1995 due principally to the increased amortization related to the issuance costs of the long term debt acquired in 1996.

  Minority Interest. The minority interest increased from $5.8 million for the year ended December 31, 1995 to $6.8 million for the year ended December 31, 1996, an increase of $1.0 million or 17.4%. This increase was a result of a higher level of net income of the subsidiary for which Federated acts as the general partner with a majority interest of 50.5%.

  Income Taxes. The income tax provision for the year ended December 31, 1996 was $10.9 million, a decrease of $7.9 million or 41.9% as compared to the $18.8 million recorded for 1995 primarily due to the $22.8 million or 48.2% decrease in the level of income before income taxes and extraordinary item recorded for the year ended December 31, 1996 as compared to the year ended December 31, 1995. The effective tax rate for Federated was 44.5% and 39.7% for the years ended December 31, 1996 and 1995, respectively. The increased rate above the statutory rate of 35% for both periods was primarily the result of the nondeductible amortization of goodwill and the statutory limitation on the deductibility of meals and entertainment.

  Dividends on Preferred Shares. Dividends on preferred shares were $3.0 million for the year ended December 31, 1996 compared to $6.0 million for the year ended December 31, 1995, a decrease of $3.0 million or 49.6% as a result of the purchase of Federated's preferred shares from the shareholder in 1996.

CAPITAL RESOURCES AND LIQUIDITY

  Cash Flow. Historically, Federated generally financed its business from the cash flow generated from operating activities and through a bank line of credit. Cash provided by operating activities totaled $15.1 million, $27.5 million and $23.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. The cash flow from operating activities along with a revolving line of credit is primarily utilized for the financing of deferred commissions to brokers, purchases of equipment, acquisitions, dividend payments, as well as payments on long term debt.

  The recourse debt held by Federated decreased $160.6 million and increased $129.0 million and $21.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. In 1997, proceeds from the sale of certain future cash streams related to the B shares was utilized to reduce recourse debt by $159.6 million. Federated utilized debt in 1996 to purchase a portion of its stock from major shareholders for $123.7 million as well as to fund the growth in deferred sales commissions.

  The deferred sales commissions paid to broker/dealers on certain shares of funds totaled $111.6 million, $69.6 million and $40.1 million for 1997, 1996 and 1995, respectively. In October 1997, Federated sold for $110.2 million the rights to certain future revenue streams associated with the B share advance commissions as of March 31, 1997. An agreement was entered into with a special purpose entity whose sole purpose was to purchase Federated's future rights to the 12b-1, CDSC and shareholder service fees of the B shares of certain funds from the inception of the B share program through sales incurred through March 31, 1997. In order to fund this purchase from Federated, the special purpose entity issued two debt securities, Class A and Class B, for $104.4 million and $9.7 million, respectively. These debt securities will be repaid solely from the 12b-1, CDSC and shareholder service fee cash flows generated by these B share assets and there is no recourse to Federated. The Class A debt carries a fixed interest rate of 7.44% while the Class B debt has a fixed interest rate of 9.80%. The transaction has been accounted for as a financing and the nonrecourse debt has been reflected in the consolidated balance sheet. Also in the fourth quarter of 1997, Federated sold for $81.1 million the rights to certain future revenue streams associated with the B share advance commissions for sales from April 1, 1997 through December 15, 1997. For accounting purposes, these transactions were treated as financings and nonrecourse debt has been recorded with an imputed interest rate of 7.6%. Additionally, Federated continues to sell future revenue streams associated with the B share advance commissions ("Revenue Streams") pursuant to a Revolving Purchase Agreement ("Revolving Purchase Agreement"), dated as of October 24, 1997, among Federated Funding 1997-1, Inc., a special purpose entity established by Federated (the "Seller"), and PLT Finance, L.P. (the "Revolving Purchaser"), an entity in which Federated holds no interest. Under the Revolving Purchase Agreement, the Seller agrees to sell Revenue Streams, and the Revolving Purchaser agrees to purchase such Revenue Streams, twice each month until the Agreement terminates on October 24, 2000, or such later date as agreed to in writing by the parties. The purchase price with respect to any future sale of Revenue Streams will be calculated as a percentage of the value of the B share fund sales. In addition, if the Revolving Purchaser realizes revenues in excess of a certain threshold (as computed in accordance with the terms of the Revolving Purchase Agreement), the Revolving Purchaser, under certain circumstances, is obligated to remit a portion of such excess revenues to Federated. Payments made by the special purpose entity and other payments made with respect to related nonrecourse debt totaled $9.8 million in 1997.

  The October 1997 sales of certain future cash flows related to the advanced commissions made by Federated through September 1997 was utilized to eliminate bank debt held within a revolving line of credit and term debt. Under the debt agreement with the bank, the term debt is considered prepaid and cannot be reborrowed. The revolving line of credit will provide an increase in liquidity for Federated in the form of credit availability of $149.0 million and is in place through January 31, 2001.

  Capital Expenditures. Capital expenditures totaled $3.1 million, $12.4 million and $7.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. Capital expenditures include the investment in technology, furniture and equipment, and leasehold improvements. Management expects capital expenditures in 1998 to exceed $10 million, exclusive of Year 2000 project costs described under "Year 2000 Disclosure".

  Dividends. Federated is a holding company and, as such, its ability to pay dividends is subject to the ability of its subsidiaries to provide cash to the holding company. After the Merger, the declaration and payment by Federated of dividends on its Common Stock and the amount thereof will depend upon its results of operations, financial condition, cash requirements, restrictions imposed by lenders, future prospects and other factors deemed relevant by the Board of Directors. Beginning in 1998 Federated adopted a policy to declare and pay cash dividends on a quarterly basis. Under the Senior Secured Credit Agreement, the most restrictive of the Federated's debt facilities, at March 31, 1998, $3,260,000 was available for payment of dividends. On April 30, 1998, cash dividends in the amount of $3,170,000 will be paid. Federated is seeking to amend the provisions of the Senior Secured Credit Agreement regarding dividends and other distributions to permit the payment of regular quarterly cash dividends at a level comparable to that paid in the second quarter of 1998 and to amend certain other covenants and provisions.

  Under the Note Purchase Agreement the Trust is restricted from making certain payments, including the payment of dividends, unless (1) such payments do not exceed the sum of $5,000,000 plus 50% of the Trust's net income during the period from January 1, 1996 to and including the date of payment and (2) after giving effect to the payment, the Trust is not in default or potentially in default of the Note Purchase Agreement. At March 31, 1998, $36,913,000 was available for the payment of dividends under the provisions of the Note Purchase Agreement. See Note 10 to the Consolidated Financial Statements.

  Debt Facilities. Federated has the following recourse debt facilities:
Senior Secured Credit Agreement and Note Purchase Agreement.

  Senior Credit Facility. The Senior Secured Credit Agreement dated January 31, 1996, as amended, consists of two separate facilities, the term loan and the revolving credit facility, with a maturity date of January 31, 2001. The outstanding balance and amount available to borrow under the Senior Secured Credit Agreement at March 2, 1998 was zero and $149.0 million, respectively. The term loan facility was prepaid and eliminated in October 1997 as part of the transaction related to the B share financing. Federated continues to maintain a $150 million line of credit which may be utilized for working capital purposes and to fund possible acquisitions.

  Any funds advanced under the Revolving Facility will bear interest at a variable rate, based on one of three interest rate options. The Trust may choose to pay interest on the outstanding unpaid principal at (a) the Base Rate Option; (b) the Euro-Rate Option; or (c) the PNC Quoted Rate Option. Funds which accrue interest on the basis of the Base Rate Option will accrue interest at a rate equal to the greater of (a) the interest rate per annum announced from time to time by PNC as its then prime rate, or (b) the Federal Funds Effective Rate plus one-half percent (.05%) per annum. Funds which accrue interest on the basis of the Euro-Rate Option will accrue interest at a rate derived from the average of the Euro-Rates set forth on the "LIBO" page of Reuters Monitor Monthly

Rate Service plus the Euro-Rate Margin. The Euro-Rate Margin varies according to the ratio of the Trust's debt to cash flow from operations. Funds which accrue interest on the basis of the PNC Quoted Rate Option will accrue interest at the interest rate offered by PNC on each business day. Except as specifically allowed in the Senior Secured Credit Agreement or waived by the Lenders, the Trust covenants that neither it nor any of its subsidiaries will:
(1) pay front-end marketing fees to broker-dealers with respect to any mutual fund for which the Trust or any of its subsidiaries serves as an advisor, an administrator, a distributor, a transfer agent, a portfolio or fund accountant, or a clearing servicer; (2) execute guaranties or make other loans and investments; (3) sell, convey, assign, lease, abandon or otherwise dispose of any assets; (4) enter into or carry out any transaction except upon arm's-length terms; (5) fail to satisfy the requirements of or take any action required under ERISA or the Code; (6) rent or lease real or personal property other than office space except under the usual and customary terms and in the ordinary course of business, provided that aggregate rent under such leases shall not exceed $10,000,000 in any fiscal year; (7) make capital expenditures exceeding $15,000,000 in any fiscal year; or (8) make any material change in the conduct or operation of business or make any change in its fiscal year. Federated was in compliance with all such covenants at December 31, 1997 and at March 31, 1998.

  In addition, the Senior Secured Credit Agreement prohibits the Trust and its subsidiaries from dissolving, liquidating, winding-up, acquiring substantially all of the assets or capital stock of any other person, or entering into a merger or consolidation except under specified circumstances. The Merger of the Trust into the Company is a permitted transaction. The Senior Secured Credit Agreement also stipulates that the Trust shall not permit any change in ownership except as explicitly allowed under the Senior Secured Credit Agreement; the Senior Secured Credit Agreement allows a change in ownership in a number of scenarios, including the issuance of Class B Common Stock in the Offering. The consent of the lenders will be required to permit the consummation of the Merger and the Offering.

  The Senior Secured Credit Agreement also prohibits the Trust from allowing certain financial ratios to fall below minimum thresholds established in the Senior Secured Credit Agreement and restricts the Trust from incurring additional debt or liens on its property or assets. The Senior Secured Credit Agreement also restricts the Trust from making any dividend payment unless (1) the Trust is not in default or potentially in default, as defined by the Senior Secured Credit Agreement; (2) certain minimum financial ratios are maintained after giving effect to the dividend payment; and (3) such dividend payments with respect to Common Shares do not exceed $5,000,000 in any fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity--Debt Facilities" and
Note 10 to the Consolidated Financial Statements.

  Senior Secured Notes. Pursuant to the Note Purchase Agreement dated June 15, 1996, the Trust issued 7.96% Senior Secured Notes due June 27, 2006 to the various Note Purchasers party to that agreement in the aggregate principal amount of $98,000,000. The Senior Secured Note Purchase Agreement debt totaled $98.0 million as of December 31, 1997 and is due in seven annual $14.0 million installments beginning June 27, 2000, and maturing June 27, 2006.

  Under the terms of the Note Purchase Agreement, the Trust may not (1) allow certain indebtedness described in the Note Purchase Agreement to exceed the greater of 50% of consolidated cash flow or $25,000,000; (2) incur or allow any subsidiary to incur any lien other than those explicitly allowed under the Note Purchase Agreement; (3) fail to maintain certain financial ratios; (4) make any sale, transfer, lease, loan or other distribution of assets, except as allowed under the Note Purchase Agreement; (5) permit any material change in management; or (6) engage in any transactions with any affiliate except in the ordinary course of business. In addition, the Note Purchase Agreement prohibits the consolidation or merger of the Trust or any of its subsidiaries into any other entity, except that (1) a subsidiary of the Trust may merge into the Trust, or (2) the Trust may merge into another entity if the Trust is not the surviving company, the surviving company assumes the obligations of the Trust under the Note, and after giving effect to the merger, no event of default shall have occurred under the Note Purchase Agreement.

  Capitalized Lease Obligations. At December 31, 1997, Federated had capitalized lease obligations totaling $1.2 million related to certain telephone equipment. The scheduled principal payments approximate $0.2 million per year for 1998 through 2002.

  Nonrecourse Debt. Federated also has nonrecourse debt obligations, aggregating $185.4 million at December 31, 1997, incurred in connection with the sale of rights to certain future revenue streams associated with the B share advance commissions. This debt will be repaid or amortized based solely on certain cash flows related to the B-share assets. See Note 6 to the Consolidated Financial Statements.

  Concurrent Public Offering. As a condition to the consummation of the Merger, Federated is required to complete an underwritten public offering of shares of Class B Common Stock of the Company, including shares held by certain existing shareholders of the Trust. The Company currently intends to sell approximately 2,610,000 shares of Class B Common Stock (3,000,000 shares if the Underwriters' over-allotment options are exercised in full). The net proceeds to be received by the Company will be used for working capital and other general corporate purposes and will serve to enhance Federated's liquidity by providing increased capital resources.

YEAR 2000 DISCLOSURE

  Federated utilizes software and related technologies throughout its businesses including both proprietary systems as well as those provided by outside vendors. Significant functions such as portfolio accounting/recordkeeping and shareholder services rely on systems provided by outside vendors. It is anticipated that these systems will be affected by the date change in the year 2000. The year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, certain date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly. Federated, like many other companies, is expected to incur expenditures over the next two years to address this issue.

  Federated formed a team of employees in 1997 to determine the full scope and related costs to ensure both proprietary and third party vendor systems will be year 2000 compliant, meeting both internal needs and those of our customers. Federated's assessment of internal systems is substantially complete and plans are in place for all proprietary applications within Federated to be renovated or replaced. Completion of renovation or replacement and the subsequent testing and implementation are scheduled for 1998, with 1999 being reserved for industry-wide, cooperative testing. The assessment process is in progress for the related infrastructure and third party desktop software products. Based on management's identification of resource requirements for both plan implementation and overall project management, it is anticipated that the Year 2000 costs, which are being expensed as incurred, will be, at a minimum, $10 million for internal systems and do not reflect the impact of outside vendors to become year 2000 compliant. Accordingly, a final cost estimate cannot be determined at this time.

INTEREST RATE SENSITIVITY

  Federated's revenues are derived almost exclusively from fees which are based on the values of assets managed or administered. Such values are affected by changes in the broader financial markets which are, in part, affected by changing interest rates. In a period of rapidly rising interest rates, Federated's investment advisory fee revenue from fixed income funds may be negatively impacted by reduced asset values and redemptions in those funds, and institutional investors may redeem shares in money market funds to invest directly in market issues offering higher yields. These redemptions would reduce Managed Assets, thereby reducing Federated's advisory fee and certain other revenue.

ECONOMIC AND MARKET CONDITIONS

  The financial markets and the investment management industry in general have experienced record performance and record growth in recent years. For example, between January 1, 1995 and December 31, 1997, the S&P 500 Index appreciated at a compound annual rate in excess of 25% while, according to the Investment Company Institute, equity mutual fund assets under management grew at a compound annual rate of approximately 40% for the same period. The financial markets and businesses operating in the securities industry, however, are highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond the control of Federated. There can be no assurance that broader market performance will be favorable in the future. Any decline in the financial markets or a lack of sustained growth may result in a corresponding decline in performance by Federated and may adversely affect Managed and Administered Assets and related fees.

IMPACT OF INFLATION

  The major sources of revenue for Federated are based on the value of Managed and Administered Assets. There is no predictable relationship between the rate of inflation and the value of assets managed or administered by Federated, except as inflation may affect interest rates. Inflation has affected the cost of operations in the past and could continue to do so in the future. See "Interest Rate Sensitivity".

RECENT ACCOUNTING PRONOUNCEMENTS

  SFAS No. 130, "Reporting Comprehensive Income," is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes net income and all other changes in shareholders' equity except those resulting from investments and distributions to owners.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is effective for financial statements for periods beginning after December 15, 1997. This statement requires financial and descriptive information about an entity's operating segments to be included in the annual financial statements.

  Federated believes that the impact of the adoptions of SFAS No. 130 and SFAS No. 131 will not have a material impact on its Consolidated Financial Statements.

                                   BUSINESS

OVERVIEW

  Federated is a leading provider of investment management products and related financial services. Federated sponsors, markets and provides investment advisory, distribution and administrative services primarily to mutual funds. Federated has been in the mutual fund business for over 40 years and is one of the ten largest mutual fund managers in the United States based on assets under management at December 31, 1997.

  Federated manages assets across a wide spectrum of asset categories including substantial participation in fast-growing areas such as equity and international investments. Federated ranks among the industry leaders for money market and fixed income funds, based on assets under management and offers one of the most comprehensive product lines in the industry. Many of Federated's products are ranked highly by recognized industry sources based on investment performance relative to peer funds.

  Federated has built a national reputation as a high quality provider of a broad range of investment management products and related financial services. Federated distributes its products through financial intermediaries such as banks, brokers and other investment advisers who use them to meet the needs of their customers; these customers include retail investors, corporations, and retirement plans. Federated employs one of the largest sales forces directed to financial intermediaries and institutions in the industry with more than 175 sales representatives and managers across the United States. Through substantial investments in distribution over the last 20 years, Federated has developed an extensive network of over 3,500 financial institutions which sell Federated's products to their customers. Federated also directly sells its products to more than 500 institutions such as corporations and government entities.

  Federated pioneered the use of money market funds by institutions for cash management purposes and ranks in the top one percent of money fund managers. Federated believes that its substantial money market fund business provides a revenue base that is generally stable and recurring. From this base, Federated intends to continue to expand its Managed Assets in areas such as equities and international investments which generally produce higher fee revenue and have experienced substantial growth. Federated believes that its history as a leading investment manager combined with the size and quality of the distribution network it has developed will enable it to continue to expand its business in these key areas. Federated also continues to actively seek acquisitions which fit within its long range growth strategy by expanding assets under management.

  The following table shows Federated's Managed Asset composition for the past three years:

MANAGED ASSETS
(Dollars in Millions)

                                           DECEMBER 31,       GROWTH RATES
                                      ----------------------- ---------------
                                                              3 YR.
                                       1995    1996    1997   CAGR*    1997
                                      ------- ------- ------- ------   ------
Money Market Funds/Cash Equivalents.. $40,610 $51,163 $63,622      26%     24%
Fixed Income Funds...................  14,330  14,109  15,067       2%      7%
Equity Funds.........................   5,287   7,594  11,710      44%     54%
Separate Accounts....................   1,486   1,976   2,141      19%      8%
                                      ------- ------- -------
  Total Managed Assets............... $61,713 $74,842 $92,540      22%     24%
                                      ======= ======= =======
International/Global Managed Assets
 (included above).................... $   404 $   694 $ 1,172      35%     69%
                                      ======= ======= =======

--------
* Compound Annual Growth Rate.

  The components of the changes in equity and fixed income fund managed assets are shown in the following table:

COMPONENTS OF CHANGES IN EQUITY AND FIXED INCOME FUND MANAGED ASSETS

(Dollars in Millions)

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1995     1996     1997
                                                      -------  -------  -------
EQUITY FUNDS
 Beginning Assets.................................... $ 3,927  $ 5,287  $ 7,594
                                                      -------  -------  -------
  Sales..............................................   1,636    2,755    4,017
  Redemptions........................................  (1,310)  (1,672)  (2,196)
                                                      -------  -------  -------
   Net Sales.........................................     326    1,083    1,821
                                                      -------  -------  -------
  Net Exchanges/Transfers............................      38      197      481
  Acquisition Related................................       0      123      353
  Other*.............................................     996      904    1,461
                                                      -------  -------  -------
 Ending Assets....................................... $ 5,287  $ 7,594  $11,710
                                                      =======  =======  =======
FIXED INCOME FUNDS
 Beginning Assets.................................... $14,106  $14,330  $14,109
                                                      -------  -------  -------
  Sales..............................................   3,256    3,856    4,584
  Redemptions........................................  (4,312)  (4,243)  (4,416)
                                                      -------  -------  -------
   Net Sales (Redemptions)...........................  (1,056)    (387)     168
                                                      -------  -------  -------
  Net Exchanges/Transfers............................      (6)     (25)     103
  Acquisition Related................................       0      111      175
  Other*.............................................   1,286       80      512
                                                      -------  -------  -------
 Ending Assets....................................... $14,330  $14,109  $15,067
                                                      =======  =======  =======

--------
* Primarily reinvested dividends and distributions, net investment income and changes in the value of securities held by the funds.

  Federated is also a leading provider of mutual fund administrative services such as legal support and regulatory compliance, audit, fund accounting and other financial services and transfer agency services. Federated provides these services, for which it receives administration and other service fees, to its managed funds and to funds sponsored by third parties, primarily banks where typically the services are part of a broad customer relationship which includes asset management. Federated has refocused its service activities to emphasize the growth of Managed Assets and Administered Assets rather than marketing individual services such as transfer agency, portfolio accounting and technology solutions as stand-alone products. Federated believes that this refocus will better support the efforts of its fund administration customers to increase their assets, resulting in an increase in Federated's administrative fee revenue.

ADMINISTERED ASSETS
(Dollars in Millions)

                                            DECEMBER 31,       GROWTH RATES
                                       ----------------------- ---------------
                                                               3 YR.
                                        1995    1996    1997    CAGR    1997
                                       ------- ------- ------- ------   ------
Administered Assets................... $22,089 $35,574 $46,999      30%     32%
                                       ======= ======= =======

BUSINESS STRATEGY

  Federated pursues a multi-faceted business strategy having three broad objectives:

  . To be widely recognized as a world class investment management company that offers highly competitive performance and disciplined risk management while consistently adhering to its investment objectives across a broad spectrum of investment management products.

  . To profitably expand Federated's market penetration by increasing its assets under management in each market where it chooses to apply its substantial distribution resources.

  . To use its substantial experience and expertise to profitably expand its customer relationships by providing superior services designed to support the growth of Managed Assets and Administered Assets.

  Investment Management. To achieve its investment management objectives, Federated seeks above average returns with below average risk in multiple asset classes across the investment spectrum and strives to consistently follow its style disciplines. Federated has structured its investment process to meet the requirements of fiduciaries and others who use Federated's products to meet the needs of their customers. Fiduciaries typically have stringent demands related to portfolio composition, risk and investment performance. Federated follows a disciplined investment process consistent with these requirements. Many of Federated's fund products have been ranked among the leaders in their respective categories by recognized industry sources.

  Historically, Federated's mix of Managed Assets has been dominated by money market and other fixed income assets where Federated continues to be among the leading mutual fund managers based on assets under management. More recently, in response to market demand and to diversify its managed assets, Federated has emphasized growth of its equity fund business and has broadened its range of equity products to include international, aggressive growth, and small capitalization equity products. Within Federated's managed asset categories, equity fund assets have been the fastest growing asset class. Federated has increased its market share of equity fund managed assets by growing at a faster rate than the overall industry as measured by growth rates over the last three years, according to ICI data.

                EQUITY FUND GROWTH RATES THROUGH YEAR END 1997

                                                                3 YR. 2 YR.
                                                                CAGR  CAGR  1997
                                                                ----- ----- ----
      Federated................................................   44%   49%  54%
      Industry.................................................   40%   38%  37%

  Distribution. Federated's distribution strategy is to provide products geared to financial intermediaries, primarily banks, broker/dealers and investment advisers, and directly to institutions such as corporations and government entities. Through substantial investments in distribution over the last 20 years, Federated has developed selling relationships with more than 3,500 institutions, including large and small banks, national and regional broker/dealers and other financial advisors. Federated sells its product directly to another 500 corporations and government entities. Federated believes that these relationships in total form one of its most important assets.

  Federated seeks to expand its market penetration by committing extensive resources to maintaining and expanding its customer relationships and to developing mutual fund products which are responsive to market demands. Through its large trained sales force of more than 175 sales representatives and managers across the United States, Federated believes that it can continue to broaden its distribution capacity both by adding new relationships and strengthening existing relationships. Federated offers the sales representatives of its client firms an extensive product line with attractive pricing and compensation options, strong customer service, and marketing support. Distribution resources are employed in areas determined by Federated to offer the highest potential for profitable asset growth. Federated has formed teams of dedicated sales representatives to focus on key financial intermediaries who have demonstrated substantial growth in sales of Federated's products. Federated has also increased its commitment to advertising and media relations in order to better position Federated within its various distribution channels. To supplement its distribution channel growth, Federated has also developed an active acquisitions effort, resulting in the completion of three transactions since November, 1996 that added approximately $4.9 billion in Managed Assets. See "Recent Acquisitions."

  Services. Federated has long been the provider of a broad range of services to support the operation, administration and distribution of Federated-sponsored mutual funds. These services, for which Federated receives a fee from the funds, include legal support and regulatory compliance, audit, portfolio accounting and other funds financial services, transfer agency services, and shareholder servicing and support. In 1988, in response to demand from its important bank customer base, Federated began to offer these services to institutions seeking to outsource all or part of their mutual fund service and distribution functions. Through various subsidiaries, Federated provides its depth, experience, and expertise in these areas to expand its relationships with key financial intermediaries--primarily banks who sponsor proprietary mutual funds.

  Federated's business strategy is to use the knowledge base, service expertise, distribution capability and products it has developed to help its customers grow their mutual fund businesses, thereby positioning Federated as a key partner in the mutual fund operation of the financial intermediary. Federated receives fees from these bank-sponsored funds for providing fund services. Typically, the services offered are part of a broad relationship with the bank. Federated has over $7.2 billion in assets under management from its bank services customers as of December 31, 1997. Over 90% of Federated's bank services customers include Federated-sponsored mutual funds on the menu of funds offered to their customers.

  Recent Acquisitions. Federated has completed three acquisitions since November, 1996 which together resulted in an increase of approximately $4.9 billion in Managed Assets. In November, 1996, Federated assumed the investment management and distribution responsibilities from Lehman Brothers Holdings, Inc. for nine mutual funds with approximately $4.1 billion in assets which previously carried the Lehman Brothers brand name. Also in November 1996, Federated assumed the investment management and distribution responsibilities from ARM Financial Group for six mutual funds with approximately $237 million of assets which previously carried the State Bond brand name. In May, 1997, Federated assumed the investment management and distribution responsibilities from the William Penn Company for seven mutual funds with approximately $548 million in assets which previously carried the William Penn brand name.

  Federated believes that its disciplined investment management style, broad product line, competitive fund performance, strong customer support and proven operational capabilities offer an attractive package that addresses key concerns of sellers. Federated also offers its substantial distribution capacity to sellers who have developed attractive products but have been unable to make the large ongoing investments necessary for successful product distribution on a broad scale.

ORGANIZATION AND MARKETS

  Federated organizes its operations into three principal functions: investment management, distribution and services.

INVESTMENT MANAGEMENT

  At December 31, 1997, Federated was ranked by Strategic Insight, a recognized industry source, in the top one percent of money market fund managers, in the top five percent of fixed income fund managers and in the top six percent of equity fund managers among U.S. mutual fund managers ranked according to fund assets managed. Federated was ranked in the top two percent of all mutual fund managers based on total fund assets managed. Federated was the ninth largest U.S. mutual fund manager based on fund assets as of December 31, 1997.

  Federated manages assets across a wide spectrum of asset categories including substantial participation in fast-growing areas such as equity and international investments. Many of Federated's products are ranked highly by recognized industry sources based on investment performance relative to peer funds. As of December 31, 1997, Federated had 80 managed funds eligible for Morningstar, Inc. ratings. Of these funds, 73 (or 91%) are rated "three," "four" or "five" stars, and 39 (or 49%) are rated "four" or "five" stars, placing Federated among the leaders in the mutual fund industry for percentage of top-rated funds.

  Federated's principal source of revenue is investment advisory fees earned by various subsidiaries and affiliates pursuant to investment advisory contracts with the funds. These subsidiaries and affiliates are registered as investment advisers under the Advisers Act. Investment advisers are compensated for their services in the form of investment advisory fees. Each fund has a contractual gross maximum investment advisory fee. In order to meet the funds' expense cap, the adviser may waive a portion or all of its investment advisory fee.

  Federated provided investment advisory services to 124 funds as of December 31, 1997. Each of Federated's funds (with the exception of a collective investment trust) is registered under the Investment Company Act and under other applicable federal and state laws. Each of the funds enters into an advisory agreement subject to periodic review by the directors or trustees of the respective funds. A significant portion of Federated's revenue is derived from advisory agreements with mutual funds that are terminable generally upon 60 days' notice.

  Of these 124 funds, Federated's investment advisory subsidiaries managed 51 money market funds (and cash equivalents) totaling $63.6 billion in assets, 43 fixed income funds with $15.1 billion in assets and 30 equity funds with $11.7 billion in assets.

  Due to the importance of investment performance to the mutual fund investor, and to support its sophisticated and systematic research process, Federated seeks to identify and retain high quality, experienced portfolio managers. The portfolio management staff of more than 80 professionals includes more than 35 Chartered Financial Analysts. Federated's fund portfolio managers have an average of 10 years of experience in investment management. The Company has structured its salary and incentive compensation programs to be competitive with market pay programs as measured by recognized industry sources. In 1995, Federated made a major commitment to expanding its investment management capability by establishing a New York-based global investment management unit to focus, in particular, on the development of new global and international equity and fixed income investment products. As of December 31, 1997, this unit employed 19 investment professionals and managed approximately $1.2 billion in assets as compared to approximately $400 million at the inception of the group in 1995.

  Equity. Historically, Federated's mix of Managed Assets has been dominated by money market and other fixed income assets where the Company continues to be among the leading mutual fund managers based on assets under management. More recently, in response to market demand and to diversify its managed assets, Federated has emphasized growth of its equity fund business. Equity fund assets comprised 44% of Federated's non-money market fund Managed Assets at the end of 1997, as compared to 18% at year end 1993.

  Federated has broadened its range of equity products to include international, aggressive growth, and small capitalization funds. The number of equity funds managed by Federated has increased from 18 at year end 1993 to 30 at year end 1997. Federated has made significant investments to increase the size of its portfolio management staff, in particular by forming its Global Research Division.

  Within Federated's Managed Asset categories, equity fund assets have been the fastest growing asset class. In 1997, Federated's equity fund assets increased 54% compared to an industry growth rate of 37%, based on ICI data. Since 1994, Federated's equity fund compound annual growth rate has been 44%, compared to industry growth rate of 40%. In this period, Federated's equity fund assets nearly tripled, increasing from $3.9 billion to $11.7 billion. Approximately 42% of this increase was from net new sales (sales minus redemptions), and 9% was from net fund exchanges and an acquisition while market appreciation accounted for most of the remaining increase. The composition of Federated's growth in this period includes a greater percentage of net sales (42%) than the industry composition (36%). In 1997, 44% of Federated's managed equity fund asset growth was from net new sales compared to an overall industry average of 34%. Federated believes that the quality and consistency of its equity fund management style, its expanded menu of equity fund products, and its substantial distribution capabilities have enabled it to gain market share of equity fund managed assets.

  In the equity management area, Federated's core style can be characterized as a value style. Federated has also developed expertise in other sectors such as growth, small-capitalization, and equity income. Federated combines first-hand market knowledge with a highly structured, computer-assisted composite equity selection and modeling system. Federated uses a team of portfolio managers led by a senior portfolio manager for each fund. Federated's investment research process combines disciplined quantitative screening along with rigorous fundamental analysis to identify attractive securities. Portfolios are continually reevaluated with respect to valuation, price and earnings estimate momentum, company fundamentals, market factors, economic conditions and risk controls in order to achieve specific investment objectives.

  As of December 31, 1997, Federated managed approximately $4.6 billion in value-based securities, $3.8 billion in equity income/utility portfolios, $1.1 billion in growth products, $727 million in international equity portfolios, $677 million in asset allocation funds, and $1.7 billion in indexed products that target key sectors of the stock market through max-cap, mid-cap, and mini-cap strategies.

  International. Assets invested in international and global funds have increased substantially in recent years. According to the ICI, assets of international and global equity and bond funds totaled $388 billion at the end of 1997, up 69% from 1995. Federated believes that these investments will continue to increase as investors continue to diversify portions of their portfolios into non-U.S. securities. International products have become increasingly important products for financial intermediaries to employ in meeting the needs of their customers.

  To address these trends, in 1995 Federated made a substantial commitment to developing international investment products by starting its New York-based unit to manage international equity and fixed-income assets. Prior to the inception of this unit, Federated employed a subadvisor to assist in the management of approximately $400 million in assets in two international funds. Since the inception of this unit, as of December 31, 1997, international and global Managed Assets have increased to approximately $1.2 billion; of this amount international equities totaled approximately $725 million while international and global fixed income assets were approximately $430 million.

  Federated's international equity fund offerings cover the spectrum of investments from developed to emerging markets and from large to small capitalization stocks. Federated's international equity management style can be characterized as a combination of growth and value. In the international fixed income area, Federated manages both yield-oriented and total return oriented funds. Federated's portfolio managers make extensive use of quantitative techniques in the management of these funds and they travel extensively around the world in both developed and emerging nations. These portfolio managers average over 13 years of investment management experience.

  Risk is managed through a combination of diversification across markets, industries and currencies. Portfolios are actively managed through security and country selection. Although currency hedging may be used on an occasional basis, currency risk is not hedged under normal market conditions, and hedging techniques are not used for speculative purposes.

  Money Market Funds. Federated is the third largest U.S. manager of money market funds with over $63 billion in assets under management as of December 31, 1997. The Company has developed expertise in managing cash for institutions, which typically have stringent requirements for regulatory compliance, relative safety, liquidity and competitive yields. Federated has managed money market funds for over twenty years and created the first institutional money market fund in 1976. Federated also manages retail money market fund products which are typically distributed through broker dealers.

  Federated manages money market fund assets in a variety of asset classes including government ($35.5 billion), prime ($16.7 billion), and tax-free ($10.9 billion). Federated offers 16 state specific tax-free money market funds, the largest number in the industry.

  Money market funds have grown steadily over the past three years. For the three years 1995 through 1997, industry money market fund assets as measured by the ICI have increased from $611 billion to $1.1 trillion, a compound annual growth rate of approximately 20%. In this period, Federated's money market fund managed assets have grown faster than the industry rate, increasing at more than 26% compounded annually. Federated's managed money market fund assets more than doubled in this period, increasing from $31.5 billion to $63.6 billion.

  Federated attributes its growth to multiple factors, including growth in the number of customers, asset growth from existing customers, the acquisition of money market fund assets, and an increase in retail money market fund assets due largely to Federated's success at incorporating its retail money market funds into the product line of many of its broker/dealer distributors.

  Federated believes that its substantial money market fund business provides a revenue base that is generally stable and recurring. In allocating investments across various asset classes, institutional investors typically maintain a portion of their portfolios in cash or cash equivalents, including money market funds, irrespective of trends in stock or bond markets. Therefore, Federated believes that money market funds are generally less vulnerable to volatility in the capital markets than are equity and fixed income funds.

  Management of large scale money market assets has become highly concentrated and is subject to intense fee competition. Federated has developed its money market fund operations and infrastructure over many years and believes that its structure will enable it to continue to compete effectively for this business.

  Fixed Income. Federated managed over $15 billion in fixed income funds as of December 31, 1997. These assets are managed in a wide range of sectors across the fixed income investment spectrum including mortgage-backed ($5.9 billion), high yield ($3.1 billion), tax-free ($2.1 billion), general investment grade ($1.8 billion), government ($1.5 billion) and international ($250 million).

  Federated's fixed income funds offer fiduciaries and others a broad range of highly defined products designed to meet many of their investment needs and requirements. Fiduciaries typically have stringent requirements related to portfolio composition, risk and investment performance. Federated follows a disciplined investment process to produce highly defined products consistent with these requirements. Many of the fixed income funds managed by Federated are constrained by narrowly defined effective average maturity or duration bands within specific yield curves. These funds are limited to investments in specific areas such as municipal, government/government agency, corporate/asset-backed or mortgage-backed securities. For example, the Federated U.S. Government Securities Fund: 1-3 Years is constrained to direct government and certain government agency debt issues with an average portfolio maturity of 1.5-2 years.

  In other funds, debt securities from various areas are combined to form mixed category funds. For example, the Federated Bond Fund and Federated Strategic Income Fund combines debt securities from the mortgage-backed, domestic high quality, U.S. high yield corporate, and international bonds from both emerging and developed countries. In general, these funds are also constrained by an effective average maturity or duration range applied to the blended portfolio. Through these funds, Federated offers products that provide the benefit of diversification across fixed income areas while maintaining the average maturities and duration ranges that are particularly important to fiduciaries.

  In the fixed income fund area, the mutual fund industry has experienced a shift in demand for products. According to the ICI, at the end of 1993, total industry assets in fixed income funds was $761 billion, as compared to $749 billion in equity funds. Through 1997, equity fund assets have increased by 220% to $2.4 trillion while fixed income bond and income funds have increased 35% to $1.0 trillion. Within the broad category of fixed income funds, certain asset categories have experienced substantial asset decreases while others have grown. Generally, funds invested in government bonds and mortgage-backed securities decreased in assets while high yield, corporate, and mixed-category funds increased. In 1993, Federated asset mix within fixed-income was weighted towards the government and mortgage categories, which together comprised nearly 77% of managed fixed income fund assets.

  In response to these substantial changes in demand driven by unprecedented bond market conditions, Federated diversified its fixed income offerings by adding new mixed category products such as the Federated Strategic Income Fund (rated "four" stars by Morningstar, Inc.), and by emphasizing its high yield products such as Federated High Yield Trust and Federated High Income Bond (each rated "five" stars by Morningstar, Inc.) where Federated has built a long-term record of competitive returns since 1977. Federated has substantially increased its assets under management in these areas, thereby diversifying its fixed income fund Managed Assets. Since 1993, Federated's Managed Assets in high yield, mixed and other fixed income fund categories have increased 155% from $2.2 billion to $5.6 billion, while Managed Assets in government and mortgage-backed fixed income fund products decreased 53% from $15.4 billion to $7.2 billion.

  Fund Performance. Although past performance is not necessarily indicative of future results, among the most important factors affecting the marketability of a mutual fund is its past performance. While consistently strong investment performance may not be sufficient by itself to achieve marketing success in the mutual fund industry, consistently poor performance would make it difficult to increase or maintain market share.

  Federated's managed funds have attained many favorable rankings by independent evaluators of mutual fund performance. Funds in the growth and income, equity income, high yield, international, mixed bond, municipal, government and corporate bond areas have been ranked among the top performing funds in their respective categories by recognized industry sources. Many of Federated's institutional money market and fixed income funds have received the highest ratings given by national rating agencies. As of December 31, 1997, Federated had 80 managed funds eligible for Morningstar, Inc. ratings. Of these funds, 73 (or 91%) are rated "three," "four" or "five" stars, and 39 (or 49%) are rated "four" or "five" stars, placing Federated among the leaders in the mutual fund industry for percentage of top-rated funds.

DISTRIBUTION

  Federated's distribution strategy is to provide products geared to financial intermediaries, primarily banks, brokers/dealers and other investment advisers, and directly to institutions such as corporations and government entities. Through substantial investments in distribution over the last twenty years, Federated has developed selling relationships with more than 3,500 institutions, including large and small banks, national and regional brokers/dealers and other financial advisors. Federated sells its products directly to another 500 corporations and government entities. Federated believes that these relationships in total form one of its most important assets.

  Federated seeks to expand its market penetration by committing extensive resources to maintaining and expanding its institutional customer relationships and to developing mutual fund products which are responsive to market demands. Through its large trained sales force of more than 175 sales representatives and managers throughout the United States, Federated believes that it can continue to increase its distribution capacity by both adding new relationships and strengthening existing relationships. Federated offers the sales representatives of its client firms an extensive product line with attractive pricing and compensation options, strong customer service, and marketing support. Distribution resources are employed in areas determined by Federated to offer the highest potential for profitable asset growth.

  Shares of the portfolios or classes of shares under management (or administration) by Federated and its subsidiaries are distributed principally by Federated Securities Corporation ("FSC"), a wholly-owned subsidiary of Federated, which is registered as a broker/dealer under the Exchange Act and under applicable state laws.

  Federated's investment products are distributed within three principal markets: the bank trust market, the broker/dealer market, and the institutional market. The following chart shows Federated's Managed Assets by market for the dates indicated:

MANAGED ASSETS BY MARKET
(Dollars in Millions)

                                            DECEMBER 31,       GROWTH RATES
                                       ----------------------- ---------------
                                                               3 YR.
                                        1995    1996    1997    CAGR    1997
                                       ------- ------- ------- ------   ------
Bank Trust Market..................... $32,430 $40,123 $49,662      20%     24%
Broker/Dealer Market..................  19,992  22,098  28,256      24%     28%
Institutional Market..................   5,910   9,750  11,343      44%     16%
Other Markets.........................   3,381   2,871   3,279       0%     14%
                                       ------- ------- -------
  Total Managed Assets by Market...... $61,713 $74,842 $92,540      22%     24%
                                       ======= ======= =======

  BANK TRUST MARKET. As of December 31, 1997, Federated managed nearly $50.0 billion in assets for over 1,400 bank trust customers. Although primarily composed of bank trust departments, Federated includes its savings and loan and credit union customers in this market. The following table shows the amount of Managed Assets by type of fund in the bank trust market for the dates indicated:

BANK TRUST MARKET
(Dollars in Millions)

                              DECEMBER 31,       GROWTH RATES
                         ----------------------- ----------------
                                                 3 YR.
                          1995    1996    1997    CAGR     1997
                         ------- ------- ------- ------    ------
Money Market Funds/Cash
 Equivalent............. $24,717 $31,944 $40,897      25%      28%
Fixed Income Funds......   5,748   5,336   5,070      (6%)     (5%)
Equity Funds............   1,965   2,843   3,695      33%      30%
                         ------- ------- -------
  Total Bank Trust
 Market................. $32,430 $40,123 $49,662      20%      24%
                         ======= ======= =======

  Federated pioneered the concept of providing cash management to bank trust departments through mutual funds. In 1982, Federated initiated a strategy of providing a broad range of non-money market funds, termed MultiTrust(TM), to meet the evolving needs of bank trust departments.

  Federated's bank trust customers invest the assets subject to their control, or upon direction from their customers, in one or more funds managed by Federated's subsidiaries. These funds are invested in securities that broadly cover the investment spectrum. The bank trust department can make asset allocation decisions among equity, fixed income and money market funds. In addition to personal trust assets, bank trust departments control significant pension-related assets enabling Federated's products to be applied in this important area.

  Money market funds contain the majority of Federated's Managed Assets in the bank trust market. In allocating investments across various asset classes, investors typically maintain a portion of their portfolios in cash or cash equivalents, including money market funds, irrespective of trends in bond or stock prices. Therefore, Federated believes that money market funds are generally less vulnerable to volatility in the capital markets than are fixed income and equity funds. However, management of large scale money market assets has become highly concentrated and is subject to intense fee competition. Federated also offers an extensive menu of equity and fixed income mutual funds structured for use in the bank trust market. Assets in these funds totaled over $8.7 billion as of December 31, 1997.

  Federated's nationwide customer base includes nearly all of the largest bank trust companies in the United States. Federated maintains a national sales staff and regional administrative teams which work together to assist bank trust departments in establishing and maintaining the administrative, legal and computer systems required to utilize fully Federated's complete line of services.

  In addition to a broad menu of competitive mutual fund products suitable for use by fiduciaries, Federated believes that providing value-added services in key areas such as sales and marketing, operational, and legal support differentiates Federated from many of its competitors in this market and is a significant competitive advantage.

  Sales and Marketing. Federated employs a dedicated sales force backed by a staff of support personnel to facilitate the sales efforts of its bank trust customers through services such as providing sales literature and product comparisons, conducting seminars, offering mutual fund sales training and by providing access to portfolio managers.

  Systems and Technology. Federated has a long history of employing technology to facilitate trust department operations. To facilitate the flow of account information between Federated and its customers, Federated has developed its EDGE(TM) computer system. The system, originally developed in 1982, enables customers to conduct all trading and obtain current information on all accounts and funds. Customers use the EDGE(TM) network to engage in over $2.5 billion in daily transactions with Federated.

  In addition to the EDGE(TM) system, Federated has recently developed its TrustConnect(TM) trade execution and clearing system through its wholly-owned subsidiary Edgewood Services Company. This product provides highly automated trade execution and settlement services ("clearing") for bank trust departments through electronic links from bank trust recordkeeping systems to the National Securities Settlement Corporation's FundServ and Networking Services. By utilizing this system, the bank trust department can conduct mutual fund trading activity on an automated basis with over 135 fund companies and have access to over 4,000 mutual funds. The system is linked to most of the major trust accounting systems used by banks, thereby automating the process of recording trade information to the bank's customer accounts. This process results in significant efficiencies for the bank trust department through automation of a complex manual process. Depending on the fund chosen by the trust department, Federated receives either a transaction fee or an asset-based fee for providing these services.

  Legal. Federated has assisted bank trust departments in complying with the complex regulations that govern trust departments. Federated played a significant role in causing legislation to be enacted on a state-by-state basis that deemed mutual funds to be equivalent to their underlying securities from the perspective of the bank trust fiduciary.

  Federated believes that these types of operational and legal solutions differentiate Federated from its competitors by offering value-added services in addition to its fund products and that these services are a competitive advantage that enable Federated to strengthen and protect its customer relationships.

  Consolidation in the banking industry has affected the bank trust market in recent years. Federated believes that it will be able to continue to increase its Managed Assets in this market as consolidation continues because of the composition of its customer base which includes nearly all of the largest U.S. bank trust institutions, the strength of its reputation as a long standing provider of excellent products and services, and the strength of its long-standing customer relationships in this market. However, there can be no assurance that future bank consolidation activity will not negatively impact Federated.

  BROKER/DEALER MARKET. Growth of assets in the broker/dealer market has been and continues to be a major strategic initiative for Federated. Federated distributes its products in this market through a large diversified group of approximately 2,000 national, regional, independent, and bank broker/dealers. Federated maintains a sales staff dedicated to this market. These sales representatives develop and maintain relationships with both the management and registered representatives of the broker/dealer. Over 30,000 of these registered representatives have sold shares to investors in one or more of Federated's managed funds in 1997. Brokers/dealers use Federated's products to meet the needs of their customers, who are typically retail investors. Brokers also may place fund products into retirement plan applications, including defined contribution programs such as 401(k) plans. To meet these needs, Federated offers a broad range of equity, fixed income and money market fund products in this market.

  The following table shows the amount of Managed Assets by type of fund in the broker/dealer market for the dates indicated:

BROKER/DEALER MARKET
(Dollars in Millions)

                                            DECEMBER 31,       GROWTH RATES
                                       ----------------------- ---------------
                                                               3 YR.
                                        1995    1996    1997    CAGR    1997
                                       ------- ------- ------- ------   ------
Money Market Funds/Cash Equivalent.... $11,700 $12,618 $15,293      26%     21%
Fixed Income Funds....................   5,727   5,628   6,566       7%     17%
Equity Funds..........................   2,565   3,834   6,376      51%     66%
Separate Accounts.....................       0      18      21      --      17%
                                       ------- ------- -------
  Total Broker/Dealer Market.......... $19,992 $22,098 $28,256      24%     28%
                                       ======= ======= =======

  Within the broker/dealer market, Federated maintains a dedicated sales staff for bank broker/dealers. Managed Assets from bank broker/dealers totalled approximately $6.7 billion at December 31, 1997.

  Although Federated has developed an extensive broker/dealer distribution network, certain relationships are of particular significance. Federated has had a long standing relationship with Edward Jones and maintains a dedicated sales and broker support team to service brokers from Edward Jones. Approximately 29% of the assets in this market are from retail customers of Edward Jones. In addition, Federated participates in a limited partnership (sharing income and expenses from two funds) with Edward Jones. Approximately 7% of the assets in this market are from retail customers of Merrill Lynch & Co. through another long standing relationship. Federated employs dedicated sales and broker support resources to service brokers from Merrill Lynch & Co. Both of these firms, along with most other large broker/dealer firms, have established or have the capability to establish their own proprietary mutual funds.

  Federated believes that brokers and other financial intermediaries choose mutual fund products and providers for their customers based on certain key criteria including fund performance, consistency of management style, compensation structures offered, and brand image and quality of the fund company, including level and quality of support services. Federated has developed successful relationships with broker/dealers by offering funds with competitive performance, attractive pricing and broker compensation features and extensive sales and marketing support and allowances. Federated made a substantial commitment to advertising and media relations in 1997 and plans to continue this program. The purpose of this program is to better position Federated in its various distribution channels. Federated has won numerous awards from recognized industry sources for the quality of the sales and support services it provides to financial intermediaries.

  Federated offers products with a variety of commission structures that enable brokers to offer their customers a choice of pricing options. During August 1994, Federated added a new broker/dealer B shares product to its mutual fund product line. In order to provide an incentive to the retail brokers to sell Federated's funds, while at the same time minimizing the front-end load to the broker's customers, Federated pays an advance commission to the broker and will receive a back-end fee from the proceeds if such shares are redeemed prior to six years from the date of investment (contingent deferred sales charge or "CDSC"). Initially added as new share classes to three funds, B shares have been expanded to 28 funds as of December 31, 1997. Assets in these share classes were $4.1 billion at December 31, 1997. See Note 6 to the Consolidated Financial Statements for a description of the financing arrangement related to B-share sales.

  INSTITUTIONAL MARKET. In 1993, Federated established a dedicated sales force to expand its presence in the direct institutional market. Federated's strategy is to focus on the distribution of its mutual fund and separate account management expertise to a wide variety of users: corporations, corporate and public pension funds, insurance companies, government entities, foundations, endowments, hospitals, investment advisors, and non-

Federated investment companies. Federated seeks to leverage its customer relationships and reputation in the market for short-term asset management products to expand its share of both separate accounts and longer-term equity and fixed income mutual fund products.

  At the inception of this effort in 1993, Federated managed $2.6 billion in assets from existing customers in that market. Assets have risen to over $11.3 billion at December 31, 1997. The following table shows Managed Assets by type of fund in the institutional market for the dates indicated.

INSTITUTIONAL MARKET
(Dollars in Millions)

                                             DECEMBER 31,      GROWTH RATES
                                         --------------------- ---------------
                                                               3 YR.
                                          1995   1996   1997    CAGR    1997
                                         ------ ------ ------- ------   ------
Money Market Funds/Cash Equivalent...... $2,968 $5,807 $ 6,698      67%     15%
Fixed Income Funds......................  1,094  1,545   1,825      28%     18%
Equity Funds............................    387    455     749      53%     65%
Separate Accounts.......................  1,461  1,943   2,071      18%      7%
                                         ------ ------ -------
  Total Institutional Market............ $5,910 $9,750 $11,343      44%     16%
                                         ====== ====== =======

  Within this market, Federated maintains a dedicated sales staff to focus on independent investment advisers. Independent investment advisers use Federated's products to meet the needs of their customers who are typically retail investors. Federated has developed successful relationships with investment advisers by offering funds with competitive performance, by providing sales and marketing support, and by making its funds available in the major "supermarket" mutual fund marketplaces used by investment advisers. Assets from investment advisers nearly doubled, increasing from approximately $1.4 billion in at December 31, 1995 to $2.8 billion at December 31, 1997.

  A separate sales staff focuses on providing short-term cash management and separate account management for general account assets, and sub-advisory services for multi-manager variable annuity products. Federated maintains a sales staff dedicated to this segment. Assets under management within this segment were approximately $2.9 billion at December 31, 1997, up from approximately $1.2 billion at year end 1995.

  Short-term fixed income investment management services are also marketed to corporations and government entities through a dedicated sales force in this market. These services include money market funds and other low duration fixed income products for the management of operating funds. Assets managed in this segment totaled over $4.0 billion at December 31, 1997.

  As part of Federated's overall retirement asset management strategy, pension plan assets are the focus of a dedicated unit within the institutional distribution channel. While retirement plan assets are pursued through intermediaries in the bank trust and broker/dealer markets, the pension plan group in this channel sells investment advisory services directly to corporations and other sponsors of defined contribution and defined benefit pension plans. Federated markets bundled and unbundled pension plan services including investment products and recordkeeping services to corporate and public pension plan sponsors. Investment advisory services in these applications may be in the form of separate accounts or mutual fund or other pooled products, depending upon the specific requirements of the plan sponsor. Managed Assets in this segment totaled $1.7 billion at December 31, 1997.

  OTHER MARKETS. Other markets includes primarily affinity group assets from an historical arrangement with a large affinity group to provide a money market fund for its members and miscellaneous assets which resulted from marketing efforts earlier from Federated's history or from acquisitions which resulted in the management of retail assets. Assets in these categories were approximately $3.3 billion at December 31, 1997.

SERVICES

  Federated has long been the provider of a broad range of services to support the operation, administration and distribution of Federated-sponsored mutual funds. These services, for which Federated receives a fee from the funds, include legal support and regulatory compliance, audit, fund accounting and other funds financial services, transfer agency services, and shareholder servicing and support. In 1988, in response to demand from its important bank customer base, Federated began to offer these services to institutions seeking to outsource all or part of their mutual fund service and distribution functions. In 1997, Federated refocused its service capabilities to emphasize the growth of Managed Assets and Administered Assets, rather than selling individual services such as transfer agency, portfolio accounting and technology solutions as stand-alone products.

  Federated's business strategy is to use the knowledge base, service expertise, distribution capability, and products it has developed to help its customers grow their mutual fund businesses, thereby positioning Federated as a key partner in the mutual fund operation of the financial intermediary. Federated receives fees from these third party-sponsored funds for providing fund services. Typically, the services offered are part of a broad customer relationship. Federated has over $7.2 billion in assets under management from its mutual fund services customers as of December 31, 1997. Over 90% of Federated's fund services customers include Federated-sponsored mutual funds on the menu of funds offered to their customers.

  Service revenues are generated primarily from providing fund administration, shareholder servicing, trade execution and settlement, retirement plan services, and information technology support.

  Fund Administration Services. Federated offers a complete menu of services necessary to operate and conduct the day-to-day business operation of a mutual fund complex. The services include legal administration and compliance, internal audit, marketing support, information management, product development and business administration. Federated provides portfolio accounting services under an agreement with State Street, the industry leader in this area. Historically, most of Federated's customers have contracted for the complete administrative services package offered by Federated. Some banks have chosen to internalize certain fund administration services or purchase individual service pieces from different vendors, thereby reducing or eliminating the need to purchase those services from Federated.

  Shareholder Services. Through its subsidiary which is a registered transfer agent, Federated provides mutual fund shareholder recordkeeping and customer service, including the processing of purchase and redemption orders, entering trades into the shareholder recordkeeping system, providing trade information to the portfolio managers and fund accountants, and issuing shareholder statements and tax forms. These services are provided to investment companies, retirement plan sponsors, brokers, registered investment advisers, and retail shareholders.

  Trade Execution and Settlement. Federated provides highly automated trade execution and settlement services ("clearing") for bank trust departments. Utilizing Federated's TrustConnect(TM) system, bank trust departments can link their recordkeeping systems to the National Securities Settlement Corporation's FundSERV(TM) and NETWORKING(TM) systems. This process facilitates automated mutual funds trading and settlement, trade confirmation and account position reconciliation.

  Retirement Plan Services. Federated provides customers with a full range of retirement plan services, including integrated recordkeeping and administrative services and access to Federated's broad menu of funds suitable for use in retirement plans. As of December 31, 1997, Federated provided retirement plan services to more than 600 plans and more than 120,000 participants. In 1997, Federated restructured its retirement plan recordkeeping product for greater efficiency by developing a more standardized product offering and by focusing on plans where funds managed by Federated are used.

  Federated believes that it has adopted a prudent approach in the areas of risk management and technological infrastructure related to its provision of mutual fund services. For example, in the portfolio accounting area Federated has entered into an agreement with State Street to provide these services for both the Federated-sponsored funds and third party funds administered by Federated, which has allowed Federated to reduce the number of employees required to provide such services. Federated believes that this model provides for quality service delivery while minimizing potential liability and exposure to the funds. For transfer agency services and systems, Federated has positioned itself to provide value added services while leveraging the capabilities of the DST recordkeeping system. This model enables Federated to focus its resources on providing customer services without the significant burden and cost of developing and maintaining a proprietary recordkeeping system.

  Other. Federated Bank & Trust, a state-chartered bank and a wholly-owned subsidiary of Federated, acts as trustee for a collective investment fund and for certain plans that use Federated's retirement plan services.

COMPETITION

  The mutual fund industry is highly competitive. According to the ICI, at the end of 1997, there were over 6,800 registered open-end investment companies, of varying sizes and investment policies, whose shares are currently being offered to the public both on a load and no-load basis. In addition to competition from other mutual fund managers and investment advisers, Federated and the mutual fund industry compete with investment alternatives offered by insurance companies, commercial banks, broker/dealers and other financial institutions.

  Competition for sales of mutual fund shares is influenced by various factors, including investment performance in terms of attaining the stated objectives of the particular funds and in terms of fund yields and total returns; advertising and sales promotional efforts; and type and quality of services. Competition is especially strong for cash management products.

  Changes in the mix of proprietary fund customers and the array of services provided to them are expected to continue. Competition for fund administration services is extremely high. In addition to competing with other service providers, banks sponsoring mutual funds may choose to internalize certain service functions. Consolidation within the banking industry also impacts the fund administration business as merging bank funds typically choose a single fund administration provider. Due to the relatively lower revenues, changes in the amount of Administered Assets generally have less impact on Federated's results of operations than changes in the amount of Managed Assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

REGULATORY MATTERS

  Substantially all aspects of Federated's business are subject to federal and state regulation which, depending upon the nature of any non-compliance, may result in the suspension or revocation of licenses or registration, including broker/dealer licenses and registrations and transfer agent registrations, as well as the imposition of civil fines and penalties and in certain limited instances prohibition from acting as an advisor to registered investment companies. Federated's advisory companies are registered with the Commission under the Advisers Act and with certain states. All of the mutual funds managed, distributed, and administered by Federated are registered with the Commission under the Investment Company Act. Certain wholly owned subsidiaries of Federated, are registered as broker-dealers with the Commission under the Exchange Act and with various states and are members of the NASD. Their activities are regulated by the Commission, the NASD, and the various states in which they are registered. These subsidiaries are required to meet capital requirements established by the Commission pursuant to the Exchange Act. Two other subsidiaries are registered with the Commission as transfer agents. Federated Bank & Trust is regulated by the State of New Jersey. Federated believes that it and its subsidiaries are in substantial compliance with all applicable laws and regulations. Amendments to current laws and regulations or newly-promulgated laws and regulations governing Federated's operations could have a material adverse impact on Federated.

  Substantially all aspects of Federated's business are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to benefit or protect Federated's customers and the funds shareholders and generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict Federated from carrying on its business in the event that it fails to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of broker/dealer licenses and registrations and transfer agent registrations, censure and fines.

EMPLOYEES

  At December 31, 1997, Federated employed approximately 2,037 persons, which number has since been reduced as a result of an agreement with State Street. Federated considers its relationships with its employees to be satisfactory.

FACILITIES

  Federated's facilities are concentrated in Pittsburgh, Pennsylvania where it leases space sufficient to meet its operating needs. Federated's headquarters is located in the Federated Investors Tower, where Federated occupies approximately 368,000 square feet. Federated leases approximately 110,000 square feet at Centre City Tower, 60,000 square feet at the Pittsburgh Office and Research Park and an aggregate of 50,000 square feet at other locations in Pittsburgh. Federated maintains office space for a portion of its servicing business in Rockland, Massachusetts; in Dublin, Ireland, where administrative offices for offshore funds are maintained; in New York, New York, where Federated Global Research Corp. conducts its business; and in Gibbsboro, New Jersey, where Federated Bank and Trust is located. Additional offices in Naples, Florida and Wilmington, Delaware are subleased by Federated.

LEGAL PROCEEDINGS

  There is currently no pending litigation of a material nature involving Federated or its subsidiaries.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The names, ages and positions of the directors and executive officers of the Company as of the Effective Time of the Merger are set forth below. All such persons currently serve in similar positions with the Trust. After the Merger and the Offering, the Board of Directors of the Company also intends to select at least two persons to serve as independent directors of the Company.

                                                                      YEARS OF
                                                                      COMPANY
 NAME                                   POSITION                  AGE SERVICE
 ----                                   --------                  --- --------
 John F. Donahue        Chairman and Director                      73    42
 J. Christopher Donahue President, Chief Executive Officer and     49    25
                        Director
 John W. McGonigle      Executive Vice President, Secretary and    59    31
                        Director
 Arthur L. Cherry       President, Federated Services Company      44     1
                        and Director
 James F. Getz          President--Retail Sales Division of        51    13
                        Federated Securities Corp. and Director
 William D. Dawson III  Executive Vice President and Chief         49    22
                        Investment Officer--Fixed Income of
                        Federated Advisory Companies*
 Thomas R. Donahue      Vice President, Chief Financial Officer    39     5
                        and Director
 John B. Fisher         President--Institutional Sales Division    41    18
                        of Federated Securities Corp. and
                        Director
 Richard B. Fisher      Executive Vice President                   74    42
 Henry A. Frantzen      Executive Vice President and Chief         55     3
                        Investment Officer--Global Equity and
                        Fixed Income of Federated Advisory
                        Companies*
 J. Thomas Madden       Executive Vice President and Chief         51    20
                        Investment Officer--Equity, High Yield
                        and Asset Allocation of Federated
                        Advisory Companies*
 Eugene F. Maloney      Executive Vice President, Federated        53    25
                        Investors Management Company and
                        Director

--------

*  Federated Advisory Companies include the following subsidiaries of the
   Company: Federated Advisers, Federated Global Research Corp., Passport Research Limited, Federated Management, Federated Research, and Federated Research Corp.

  Mr. John F. Donahue has been Chairman and Chief Executive Officer of Federated and a trustee of the Trust since 1989 and will continue as Chairman after the consummation of the Merger. He served as President of Federated from 1989 until 1993 and was a founder of the predecessor to Federated. Mr. Donahue is chief executive officer and a director or trustee of the investment companies managed by subsidiaries of the Company. Mr. Donahue was a member of the Board of Directors of Aetna until April 1995. He is the father of J. Christopher Donahue and Thomas R. Donahue, each of whom serves as an executive officer and director of the Company. Mr. Donahue is a graduate of the U.S. Military Academy, West Point, New York.

  Mr. J. Christopher Donahue has been President and Chief Operating Officer of Federated since 1993 and was previously Vice President. He became President and Chief Executive Officer on April 20, 1998 and will continue in such capacities with the Company after the consummation of the Merger. Mr. Donahue has been a trustee of the Trust since 1989. He is President or Executive Vice President of the funds and a director, trustee, or managing general partner of some of the funds. Mr. Donahue is the son of John F. Donahue and the brother of Thomas R. Donahue. Mr. Donahue is a graduate of Princeton University and the University of Pittsburgh School of Law.

  Mr. John W. McGonigle has been Executive Vice President of Federated since August 1995. He has served as Vice President, Secretary and General Counsel of Federated and has been a trustee of the Trust since 1989. He is Executive Vice President and Secretary of the funds. Mr. McGonigle is a graduate of Duquesne University and Duquesne University School of Law.

  Mr. Arthur L. Cherry is President of Federated Services Company. He has been a trustee of the Trust since 1997. Prior to joining Federated in January 1997, he was a managing partner of AT&T Solutions and former president of Scudder Services Corporation. He also served as managing director of Scudder, Stevens and Clark from 1984 to 1994. In addition, he has worked in various capacities with The Boston Company, Boston Financial Data Services and EDS Consulting. Mr. Cherry is a graduate of Northeastern University.

  Mr. James F. Getz serves as President--Retail Sales Division of Federated Securities Corp. and is responsible for the marketing and sales efforts in the trust and broker/dealer markets. Mr. Getz is a graduate of King's College and received his M.A. from Villanova University and his doctorate from Temple University. Mr. Getz is also a Chartered Financial Analyst.

  Mr. William D. Dawson, III serves as an Executive Vice President and Chief Investment Officer--Fixed Income of Federated Advisory Companies. He has served as a portfolio manager and held various other positions in the advisory companies. He is responsible for the investment policy and management of domestic fixed income funds. Mr. Dawson is a graduate of Union College with a Masters in Business Administration from the University of Pittsburgh. He is also a Chartered Financial Analyst.

  Mr. Thomas R. Donahue has been Vice President of Federated since 1993 and a trustee of the Trust since 1995. He currently serves as Vice President and Chief Financial Officer of Federated. Prior to joining Federated, Mr. Donahue was in the venture capital business, and from 1983 to 1987 was employed by PNC Bank in its Investment Banking Division. Mr. Donahue is the son of John F. Donahue and the brother of J. Christopher Donahue. Mr. Donahue is a graduate of Boston University and the J.L. Kellogg Graduate School of Management at Northwestern University.

  Mr. John B. Fisher is President--Institutional Sales Division of Federated Securities Corp. and is responsible for the distribution of the Company's products and services to investment advisors, insurance companies, retirement plans and corporations. He is the son of Richard B. Fisher, Executive Vice President of Federated. Mr. Fisher is a graduate of the College of the Holy Cross.

  Mr. Richard B. Fisher has been Executive Vice President of Federated and a trustee of the Trust since 1989 and was a founder of the predecessor to Federated. Mr. Fisher is primarily responsible for developing and marketing fund products in the broker/dealer market and for distributing some of the funds. Mr. Fisher is President or Vice President of the funds and director or trustee of some of the funds. Mr. Fisher is the father of John B. Fisher, an officer of the Company. Mr. Fisher is a graduate of the College of the Holy Cross.

  Mr. Henry A. Frantzen serves as Executive Vice President and Chief Investment Officer--Global Equity and Fixed Income of Federated Advisory Companies and the institutional management division of Federated Investment Counseling. Mr. Frantzen is primarily responsible for the management of global equity and fixed income funds. Prior to joining Federated, Mr. Frantzen was Managing Director of International Equities for Brown Brothers Harriman Investment Management Ltd. and Manager and International Equity Chief Investment Officer of Brown Brothers Harriman and Co., from 1992 to 1995. Prior thereto he served in executive capacities for various investment management companies, including Oppenheimer Management Corp., Yamaichi Capital Management and CREF. Mr. Frantzen is a graduate of the University of North Dakota.

  Mr. J. Thomas Madden serves as Executive Vice President and Chief Investment Officer--Equity, High Yield and Asset Allocation of Federated Advisory Companies. Mr. Madden oversees the portfolio management in the domestic equity, high yield, and asset allocation areas. Mr. Madden holds a B.A. from Columbia

University and an M.B.A. from Colgate Darden School of Business
Administration, University of Virginia. He is also a Chartered Financial
Analyst.

  Mr. Eugene F. Maloney serves as the Executive Vice President of Federated Investors Management Company and has been a trustee of the Trust since 1989. He provides certain legal, technical and management expertise to Federated's sales divisions, including regulatory and legal requirements relating to a bank's use of mutual funds in both trust and commercial environments. Mr. Maloney is an adjunct Professor of Law at Boston University School of Law. Mr. Maloney is a graduate of Holy Cross College and Fordham Law School.

ELECTION OF DIRECTORS

  Each director of the Company serves a term from the date of such director's election until the next annual meeting of the shareholders. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. After the Merger and the Offering, the Company will have 10 directors.

  No director currently receives compensation for serving as a director of the Company or as trustee of the Trust. Directors who are not employees of the Company will receive options to purchase shares of Class B Common Stock under the Stock Incentive Plan described below. Under the terms of the Merger, the Company will assume the rights and obligations of the Trust regarding the Trust's existing Restricted Stock Plan, Stock Appreciation Rights Plan and Stock Incentive Plan. See "Compensation Pursuant to Plans--Stock Incentive Plan" below.

  The Company Bylaws provides for indemnification of officers and directors consistent with the provisions of the Pennsylvania Business Corporation Law. The Company is also authorized under the Company Bylaws to purchase and maintain insurance for purposes of providing indemnification to officers, directors, employees and agents of the Company, whether or not such indemnification is provided for by the Pennsylvania Business Corporation Law. The Company believes that these provisions are necessary for the Company to continue to attract and retain qualified persons as directors and officers.

AUDIT COMMITTEE

  After the Merger and the Offering, an Audit Committee will be formed and consist of at least two directors, who will not be employees or officers (or former employees or officers) of the Company or its subsidiaries. The Audit Committee's duties will include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's accountants the results of all audits upon their completion, annually selecting and recommending independent public accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company.

COMPENSATION COMMITTEE

  After the Merger and the Offering, a Compensation Committee will be formed and consist of at least three directors, a majority of whom will not be officers or employees (or former officers or employees) of the Company. The Committee will recommend compensation levels of senior management, work with senior management on benefit and compensation programs for Company employees and monitor local and national compensation trends to ensure the Company's compensation program is competitive within the mutual fund industry.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  Prior to the Merger, the executive officers of the Company did not receive cash compensation in respect of their services to the Company alone but rather received compensation for services rendered to the Trust and its subsidiaries, including the Company. The following table sets forth the cash compensation paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Trust, as of December 31, 1997, whose cash compensation exceeded $100,000, for services rendered to the Trust and its subsidiaries during the fiscal year ended December 31, 1997.

                                                                   LONG TERM COMPENSATION
                                                               ------------------------------
                                  ANNUAL COMPENSATION                      AWARDS
                         ------------------------------------- ------------------------------
                                                  OTHER                         SECURITIES
NAME AND                                          ANNUAL         RESTRICTED     UNDERLYING        ALL OTHER
PRINCIPAL POSITION       SALARY($) BONUS($) COMPENSATION($)(1) STOCK AWARD($) OPTIONS/SARS(#) COMPENSATION($)(2)
------------------       --------- -------- ------------------ -------------- --------------- ------------------
John F. Donahue,         1,600,000 800,000        83,894               --              --            9,760
 Chairman and Chief
 Executive Officer
J. Christopher Donahue,    830,000 415,000        53,695               --              --           13,432
 President and Chief
 Operating Officer
John W. McGonigle,         750,000 250,000            --               --              --           15,102
 Executive Vice
 President and Secretary
Arthur L. Cherry,          600,000 300,000        73,924          197,500(3)      240,000(4)         1,350
 President, Federated
 Services Company
James F. Getz,
 President,                350,000 550,000            --               --(3)       40,000(4)         8,920
 Retail Sales Division
 of Federated Securities
 Corp.

--------
(1) In accordance with the applicable rules, the amounts set forth in this column do not include perquisites and other personal benefits received by the named executive officer unless the aggregate value thereof exceeded the lesser of $50,000 or 10% of the base salary and bonus reported for such officer. Included in Mr. John F. Donahue's annual compensation are perquisites and other personal benefits in fiscal year 1997, including $36,885 for the use of Federated's corporate aircraft valued on the basis of incremental cost to Federated. Included in Mr. J. Christopher Donahue's annual compensation are perquisites and other personal benefits in fiscal year 1997, including $23,435 for the use of Federated's corporate aircraft valued on the basis of incremental cost to Federated. Included in Mr. Cherry's annual compensation are perquisites and other personal benefits in fiscal year 1997, including $72,924 in relocation expenses.

(2) Includes matching contributions under Federated's 401(k) Plan of $6,400 for Mr. John F. Donahue, $6,400 for Mr. J. Christopher Donahue, $6,400 for Mr. McGonigle and $6,400 for Mr. Getz; and the present value of the economic benefit to the executive of the corporate premiums paid to purchase split dollar life insurance contracts of $1,212 for Mr. J. Christopher Donahue, and $2,882 for Mr. McGonigle. In addition, Federated paid annual premiums for life insurance with respect to Mr. John F. Donahue of $3,360, Mr. J. Christopher Donahue of $5,820, Mr. McGonigle of $5,820, Mr. Cherry of $1,350 and Mr. Getz of $2,520 in 1997. The split dollar life insurance contract for Mr. John F. Donahue is fully paid and the Company is entitled to recover all of the premiums paid by it through the cash surrender value of such policy.

(3) Based on the latest available independent valuation on the date of grant in the case of Mr. Cherry with respect to the grant of 75,000 Trust Class B Common Shares (after giving effect to the 1998 stock dividends), which was fully vested in January 1998. No other restricted shares were held by any of the named executive officers as of December 31, 1997, except for an aggregate of 450,000 Trust Class B Common Shares (after giving effect to the two 1998 stock dividends) awarded to Mr. Getz in 1990 and 1993. All restricted shares held by Messrs. Cherry and Getz had an aggregate value of $3,150,000 as of the latest independent valuation.

(4) In the case of each of Mr. Cherry and Mr. Getz, includes 60,000 Trust Class B Common Shares (after giving effect to the 1998 stock dividend) subject to options which are not currently exercisable.

COMPENSATION PURSUANT TO PLANS

  Employees' Profit Sharing Plan. The Trust has adopted a Profit Sharing Plan, qualified under Section 401(a) of the Internal Revenue Code, for its employees and employees of related entities who have completed four months of service. The Profit Sharing Plan consists of a discretionary profit sharing plan feature, and a cash or deferred feature qualified under Section 401(k) of the Internal Revenue Code ("401(k) Plan") with an employer matching contribution feature. The Plan is administered by a committee of employees. Distributions are made upon termination of employment in the form of a lump sum cash distribution. If a participant dies before termination of employment, the entire value of the participant's account is paid to the beneficiary designated by the participant.

  The Trust may contribute to the Profit Sharing Plan in any year an amount up to 15% of the eligible compensation of plan participants. The Trust has not made discretionary Profit Sharing Plan contributions since 1990. Employees become fully vested in their separate benefits after completing seven consecutive years of service with the Trust or related entity, by a graduated partial vesting in 20% increments, beginning on completion of three years of service and continuing until completion of seven years of service. Profit Sharing Plan assets are collectively invested by the Trustee, an officer of the Company. Among other assets, as of the date of this Proxy Statement/Prospectus, the Profit Sharing Plan owned 2,700,000 shares of Class B Common Stock, after giving effect to the Merger. Benefits are provided at death, disability, and termination of employment (including retirement). Participants' benefits are equal to the total contributions for the participant, plus the participant's share of any forfeitures and plus or minus associated investment gains or losses, multiplied by the participant's vesting percentage.

  A Participant in the 401(k) Plan may elect to reduce his compensation from the Company by any whole percentage from 1% to and including 15% and have that amount contributed to the 401(k) Plan before deduction of federal income tax ("Salary Reduction Contributions"). The Trust will contribute on behalf of each Participant an amount defined by the Company from time to time. Currently, the matching contribution is equal to the first 2% contributed by the Participant plus 50% of the next 4% contributed by the Participant ("Matching Contributions"). The maximum amount that a Participant may contribute by salary reduction is limited by the Internal Revenue Code. For 1997 the maximum amount was $9,800. Participants are always 100% vested in their Salary Reduction Contributions. Matching Contributions become fully vested in accordance with the same schedule as the Profit Sharing Contribution. Each Participant may choose the investments for his Salary Reduction Contributions and Matching Contributions. The available investment options are various mutual funds from Federated funds, chosen to provide a range of investment alternatives with materially different risk and return characteristics.

  Stock Incentive Plan. Long-term incentive compensation for executives has been provided under the Company's Stock Incentive Plan (the "Stock Incentive Plan"), adopted as of February 20, 1998. All key employees of the Company and its affiliates are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan will continue in effect until terminated by its terms or until terminated by the Board of Directors of the Company.

  The Stock Incentive Plan permits the granting of any or all of the following types of awards: (1) performance shares conditioned upon meeting performance criteria; (2) restricted stock; (3) stock options, including nonqualified stock options ("NSOs") and incentive stock options ("ISOs"); (4) stock appreciation rights ("SARs"), in tandem with stock options or freestanding; and (5) other awards valued in whole or in part by reference to, or otherwise based on, Class B Common Shares. In connection with any award, payment representing dividends or interest or their equivalent may be made to Stock Incentive Plan participants. In addition, the Stock Incentive Plan provides for automatic grants of stock options to trustees of the Trust who are not employees of the Company or its subsidiaries.

 Shares Subject to Stock Incentive Plan

  A total of 13,500,000 shares of Class B Common Stock may be issued under the Stock Incentive Plan. All of the shares are available for the grant of ISOs. No participant shall receive awards in respect of more than 600,000 shares of Class B Common Stock in any calendar year. The aggregate fair market value (determined on the date of the grant) of shares of Class B Common Stock with respect to which ISOs granted to a participant become exercisable for the first time in any single calendar year will not exceed $100,000. In addition, shares issued by the Company as a result of the assumption or substitution of outstanding grants of an acquired company or entity (other than as a result of the Merger, as described below) will not reduce the shares available for grant under the Stock Incentive Plan. The shares of stock deliverable under the Stock Incentive Plan may consist in whole or in part of authorized and unissued shares, treasury shares, or any combination thereof. If any shares subject to any award are forfeited, or the award is terminated without issuance of shares or other consideration, the shares subject to such awards will again be available for grant under the Stock Incentive Plan.

  Under the terms of the Merger, the Company will assume the rights and obligations of the Trust regarding the Trust's existing Restricted Stock Plan, Stock Appreciation Rights Plan and Stock Incentive Plan (the "Prior Stock Plans"). The Company will treat as having been issued under its Stock Incentive Plan all shares of restricted stock, SARs and stock options issued under the Prior Stock Plans. This will include, based on the number of restricted shares, SARs and stock options outstanding under the Prior Stock Plans on April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend declared on April 16, 1998 to be paid on April 30, 1998 to shareholders of record on April 21, 1998), 4,233,000 restricted shares of Class B Common Stock and SARs and stock options relating to 3,975,600 shares of Class B Common Stock.

  After giving effect to the assumption of the Prior Stock Plans, as of April 16, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend declared on April 16, 1998 to be paid on April 30, 1998 to shareholders of record on April 21, 1998), the Company had 5,291,400 shares of Class B Common Stock reserved for future issuance under its Stock Incentive Plan.

 Option Grants

  The following table sets forth as to persons named in the Summary Compensation Table additional information with respect to stock options granted during 1997:

                             OPTION GRANTS IN 1997

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS     EXERCISE
                         UNDERLYING GRANTED TO  PRICE PER              GRANT DATE
                          OPTIONS   EMPLOYEES     SHARE     EXPIRATION   PRESENT
NAME                     GRANTED(1)  IN 1997   ($/SHARE)(2)    DATE    VALUE($)(3)
----                     ---------- ---------- ------------ ---------- -----------
Arthur L. Cherry........  300,000     17.8%        3.10      03/01/07    254,000
                           60,000      3.6%        6.00      12/01/07    113,600
James F. Getz...........   60,000      3.6%        6.00      12/01/07    113,600

--------

(1) Reflects the one for one stock dividend declared on February 20, 1998 and paid on April 15, 1998 and the one for two stock dividend declared on April 16, 1998 to be paid on April 30, 1998.

(2) The exercise price per share, as adjusted for the 1998 stock dividend, was based on the latest available independent valuation on the date of grant.

(3) The Minimum Value option pricing model was used to determine the grant date present value. The information in the table is provided in accordance with the rules of the Securities and Exchange Commission regarding the disclosure of compensation of executive officers, and is not intended to forecast possible future stock price appreciation, if any. See Note 8(e) to the Consolidated Financial Statements for further information.

 Administration

  The Stock Incentive Plan is administered by a committee of the Board of Directors (the "Board Committee"). The Board Committee is constituted such that awards under the Stock Incentive Plan will, to the extent practicable, qualify for exemption under Rule 16b-3 of the Commission and as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Board Committee may delegate some or all of its authority and responsibility under the Stock Incentive Plan with respect to awards to participants who are not subject to Section 16(b) of the Exchange Act to the Chief Executive Officer of the Company. The Board Committee has the authority to select employees to whom awards are granted, to determine the types of awards and the number of shares subject thereto, and to set the terms, conditions and provisions of such awards. The Board Committee is authorized to interpret the Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Stock Incentive Plan, to determine the terms and provisions of any agreements entered into under the Stock Incentive Plan, and to make all other determinations which may be necessary or advisable for the administration of the Stock Incentive Plan.

 Performance Awards

  Performance awards are grants of shares of Class B Common Stock subject to the attainment of performance goals established by the Board Committee in connection with such grants and such other terms and conditions as the Board Committee shall determine. Except as otherwise determined by the Board Committee, recipients of performance awards will not be required to provide consideration other than the rendering of services. Subject to the provisions of the applicable award agreement, during the performance period dividends and other distributions with respect to shares covered by a performance award shall, in the discretion of the Board Committee, either be paid to the recipient or held in escrow by the Company and paid when the performance award is earned.

 Restricted Stock

  Restricted stock may not be disposed of by the recipient until the lapse of certain restrictions established by the Board Committee. Upon termination of employment of the participant during the restriction period, all restricted stock not then vested will be forfeited, subject to such exceptions, if any, authorized by the Board Committee. Except as otherwise determined by the Board Committee, recipients of restricted stock are not required to provide consideration other than the rendering of services. Recipients will have, with respect to restricted stock, all of the rights of a shareholder of the Company including the right to receive any dividends to the extent permitted by applicable law, unless the Board Committee determines otherwise.

 Stock Options

  The exercise price per share of Class B Common Stock of stock options granted to a participant is determined by the Board Committee as of the date of grant; provided, however, that (i) in the case of ISOs granted to a participant who on the grant date is not a more than 10% stockholder of the Company ("Ten Percent Holder"), such price shall not be less than 100% of the fair market value of a share of a Class B Common Share on the grant date, (ii) in the case of an ISO granted to a participant who on the grant date is a Ten Percent Holder, such price shall be not less than 110% of the fair market value of a share of Class B Common Stock on the grant date, and (iii) in the case of NSOs such price shall be not less than 85% of the fair market value of a share of Class B Common Stock on the grant date. The term of each such option, the time or times when it may be exercised, and the other applicable terms and conditions will be fixed by the Board Committee. Options may be exercised by payment of the purchase price in cash or, at the discretion of the Board Committee, in shares of Class B Common Stock having a fair market value on the date the option is exercised equal to the option exercise price or in such other manner as the Board Committee may approve.

 Stock Appreciation Rights

  An SAR may be granted in connection with an option or independent of an option. Upon exercise of an SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right will be exercised over the grant price of the SAR. The grant price (which will not be less than 100% of the fair market value of the shares on the date of grant) and other terms of the SAR will be determined by the Board Committee. Payment by the Company upon such exercise will be in cash.

 Other Stock-Based Awards

  In order to enable the Company to respond quickly to significant legislative and regulatory developments and to trends in executive compensation practices, the Board Committee will also be authorized to grant to participants, either alone or in addition to other awards granted under the Stock Incentive Plan, awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class B Common Stock ("other stock-based awards"). Other stock-based awards may be paid in shares of Class B Common Stock or other securities of the Company, cash or any other form of property as determined by the Board Committee.

  The Board Committee will determine the employees to whom other stock-based awards are to be made, the times at which such awards are to be made, the number of shares to be granted pursuant to such awards and all other conditions of such awards. The provisions of such awards need not be the same with respect to each recipient. Securities granted pursuant to other stock-based awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. If purchase rights are granted pursuant to other stock-based awards, the Board Committee will determine the purchase price of stock, which price will not be less than the fair market value of such stock on the date of grant.

 Directors' Stock Options

  The Stock Incentive Plan provides that directors of the Company who are not employees of the Company shall receive options to purchase shares of Class B Common Stock. Such directors will receive options with respect to 4,500 shares upon their initial election to the Board of Directors and with respect to 1,500 shares annually thereafter.

  All such options will be NSOs and will have a term of 10 years and an exercise price equal to 100% of the fair market value of the underlying shares on the date of grant. The initial grants of options to a director vest in equal installments over a three year period. The annual grants are fully vested as of the date of grant. In the event of a director's death, the options which are exercisable at the date of death will be exercisable for the next succeeding twelve months. Except as set forth below under "Adjustments," neither the Board of Directors of the Company nor the Board Committee will have any discretion with respect to options granted to such directors pursuant to the Stock Incentive Plan.

 Nonassignability of Awards

  The Stock Incentive Plan provides that no award granted under the Stock Incentive Plan may be sold, assigned, transferred, pledged or otherwise encumbered by a participant, otherwise than by will or by the laws of descent and distribution or, if authorized by the Board Committee in limited circumstances, by gift. Each award will be exercisable, during the participant's lifetime, only by the participant, or if permissible under applicable law, by the participant's agent, guardian or attorney-in-fact.

 Adjustments

  The Stock Incentive Plan provides that, in the event of any change affecting the Class B Common Stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or any other change in corporate structure such that Class B Common Stock are changed into or exchangeable for a larger or smaller number of shares, the Board Committee will make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Stock Incentive Plan and in the number, class and option price or other price of shares subject to the outstanding awards granted under the Stock Incentive Plan as it deems to be appropriate in order to maintain the purpose of the original grant.

  The Board Committee will be authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles, provided no such adjustment shall impair the rights of any participant without his consent. The Board Committee will be able to correct any defect, supply any omission or reconcile any inconsistency in the Stock Incentive Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.

 Federal Income Tax Aspects of the Stock Incentive Plan

  The following is a summary of the federal tax consequences generally arising with respect to awards to be granted under the Stock Incentive Plan.

  The grant of an ISO has no tax consequences to the Company or to the participant. In addition, the participant recognizes no taxable income at the time of exercise of an ISO. However, upon exercise, the difference between the fair market value of the shares of Class B Common Stock and the exercise price of the ISO is includable in the participant's income for alternative minimum tax purposes. If the participant holds the shares acquired upon exercise of an ISO for at least two years from the date of the grant of the ISO and at least one year from the date of exercise, he or she will recognize taxable long-term capital gain or long-term capital loss upon a subsequent sale of the shares at a price different from the option exercise price. In either of these events, no deduction would be allowed to the Company for federal income tax purposes.

  If the participant disposes of the shares acquired upon exercise of an ISO within either of the holding periods described above (i) the participant will recognize taxable ordinary income in the year of such disposition in an amount equal to the fair market value of the shares on the exercise date minus the exercise price of the ISO, provided that if the disposition is a sale or exchange with an unrelated party, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the exercise price; (ii) the Company will be entitled to a deduction for such year equal to the amount of taxable ordinary income recognized by the participant; (iii) the participant will recognize capital gain or loss, short-term or long-term, as the case may be, in an amount equal to the difference between (a) the amount realized by the participant upon such sale or exchange of the shares and (b) the option exercise price paid by the participant increased by the amount of ordinary income, if any, recognized by the participant upon such disposition.

  The grant of an NSO has no tax consequences to the Company or to the participant. Upon exercise of an NSO, however, the participant will recognize taxable ordinary income in the amount of the excess of the fair market value on the date of exercise of the shares of the Class B Common Stock acquired over the exercise price of the NSO, and such amount will be deductible for federal income tax purposes by the Company. The holder of such shares will, upon a subsequent disposition of the shares, recognize short-term or long-term capital gain or loss, depending on the holding period of the shares.

  In general, a grant of restricted stock has no tax consequences to the Company or the participant. Except as discussed below, the then fair market value of the shares of Class B Common Stock issued as restricted stock will be taxed as ordinary income to the participant as the restrictions on the stock lapse. The Company will receive a corresponding tax deduction at the same time. Dividends received by the participant during the restriction period are treated as compensation income and therefore are taxed as ordinary income to the participant and are deductible by the Company. Any gain realized upon a taxable sale or exchange of the stock will be recognized as short-term or long-term capital gain or loss, depending on the holding period of the shares after the restrictions lapse. The Company receives no additional deduction at the time of disposition of the stock by the participant.

  The participant may, under Section 83(b) of the Internal Revenue Code, elect to report the current fair market value of restricted stock as ordinary income in the year the award is made, even though the stock is subject to restrictions. In such a case, the Company will receive an immediate tax deduction for such fair market value of the shares in the year of grant, but will receive no deduction for any subsequent appreciation during or after the restriction period. In addition, dividends paid during or after the restriction period would be treated as dividends rather than compensation income to the participant and, therefore, would not be deductible by the Company. If a Section 83(b) election is made, any appreciation in the value of the stock after the date of grant will not be recognized as capital gain by the participant until such time as the participant disposes of the stock in a taxable transaction. Any capital gain then realized will be long-term capital gain provided that the required holding period, measured from the date of grant, is met. If the participant forfeits the stock (i.e., because he or she has not met the requirements for lapse of restrictions), the participant will receive no refund or deduction on account of taxes paid in the year of grant as a result of the Section 83(b) election.

  The grant of an SAR has no tax consequences to the Company or the participant. To the extent that an SAR is exercised, the amount paid to the participant will be taxed to him or her as ordinary income, and the Company will receive a corresponding deduction at the same time.

  With respect to other stock-based awards granted under the Stock Incentive Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received, and the Company will be entitled to a deduction for the same amount. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received, at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier. The Company will be entitled to a deduction for the same amount. A participant who makes an election under Section 83(b) of the Internal Revenue Code will be taxed on the excess of the fair market value of the stock or other property at exercise over the purchase price. Special tax rules may apply to officers and directors who are subject to Section 16 of the Exchange Act.

  Executive Annual Incentive Plan. The Company adopted an Executive Annual Incentive Compensation Plan (the "Incentive Compensation Plan"). Under this Plan, a pool equal to 7.5% of the Company's consolidated operating profits (as defined in the Plan) may be set aside each year for the payment of cash awards to the five most highly compensated executive officers of the Company (including the Chief Executive Officer and such other officers as the Chief Executive Officer may designate). Shares of the pool will be allocated to participants designated by the Chief Executive Officer. Such allocations are intended to be made before the 90th day of the fiscal year to which the incentive pool relates. No more than 40% of the pool will be allocated to any participant. At any time before or after the close of the fiscal year and prior to the payment of cash awards for the fiscal year, the Chief Executive Officer may reduce or eliminate the incentive pool or the amount thereof granted to any participant. Upon the death of a participant, the award will be paid to his or her estate or beneficiary. Awards will be forfeited upon termination of employment unless the Chief Executive Officer determines otherwise.

  The Incentive Compensation Plan may be terminated or amended at any time by action of the Company's Board of Directors. The Incentive Compensation Plan is intended to be an unfunded plan and as such the participants shall have no rights with respect to amount payable under the Plan that are greater than those of a general creditor of the Company.

  For Federal income tax purposes, cash awards will be taxable to participants as ordinary compensation income as of the date of payment of such awards, and the Company will be entitled to a corresponding tax deduction in the year accrued.

                             CERTAIN TRANSACTIONS

RELATIONSHIP WITH AETNA AND WESTINGHOUSE PENSION PLAN

  Aetna. In January 1996, Federated entered into an agreement with Aetna to convert 1,000 shares of Trust Series A Preferred Shares into Trust Class B Common Shares and to sell the converted shares back to the Trust at a mutually agreed upon price. Each Series A Preferred Share was converted into approximately 5,303 Class B Common Shares (without adjusting for subsequent stock dividends). Immediately thereafter, these shares were repurchased from Aetna for $101,233,000. Aetna has no continuing equity interest in Federated. See Note 10 to Consolidated Financial Statements.

  Westinghouse Pension Plan. Under the Stock Purchase Agreement dated as of August 1, 1989 (the "Stock Purchase Agreement") between the Company and Westinghouse Credit Corporation ("Westinghouse"), Westinghouse originally acquired 1,200,000 Trust Class B Common Shares (4,800,000 shares after giving effect to subsequent stock dividends). On September 14, 1993, Westinghouse transferred these shares to Mellon Bank N.A., as Trustee. Pursuant to the terms of the Stock Purchase Agreement, the Westinghouse Pension Plan is entitled to participate in any public offering pro rata with all other existing holders of Class A Common Shares and Class B Common Shares to the extent any such holders are entitled to participate in any such public offering. See "Principal Shareholders." In addition, if the Company offers to issue any Class A Common Shares or Class B Common Shares to specified senior executives of the Company, Westinghouse Pension Plan is entitled to purchase its pro rata share at the same price as such executive. This right does not extend to shares issued under the Profit Sharing Plan or other employee stock arrangements. Westinghouse Pension Plan's percentage ownership of Federated is to be diluted on the same basis as the percentage ownership of all other holders of Class A Common Shares and Class B Common Shares in the event Federated issues any such shares to an unrelated third party or pursuant to a public offering. Under the terms of the Stock Purchase Agreement, Westinghouse Pension Plan cannot transfer any of its Class B Common Shares to any direct competitor of the Company or a person owning 50% or more of a competitor. Pursuant to the Merger, the obligations of Federated under the Stock Purchase Agreement will be assumed by the Company.

OTHER TRANSACTIONS

  Following the repurchase of Trust Class B Common Shares from Aetna described above, in February 1996 Federated also purchased 1,180,000 (without adjusting for subsequent stock dividends) Trust Class B Common Shares from other existing shareholders at a comparable per share price to that paid to Aetna, for a total purchase price of $22,420,000. See Note 10 to Consolidated Financial Statements. Among the Trust Class B Common Shares repurchased (without adjusting for subsequent stock dividends) were shares beneficially owned by certain directors and executive officers of the Company, as follows:
22,000 shares ($418,000) owned by Comax Company, a limited partnership of which Comax, Inc. is the general partner in which Mr. John F. Donahue is the sole shareholder as to which shares Mr. Donahue disclaims beneficial ownership; 23,000 shares ($437,000) owned by Mr. Eugene F. Maloney; and 50,500 shares ($959,500) owned by Fairview Partners, a limited partnership of which Mr. John W. McGonigle is the sole general partner. In addition, the Federated Profit Sharing Plan sold 150,000 shares ($2,850,000) to Federated.

  Investment advisory, administrative, distribution and shareholder services are provided to the Federated group of funds pursuant to various contracts among subsidiaries of Federated. Terms of the contracts, including fees, are approved by the directors and trustees of the funds, including independent directors and trustees of the funds, none of whom are officers, trustees or employees of Federated.

                            PRINCIPAL SHAREHOLDERS

  The beneficial ownership of the Common Shares of the Trust at the time of the Merger and the Common Stock of the Company immediately after the consummation of the Merger will be the same, without giving effect to the Offering, because each shareholder of the Trust will receive one share of Class A Common Stock or Class B Common Stock of the Company in exchange for each Trust Class A Common Share or Trust Class B Common Share, as the case may be. Accordingly, the following table sets forth certain information regarding the beneficial ownership of the Company's Class A and Class B Common Stock as of April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend declared on April 16, 1998 to be paid on April 30, 1998 to shareholders of record on April 21, 1998), by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Class A or Class B Common Stock, (ii) each of the directors of the Company, (iii) named executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

  All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are John F. Donahue, his wife and his son J. Christopher Donahue, for the benefit of members of the family of John F. Donahue. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer or otherwise dispose of shares owned by the Voting Trust. The entire voting power of the Company is vested in the holders of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles or required by applicable law. See "Description of Securities."

                                                                     PERCENTAGE OF
                                                                      OUTSTANDING
                                 NUMBER OF SHARES OF CLASS A         CLASS A OR B
NAME(1)                          OR B COMMON STOCK OWNED(2)         COMMON STOCK(2)
-------                          ---------------------------        ---------------
Voting Trust(3).........       6,000 shares of Class A Common Stock      100.0%
John F. Donahue(4)......  10,545,534 shares of Class B Common Stock       12.6
J. Christopher
 Donahue(5).............   4,647,918 shares of Class B Common Stock        5.6
John W. McGonigle(6)....   5,460,000 shares of Class B Common Stock        6.5
Arthur L. Cherry(7).....     474,000 shares of Class B Common Stock          *
James F. Getz...........     540,000 shares of Class B Common Stock          *
William D. Dawson III...     120,000 shares of Class B Common Stock          *
Thomas R. Donahue(8)....   1,721,838 shares of Class B Common Stock        2.1
John B. Fisher..........     300,000 shares of Class B Common Stock          *
Richard B. Fisher.......   4,800,000 shares of Class B Common Stock        5.8
Henry A. Frantzen.......     180,000 shares of Class B Common Stock          *
J. Thomas Madden........     150,000 shares of Class B Common Stock          *
Eugene F. Maloney(9)....     540,000 shares of Class B Common Stock          *
James J. Dolan(10)......   4,825,236 shares of Class B Common Stock        5.8
John A. Staley, IV(11)..   7,617,000 shares of Class B Common Stock        9.1
Westinghouse Pension
 Plan(12)...............   7,200,000 shares of Class B Common Stock        8.6
All directors and
 executive officers as a
 group (12 persons).....  29,479,290 shares of Class B Common Stock       35.3%

--------
  * Less than 1%.

(1) Except as indicated in the footnotes below, the address of each five percent shareholder is in care of the Company at its principal executive office. See "Management" for a description of the offices held by directors and executive officers.

(2) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.

(3) The Voting Shares Irrevocable Trust dated May 31, 1989 specifically authorizes John F. Donahue, his wife and J. Christopher Donahue as trustees to vote shares held by the Voting Trust and grants them power to sell, transfer or otherwise dispose of shares owned by the Voting Trust.

(4) Includes 4,650,000 shares owned by The Beechwood Company, a limited partnership of which Mr. Donahue and Oyster Bay Properties, Inc., of which Mr. Donahue is the sole shareholder, are general partners (Mr. Donahue disclaims beneficial ownership of 2,325,000 shares owned by The Beechwood Company); 4,566,372 shares owned by Comax Company, a limited partnership of which Comax, Inc. is the general partner; John F. Donahue is the sole shareholder of Comax, Inc. (Mr. Donahue disclaims beneficial ownership of substantially all of the 4,566,372 shares owned by Comax Company); and 1,329,162 shares owned by Shamrock Partners LP, a limited partnership of which Mr. Donahue and Shamrock Properties, Inc., of which Mr. Donahue is the sole shareholder, are general partners.

(5) Includes 3,545,448 shares owned jointly with Mrs. Donahue; includes 838,890 shares for which Mr. Donahue has the power to sell, transfer or otherwise dispose under powers of attorney; includes 263,580 shares for which Mr. Donahue is a custodian of shares under the Uniform Trust for Minors Act. Does not include 750,000 shares held by Tiger Partners, L.P.

(6) All of the shares are owned by Fairview Partners, a limited partnership of which Mr. McGonigle is the sole general partner.

(7) Includes 300,000 shares subject to options which are currently exercisable. Includes 34,800 shares owned by or on behalf of Mr. Cherry's children; includes 64,200 shares owned jointly by Mr. and Mrs. Cherry.

(8) Includes 1,196,520 shares of which Mr. Donahue is a custodian of shares under the Uniform Trust for Minors Act; includes 261,318 shares owned jointly by Mr. and Mrs. Thomas R. Donahue.

(9) Includes 210,000 shares owned by Mrs. Maloney.

(10) Mr. Dolan's address is c/o Access Data Corp., Two Chatham Center, Pittsburgh, Pennsylvania 15219. Includes 605,610 shares owned by Mrs. Dolan and 541,488 shares owned by Mr. Dolan. Based on information furnished to the Company, also includes 2,806,200 shares to be registered in Voyager One Investment Limited Partnership, a limited partnership of which Mr. Dolan and his wife are general partners. Mr. Dolan is a former executive officer and a former trustee of the Trust.

(11) Mr. Staley's address is Staley Capital Advisers, Inc., One Oxford Centre, Suite 3950, Pittsburgh, PA 15219. Includes 3,090,000 shares owned by Glen Arden Associates, a limited partnership of which Mr. Staley is the sole general partner. Mr. Staley is a former executive officer and a former trustee of the Trust.

(12) The address for Westinghouse Pension Plan is c/o Mellon Equity Associates, 500 Grant Street, Suite 3700, Pittsburgh, Pennsylvania 15258.

                           DESCRIPTION OF SECURITIES

  The authorized share capital of the Company consists of 20,000 shares of Class A Common Stock, no par value per share ("Class A Common Stock"), 900,000,000 shares of Class B Common Stock, no par value per share ("Class B Common Stock") and 100,000,000 shares of preferred stock, no par value per share ("Preferred Stock"). Following consummation of the Merger and without giving effect to the Offering, there will be issued and outstanding 6,000 shares of Class A Common Stock, 83,427,000 shares of Class B Common Stock and no shares of Preferred Stock.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

 Voting Rights

  The entire voting power of the Company shall be vested in the holders of the outstanding shares of Class A Common Stock until the occurrence of the Agreement Date (as defined below). Except as otherwise provided in the Restated Articles or by applicable law, the holders of the outstanding Class B Common Stock shall have no voting rights. On all matters upon which shareholders are entitled to vote or give consent, each holder of a share of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock held of record by such holder. After consummation of the Merger, the Voting Trust will have control of the Company through its ownership of all of the outstanding shares of the Class A Common Stock of the Company.

  With respect to any proposed amendment of the Restated Articles that would increase or decrease the number of authorized shares of either the Class A Common Stock or the Class B Common Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of the Class A Common Stock or the Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class as provided above.

  Notwithstanding the foregoing, the Company shall not, prior to the Agreement Date, take any of the following actions without the consent of the holders of a majority of the then outstanding shares of Class B Common Stock:

  (a) merge, consolidate with or otherwise acquire any corporation or other business entity; provided, however, that, in a transaction (i) in which the Company is the surviving entity and (ii) pursuant to which the Restated Articles have not been amended, altered, repealed or superseded, the Company may, without such consent, merge, consolidate with or otherwise acquire any corporation or other business entity;

  (b) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Company or any subsidiary thereof to other than a wholly owned subsidiary of the Company; provided, however, that, (i) in any transaction or series of related transactions not exceeding in value $100,000,000 in the aggregate (taking into account all liabilities assumed by the Company or its subsidiaries in any such transaction or transactions) involving all or substantially all of the assets of any subsidiary, or (ii) in any transaction or series of transactions involving a securitization or other receivables sales transaction, the Company may, without such consent, sell, lease, exchange or otherwise dispose of all or substantially all of the assets of such subsidiary;

  (c) effect any amendment to the Restated Articles or Company Bylaws that adversely affects the rights, powers or preferences of the shares of Class B Common Stock; or

  (d) liquidate, dissolve or otherwise wind up the affairs of the Company.

  The "Agreement Date" is the first date on which the Company shall execute and deliver, and enter into, a legally binding and enforceable agreement providing for the issue by the Company of shares of Class B Common

Stock in a transaction constituting a business combination which, for financial reporting purposes, shall be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

  From and after the Agreement Date, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock, except as provided below, shall vote together as a single class, and every holder of the outstanding shares of the Class A Common Stock shall be entitled to cast 1,000 votes for each share of Class A Common Stock held of record by such holder, and every holder of the outstanding shares of the Class B Common Stock shall be entitled to cast one vote for each share of Class B Common Stock held of record by such holder. Notwithstanding the foregoing, from and after the Agreement Date the holders of the Class A Common Stock, voting separately as a class with each holder of the outstanding shares of Class A Common Stock being entitled to one vote in person or by proxy for each share of the Class A Common Stock held of record by such holder, shall have the right to elect that number of directors so that four-tenths ( 4/10) (calculated to the next highest whole number) of the total number of directors of the Company fixed from time to time by, or in the manner provided for in, the Bylaws of the Company, shall have been elected by the holders of the Class A Common Stock separately. Neither holders of the Class A Common Stock nor holders of the Class B Common Stock shall be entitled to cumulate their votes for election of directors of the Company.

  Directors elected by the holders of the Class A Common Stock voting separately as a class may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Class A Common Stock, voting separately as a class. Directors elected by the holders of the Class A Common Stock and the Class B Common Stock voting together without regard to class, and directors filling vacancies and newly created directorships, may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock, voting together without regard to class. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by holders of the Class A Common Stock or the Class B Common Stock, as the case may be, shall be filled by a majority vote of the remaining directors, so elected by the (x) holders of the Class A Common Stock or (y) the holders of the Class A Common Stock and the Class B Common Stock, as the case may be, then in office, even though less than a quorum.

  At any time, when there shall be no shares of either Class A Common Stock but there shall be shares of Class B Common Stock outstanding, without any action by the Board of Directors or the holders of the shares of Class B Common Stock, the entire voting power of the Company shall then be vested in the holders of the outstanding shares of Class B Common Stock and each of such holders shall be entitled to cast one vote for each share of Class B Common Stock held by such holder. In such event, the provisions of the Restated Articles that provide for differing voting rights for the Class A Common Stock shall be of no further effect. All shares of either the Class A Common Stock or the Class B Common Stock that are then outstanding shall have equal and general voting power in the election of directors and in all other matters upon which shareholders of the Company are entitled to vote or give consent.

 Dividends and Distributions

  Under Pennsylvania law, the Board of Directors may authorize, and the Company may pay, dividends or make other distributions to shareholders unless, as a result (i) the Company would be unable to pay its debts as they become due in the usual course of business or (ii) the total assets of the Company would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of such distribution, to satisfy the preferential rights of holders of Preferred Stock. Dividends must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either.

  Shares of Class A Common Stock and shares of Class B Common Stock rank on a parity with respect to dividends and distributions; provided, however, that in the case of dividends or other distributions payable in stock of the Company (other than Preferred Stock), including distributions pursuant to stock split-ups or divisions, only shares of the Class A Common Stock shall be distributed with respect to the Class A Common Stock, and only shares of Class B Common Stock shall be distributed with respect to the Class B Common Stock.

  At any time shares of both the Class A Common Stock and the Class B Common Stock are outstanding, the Board of Directors may issue shares of the Class B Common Stock in the form of a distribution or distributions pursuant to a stock dividend on, or a split-up of, shares of the Class B Common Stock only to the then holders of the outstanding shares of the Class B Common Stock and in conjunction with and in the same ratio as a stock dividend on, or a split-up of, the shares of the Class A Common Stock.

  Except as otherwise required by applicable law or otherwise provided in the Restated Articles, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation. Upon liquidation of the Company, holders of Class A Common Stock and holders of Class B Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors. In addition, in connection with a Company Sale (as hereinafter defined), the holders of the Class A Common Stock and the Class B Common Stock shall receive the same amount of consideration per share, notwithstanding any differences in voting rights. The term "Company Sale" shall be deemed to include the following: (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or stock purchase) and (B) a sale of all or substantially all of the assets of the Company. In any Company Sale, if the consideration received by the Company or its stockholders, as the case may be, is other than cash, its value, as determined in good faith by the Board of Directors will be deemed its fair market value.

 Preemptive Rights

  The holders of the Class B Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Company, whether now or hereafter authorized.

  Each holder of any shares of Class A Common Stock then outstanding shall be entitled to a preemptive right to purchase or subscribe for any unissued shares of Class A Common Stock to be issued by the Company for any reason, including any increase of the authorized number of shares of Class A Common Stock, or for any additional shares of any class of the capital stock of the Company or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of Class A Common Stock, or carrying any rights to purchase shares of Class A Common Stock, whether such shares or bonds, certificates of indebtedness, debentures or other securities shall be issued for cash, property or other lawful consideration.

 Dissenters' Rights

  Under Pennsylvania law, holders of shares of the Company's capital stock shall have a right of appraisal with respect to specified corporate actions, including (i) a plan of merger, consolidation, division or share exchange,
(ii) certain plans or amendments of the Restated Articles in which disparate treatment is accorded to holders of shares of the same class or series, and
(iii) a sale or transfer of substantially all of the Company's assets. Appraisal rights are not provided to holders of shares of any class that is either listed on a national securities exchange or held of record by more than 2,000 holders, but this exception does not apply in the case of (i) a plan under which such shares are not converted solely into shares of the acquiring, surviving or new corporation and cash is paid in lieu of the fractional shares, if any, or (ii) shares of Preferred Stock unless the resolution of the Board of Directors that creates such series or class of Preferred Stock, the plan or the terms of the transaction entitle all holders of such class to vote thereon and require for adoption of the plan the affirmative vote of a majority of the votes cast by all holders of shares of the series or class.

 Restrictions on Transfer

  Under the Company Bylaws, an existing shareholder of the Trust that will own shares of Common Stock of the Company to be received in the Merger shall not sell, transfer or otherwise dispose of the shares owned by such shareholder, directly or indirectly, in any public sale or distribution, including a sale under Rule 144 promulgated under the Securities Act during the period of seven days prior to, and 180 days after, the date such registration statement becomes effective, except as to those shares to be sold to or distributed by the underwriters.

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

This bylaw provision shall not be amended without the unanimous written consent of the shareholders of the Company. Notwithstanding anything contained in the Company Bylaws to the contrary, the Board of Directors of the Company may waive any restrictions set forth in this bylaw provision as it applies to any shareholder at any time or from time to time.

PREFERRED STOCK

  The Company is authorized to issue 100,000,000 shares of Preferred Stock, of which no shares will be issued and outstanding upon consummation of the Merger and the Offering. The Company has no plans to issue shares of Preferred Stock but believes that the grant of full authority to the Board of Directors of the Company to authorize the issuance of shares of Preferred Stock into one or more series, as described below, will enhance the financial flexibility of the Company. The Restated Articles grant full authority (to the extent permitted by law) to the Board of Directors of the Company to divide the shares of Preferred Stock into one or more series, to determine the designation and the number of shares of any series (within the total number of shares of the class authorized by the Restated Articles), and to determine the voting rights (whether full, limited, multiple, fractional or no voting rights), preferences, limitations and special rights, if any, of any series. Such division and determination may be made by action of the Board of Directors from time to time and shall constitute an amendment of the Restated Articles. It is not possible to state the actual effect of the authorization and issuance of any series of Preferred Stock upon the rights of the holders of the Class A Common Stock and the Class B Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Class A Common Stock and the Class B Common Stock, diluting the voting power of the Class A Common Stock and the Class B Common Stock, or impairing liquidation rights of such shares without further action by holders of the Class A Common Stock and the Class B Common Stock. In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

ANTI-TAKEOVER CONSIDERATIONS

  The Restated Articles contain certain provisions that could make more difficult a change in control of the Company not having approval of the Board of Directors. The entire voting power of the Company is vested in the holders of the outstanding Class A Common Stock until the occurrence of the Agreement Date relating to an agreement by the Company to issue shares of Class B Common Stock in a business combination which is intended to be treated as a "pooling of interests" under generally accepted accounting principles. After the Merger and the Offering, the Voting Trust will control the Company through the ownership of all of the outstanding shares of Class A Common Stock of the Company. After the Agreement Date, holders of the Class A Common Stock, voting separately as a class, will be entitled to elect four-tenths (calculated to the next highest whole number) of the total number of directors of the Company.

  The Restated Articles authorizes the issuance of blank check Preferred Stock. The Board of Directors may establish voting rights, liquidation preferences, redemption rights, conversion rights and other rights relating to such Preferred Stock, all or some of which may be senior to the Class A Common Stock and the Class B Common Stock, without the approval of the holders of the Class A Common Stock and the holders of the Class B Common Stock. In some circumstances, the Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes.

TRANSFER AGENT

  The transfer agent of the Trust Class A Common Shares and Trust Class B Common Shares is Boston EquiServe.

                       COMPARISON OF SHAREHOLDER RIGHTS

  Upon consummation of the Merger, the beneficial owners of the Trust, a Delaware business trust, will become shareholders of the Company, a Pennsylvania corporation and a "registered corporation" (as defined in the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL")). Differences between the Delaware Business Trust Act (the "DBTA") and the PBCL, as well as between the Trust's Restated Declaration of Trust and the Trust Bylaws and the Restated Articles of the Company and the Company Bylaws will result in changes in the rights of the Trust's beneficial owners when they become shareholders of the Company.

  The Trust's Restated Declaration of Trust was adopted in 1989 in connection with the Trust's acquisition of the business of the Company from Aetna for cash and 1,000 Series A Preferred Shares of the Trust. In January 1996, Federated entered into an agreement with Aetna to convert all 1,000 Series A Preferred Shares into Trust B Common Shares and to sell the converted shares back to Federated at a mutually agreed upon price. As of April 21, 1998 (after giving effect to the stock dividend paid on April 15, 1998 and the stock dividend declared on April 16, 1998 to be paid on April 30, 1998 to shareholders of record on April 21, 1998), there were 6,000 Trust Class A Common Shares and 83,427,000 Trust Class B Common Shares outstanding. No shares of any series of Trust Preferred Shares are outstanding.

  Pursuant to the Merger, each outstanding Class A Common Share and Class B Common Share of Federated will be converted into the right to receive one share of Class A Common Stock and one share of Class B Common Stock, respectively, of the Company. Holders of Class A Common Stock and the Class B Common Stock of the Company to be received in the Merger will have substantially the same rights as holders of the Class A Common Shares and Class B Common Shares of Federated, except as summarized below. In the event the Company enters into a binding agreement providing for the issuance by the Company of shares of Class B Common Stock in a transaction constituting a business combination which, for financial reporting purposes, shall be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles, the holders of the Class B Common Stock will also have the right to elect a majority of the Board of Directors of the Company.

  Following is a description of certain differences, based on the DBTA and the PBCL as in effect on the date hereof and the Declaration of Trust, the Restated Articles, and the respective Bylaws of the Trust and the Company. Descriptions of the Restated Articles and Bylaws of the Company are qualified in their entirety by reference to the full texts thereof attached as exhibits to the Merger Agreement and separately as Appendices B and C attached hereto.

ELECTION OF DIRECTORS

  Under the Restated Declaration of Trust, the number of trustees (directors) must be between three and fifteen, as determined by the trustees themselves. Each trustee serves a term from the date of such trustee's election until the next annual meeting of the shareholders. Trustees may be removed with or without cause by the holders of Class A Common Shares or by two-thirds of the board of trustees. A vacancy on the board created by the removal or resignation of a trustee or by the expansion of the number of trustees may be filled by the remaining trustees then in office.

  The Restated Articles provide that the Board of Directors of the Company shall consist of at least five members, all of whom prior to the Agreement Date shall be elected by the holders of the Class A Common Stock. Following the Agreement Date, the holders of the Class B Common Stock shall be entitled to vote on all matters, including the election of directors, provided, however, that the holders of the Class A Common Stock, voting separately as a class with each holder of the outstanding shares of Class A Common Stock being entitled to one vote per share, shall have the right to elect that number of directors so that four-tenths (4/10) (calculated to the next highest whole number) of the total number of directors fixed from time to time by, or in the manner provided for in, the Bylaws of the Company, shall have been elected by the holders of the Class A Common Stock separately.

  All directors, whether elected by the holders of the Class A Common Stock voting separately as a class or elected by holders of both the Class A Common Stock and the Class B Common Stock voting together, shall have equal standing, serve terms of equal duration and have equal voting powers. Vacancies created by the resignation or removal of a director elected by the holders of the Class A Common Stock voting separately shall be filled by the holders of the Class A Common Stock, voting separately, and vacancies created by the resignation or removal of a director elected by the holders of the Class A Common Stock and Class B Common Stock voting together as a class shall be filled by the holders of the Class A Common Stock and Class B Common Stock, voting together as a class. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by holders of the Class A Common Stock or the Class B Common Stock, as the case may be, shall be filled by the majority vote of the directors so elected by holders of the Class A Common Stock or the Class B Common Stock, as the case may be, then in office, even though less than a quorum.

  Directors elected by the holders of the Class A Common Stock voting separately as a class may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Class A Common Stock, voting separately as a class. Directors elected by the holders of the Class A Common Stock and Class B Common Stock voting together without regard to class, may be removed, with or without cause, by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Class A Common Stock and Class B Common Stock, voting together without regard to class.

DIRECTORS' DUTIES

  Under Delaware law, the standard of care applicable to trustees and officers of a Delaware business trust such as the Trust is the standard of care set forth in the governing instrument of such business trust, or, if no standard is set forth, the general Delaware fiduciary standard of care. The Restated Declaration of Trust does not specify the standard of care applicable to trustees or officers of the Trust, and, therefore, the general Delaware fiduciary standard of care applies to the trustees and officers of the Trust. Under that standard, trustees must act with the care, skill, prudence and diligence that a prudent person acting in like capacity would use under the same circumstances.

  Under the PBCL, directors of a Pennsylvania corporation are obligated to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. The PBCL states that directors of a Pennsylvania corporation may, but are not required to, take into consideration the effects of their actions upon various groups affected by such action, including not only shareholders, but also employees, suppliers, customers, creditors and communities. The PBCL also makes clear that a director has no greater obligation to justify, or higher burden of proof with respect to, any act relating to an actual or potential takeover of the corporation than he or she has with respect to any other act as a director.

LIMITATION OF DIRECTORS' LIABILITY

  By the terms of the Restated Declaration of Trust, trustees and officers of the Trust are personally liable only for their willful misfeasance, bad faith, gross negligence or reckless disregard of their duties to the Trust; provided, however, that actions taken by the trustees in good faith reliance upon the advice of counsel or other experts of recognized competence with respect to the meaning and operation of the Restated Declaration of Trust shall not constitute willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of the trustee. The foregoing provision operates to eliminate under many circumstances the ability of the Trust or its shareholders to recover monetary damages from a trustee of the Trust found to have breached his or her fiduciary duty in such capacity.

  Absent a breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director of a Pennsylvania corporation are presumed to be in the best interests of the corporation. The PBCL states that shareholders of a Pennsylvania corporation may adopt a bylaw which eliminates the personal liability of directors for monetary damages for any action taken (or any failure to take any action) unless (i) the directors have breached or failed to perform their duties and
(ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, a corporation may not eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to local, State or Federal law.

  The Company Bylaws contain a provision adopted by the shareholders limiting personal liability of directors.

DIRECTORS' INDEMNIFICATION

  Pursuant to Section 10.4 of the Restated Declaration of Trust and Article IX of the Trust Bylaws, any trustee or officer of the Trust who is held personally liable for any debts, liabilities or obligations of the Trust or in taking or failing to take any other actions in connection with the Trust, the taking or failure to take of which does not constitute willful misfeasance, bad faith, gross negligence or reckless disregard, is indemnified and reimbursed by the Trust.

  The PBCL provides that, unless otherwise restricted in its bylaws, a Pennsylvania corporation has the power to indemnify any person involved in any third party or derivative action by reason of the fact that the person is or was a representative of the corporation, if the person acted in good faith and reasonably believed that his actions were in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In general, no indemnification is allowable in derivative actions where the person has been adjudged liable to the corporation, unless and to the extent that the court finds him entitled to indemnification against expenses despite such adjudication. To the extent that a representative of a Pennsylvania corporation has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue, or matter therein, the PBCL requires mandatory indemnification against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Unless otherwise restricted by its bylaws, a Pennsylvania corporation may also purchase insurance on behalf of representatives of the corporation against any liability whether or not the corporation would have the power to indemnify such person against that liability.

  The Company Bylaws do not restrict indemnification and do not contain a provision limiting the power of the Company to purchase insurance.

DIVIDENDS AND DISTRIBUTIONS

  Declarations of dividends out of income and distributions out of principal of the Trust may be made at any time and in any amount as may be determined by the trustees. All dividend and distribution payments to a class or series of stock are distributed pro rata to the holders of shares of such class or series.

  Under Pennsylvania law, unless otherwise restricted in the bylaws, the board of directors may authorize and a business corporation may pay dividends or make other distributions to stockholders. However, a distribution may not be made if as a result (i) the corporation would be unable to pay its debts as they become due in the usual course of business or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in the articles) the amount that would be needed, if the corporation were to be resolved at the time of distribution, to satisfy the preferential rights of holders of preferred stock.

  The Restated Articles provide that shares of Class A Common Stock and Class B Common Stock rank on a parity with respect to dividends and distributions, provided, however, that in the case of dividends or other distributions payable in stock of the Company (other than Preferred Stock), including distributions pursuant to stock split-ups or divisions, only shares of the Class A Common Stock shall be distributed with respect the Class A Common Stock, and only shares of the Class B Common Stock shall be distributed with respect to the Class B Common Stock. At any time shares of both the Class A Common Stock and the Class B Common Stock are outstanding, the Board of Directors may issue shares of the Class B Common Stock in the form of a distribution or distributions pursuant to a stock dividend on, or a split-up of, shares of the Class B Common Stock only to the then holders of the outstanding shares of the Class B Common Stock and in conjunction with and in the same ratio as a stock dividend on, or a split-up of, the shares of the Class A Common Stock.

  Except as otherwise required by applicable law or otherwise provided in the Restated Articles, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation. Upon liquidation of the Company, holders of Class A Common Stock and holders of Class B Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors. In addition, in connection with a Company Sale (as hereinafter defined), the holders of the Class A Common Stock and the Class B Common Stock shall receive the same amount of consideration per share, notwithstanding any differences in voting rights. The term "Company Sale" shall be deemed to include the following: (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or stock purchase), and (B) a sale of all or substantially all of the assets of the Company. In any Company Sale, if the consideration received by the Company or its stockholders, as the case may be, is other than cash, its value, as determined in good faith by the Board of Directors will be deemed its fair market value.

APPRAISAL RIGHTS

  Under the Restated Declaration of Trust, holders of Class B Common Shares may have a conditional right of appraisal in specified circumstances. The Trust's position is that Section 8.7 was not intended to apply to the Merger.
Section 8.7 of the Restated Declaration of Trust provides that if there has been a conversion of Trust Series A Preferred Shares into Trust Class B Common Shares, any holder of Trust Class B Common Shares (other than any member of the Trust's "management circle", (as defined in the Shareholders Rights Agreement dated August 1, 1989), or any employee of the Trust or any of its subsidiaries) who has not voted in favor of a merger or consolidation of the Trust with or into another entity shall have the right to obtain an appraisal of the fair value of such shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or consolidation) together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value; provided, that the right to obtain an appraisal of fair value shall apply only if such holders holding at least 2/3 of the total Trust Class B Common Shares held by such holders have requested such rights. Such a holder shall be entitled to receive out of the assets of the Trust, in exchange for such Trust Class B Shares, the fair value of such shares determined pursuant to such appraisal. Section 8.7 of the Restated Declaration of Trust further provides that in determining such fair value and in otherwise implementing Section 8.7, Section 262 of the DGCL shall apply. A copy of Section 8.7 of the Restated Declaration of Trust and Section 262 of the DGCL are attached to this Proxy Statement/Prospectus as Appendix D and is incorporated by reference herein in its entirety.

  Pennsylvania law provides that shareholders shall have a right of appraisal with respect to specified corporate actions, including (i) a plan of merger, consolidation, division or share exchange, (ii) certain plans or amendments of the articles in which disparate treatment is accorded to holders of shares of the same class or series, and (iii) a sale or transfer of substantially all of the corporation's assets. Appraisal rights are not provided to holders of shares of any class that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, but this exception does not apply in the case of (i) a plan under which such shares are not converted solely into shares of the acquiring, surviving or new corporation and cash in lieu of the fractional shares, or (ii) shares of a preferred or special class of stock unless the articles, the plan or the terms of the transaction entitle all holders of such class to vote thereon and require for adoption of the plan the affirmative vote of a majority of the votes cast by all holders of shares of the class.

VOTING RIGHTS

 Trust Class A Common Shares

  The entire voting power of the Trust is vested in the holders of Trust Class A Common Shares, except as otherwise provided in the Restated Declaration of Trust which provides for voting rights for holders of Trust Class B Common Shares in circumstances specified below or by law. Each holder of Trust Class A Common Shares is entitled to one vote for each Trust Class A Common Share held by such holder, subject to the rights of the holders of Trust Class B Common Shares with respect to certain corporate actions described below. The holders of Trust Class A Common Shares are entitled to elect the entire board of trustees. Trustees may be removed with or without cause by the holders of Trust Class A Common Shares.

 Trust Class B Common Shares

  The holders of Trust Class B Common Stock have no voting power for any purpose except as provided in the Restated Declaration of Trust or the Trust Bylaws. The Restated Declaration of Trust provides that, without the consent (given in writing or by vote at any regular or special meeting of shareholders) of the holders of a majority of the aggregate of the Trust Class B Common Shares that are then outstanding, the Trust will not (i) merge, consolidate with or otherwise acquire any corporation or other business entity except in a transaction (a) in which the Trust is the surviving entity and (b) pursuant to which the Restated Declaration of Trust has not been amended, altered, repealed or superseded; or (ii) sell, lease, exchange or otherwise dispose of assets of the Trust or any subsidiary, other than to a wholly-owned subsidiary of the Trust, in any transaction or series of transactions exceeding in value $100,000,000 in the aggregate (taking into account all liabilities assumed by the Trust or its subsidiaries in any such transaction or transactions); (iii) (A) effect any amendment to the Restated Declaration of Trust or the Trust Bylaws that adversely affects the rights, powers or preferences of Trust Class B Common Shares or authorize any shares of beneficial interest in the Trust other than Preferred Shares and Trust Common Shares, provided that the Trust may issue Trust Series C Preferred Shares without such consent (none are issued and outstanding), or (B) reclassify or recapitalize any shares; or (iv) liquidate, dissolve or otherwise wind up the affairs of the Trust or file, or consent by answer or otherwise to the filing against the Trust of, a petition for relief of reorganization or arrangement or any other petition in bankruptcy, insolvency or similar law of any jurisdiction.

 Trust Series A Preferred Shares

  Under the Restated Declaration of Trust, the holders of any outstanding shares of Trust Series A Preferred Shares have no voting power for any purpose except as provided in the Restated Declaration of Trust. Trust Series A Preferred Shares previously issued in 1989 are no longer outstanding. See "Certain Transactions--Relationship with Aetna and Westinghouse Pension Plan." So long as any Trust Series A Preferred Shares were outstanding, the Trust could not, without the consent of the holders of a majority of the outstanding Trust Series A Preferred Shares (i) reorganize the Trust into a corporation unless the corporate holders of Trust Preferred Shares shall have received an opinion reasonably satisfactory to each of them of independent counsel to the effect that such reorganization would have no adverse federal or Pennsylvania income tax consequences to such corporate holders, or (ii) amend, alter, repeal or supersede the Restated Declaration of Trust or the Trust Bylaws in any manner or take any other action so as to affect adversely the powers, preferences or rights of any Trust Series A Preferred Shares, provided the Trust could issue Trust Series C Preferred Shares without such consent. The holders of Trust Series A Preferred Shares are also entitled to vote as a class with the holders of Trust Class B Common Shares in certain circumstances as discussed above with respect to the voting power of the Class B Common Shares.

 Trust Series B Preferred Shares

  No Trust Series B Preferred Shares have been issued. If any Trust Series B Preferred Shares are outstanding, the Trust cannot without the consent of the holders of a majority of the outstanding Trust Series B Preferred Shares, (i) reorganize the Trust into a corporation unless the corporate holders of Trust Preferred Shares shall have received an opinion of counsel to the effect that such reorganization would have no adverse federal or Pennsylvania income tax consequences to such corporate holders, and (ii) amend, alter, repeal or supersede the Restated Declaration of Trust or the Trust Bylaws in any manner to take any other action so as to affect adversely the powers, preferences or rights of any Trust Series B Preferred Shares, provided that the Trust may issue Trust Series C Preferred Shares without such consent. Except as provided in the foregoing sentence, the holders of Trust Series B Preferred Shares are not entitled to vote.

 Trust Series C Common Shares

  No Trust Series C Preferred Shares have been issued. The holders of outstanding Trust Series C Preferred Shares have no voting rights, except that the Company may not, without the consent of the holders of a majority of the outstanding Trust Series C Preferred Shares, amend, alter, repeal or supersede the Restated Declaration of Trust in any manner or take any other action so as to affect adversely the powers, preferences or rights of any Trust Series C Preferred Shares.

 Class A Common Stock and Class B Common Stock of the Company

  Prior to the Agreement Date, the entire voting power of the Company shall be vested in the holders of the outstanding shares of Class A Common Stock. On all matters upon which shareholders are entitled to vote or give consent, each holder of a share a Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock held of record by such holder. After consummation of the Merger, the Voting Trust will have control of the Company through its ownership of all of the outstanding shares of the Class A Common Stock of the Company.

  From and after the Agreement Date, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock, except as provided above under "Election of Directors", shall vote together as a single class, and every holder of the outstanding shares of the Class A Common Stock shall be entitled to cast 1,000 votes for each share of Class A Common Stock held of record by such holder, and every holder of the outstanding shares of the Class B Common Stock shall be entitled to cast one vote for each share of Class B Common Stock held of record by such holder.

  With respect to any proposed amendment of the Restated Articles that would increase or decrease the number of authorized shares of either the Class A Common Stock or the Class B Common Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of the Class A Common Stock or the Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class as provided above.

  If, at any time, there shall be only shares of either Class A Common Stock or shares of Class B Common Stock outstanding, any shares of the Class B Common Stock which are then outstanding shall, without any action by the Board of Directors or the or holders of Class B Common Stock, the entire voting power of the Company shall then be vested in the holders of the outstanding shares of Class B Common Stock and each of such holders shall be entitled to cast one vote for each share of Class B Common Stock held by such person. In such event, the provisions of the Restated Articles that provide for differing voting rights for the Class A Common Stock shall be of no further effect. All shares of either the Class A Common Stock or the Class B Common Stock that are then outstanding shall have equal and general voting power in the election of directors and in all other matters upon which shareholders of the Company are entitled to vote or give consent.

SHAREHOLDER APPROVAL OF MERGER OR CONSOLIDATION

  The Restated Declaration of Trust provides that the entire voting power of the Trust is vested in the holders of Trust Class A Common Shares and that each holder of Trust Class A Common Shares is entitled to one vote for each Trust Class A Common Share held, provided that, without the consent (given in writing or by vote at any regular or special meeting of shareholders) of the holders of a majority of the aggregate of (a) the Trust Class B Common Shares that are then outstanding, and (b) the Trust Class B Common Shares that would be issued to holders of the Trust Series A Preferred Shares were the outstanding Trust Series A Preferred Shares converted into Trust Class B Common Shares, the Trust will not (i) merge, consolidate with or otherwise acquire any corporation or other business entity except in a transaction (a) in which the Trust is the surviving entity and (b) pursuant to which the Restated Declaration of Trust has not been amended, altered, repealed or superseded; or
(ii) sell, lease, exchange or otherwise dispose of assets of the Trust or any subsidiary, other than to a wholly-owned subsidiary of the Trust, in any transaction or series of transactions exceeding in value $100,000,000 in the aggregate (taking into account all liabilities assumed by the Trust or its subsidiaries in any such transaction or transactions).

  Under Pennsylvania law, unless required by the bylaws of the corporation, no shareholder approval is required for a plan of merger or consolidation if: (i) the surviving or new corporation is a domestic business corporation with articles identical to those of the constituent corporation and shares outstanding prior to the merger or consolidation will continue as or be converted into identical shares of the surviving or new corporation under a plan that causes the shareholders of the constituent corporation to hold in the aggregate shares of the surviving or new corporation entitled to cast at least a majority of the votes entitled to be cast for the election of directors; (ii) prior to the adoption of the plan, another corporation that is a party to the plan owns 90% or more of the outstanding shares of each class of the corporation; or (iii) no shares of the corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors. The Company Bylaws do not provide for shareholder approval in such circumstances.

  In cases where stockholder approval is required, Pennsylvania law provides that a merger or consolidation will be authorized by a majority of the votes cast by holders of securities entitled to vote thereon. The presence, in person or by proxy, of the holders of at least a majority of shares entitled to vote is necessary to constitute a quorum at a meeting of shareholders held for such purpose.

  The Restated Articles provide that, the Company shall not, prior to the Agreement Date, take any of the following actions without the consent of the holders of a majority of the then outstanding shares of Class B Common Stock:

  (a) merge, consolidate with or otherwise acquire any corporation or other business entity; provided, however, that, in a transaction (i) in which the Company is the surviving entity and (ii) pursuant to which the Restated Articles have not been amended, altered, repealed or superseded, the Company may, without such consent, merge, consolidate with or otherwise acquire any corporation or other business entity;

  (b) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Company or any subsidiary thereof to other than a wholly owned subsidiary of the Company; provided, however, that, (i) in any transaction or series of related transactions not exceeding in value $100,000,000 in the aggregate (taking into account all liabilities assumed by the Company or its subsidiaries in any such transaction or transactions) involving all or substantially all of the assets of any subsidiary, or (ii) in any transaction or series of transactions involving a securitization or other receivable sales transaction, the Company may, without such consent, sell, lease, exchange or otherwise dispose of all or substantially all of the assets of such subsidiary;

  (c) effect any amendment to the Restated Articles or Bylaws of the Company that adversely affects the rights, powers or preferences of the shares of Class B Common Stock; or

  (d) liquidate, dissolve or otherwise wind up the affairs of the Company.

ANTI-TAKEOVER PROVISIONS

  The DBTA provides that a business trust may merge or consolidate with or into another business trust or other business entity. Unless otherwise provided in the governing instrument of a business trust, a merger or consolidation of a business trust must be approved by all of the trustees and the beneficial owners of such business trust. The Trust Bylaws provide that the act of a majority of trustees present at any meeting at which a quorum is present shall be the act of the trustees unless a greater proportion is required by the Restated Declaration of Trust or applicable law. The Restated Declaration of Trust provides that the Trust will not, without the consent (given in writing or by vote at any regular or special meeting of shareholders) of the holders of a majority of the aggregate of the Trust Class B Common Shares that are then outstanding, (i) merge, consolidate with or otherwise acquire any corporation or other business entity except in a transaction (a) in which the Trust is the surviving entity and (b) pursuant to which the Restated Declaration of Trust has not been amended, altered, repealed or superseded; or (ii) sell, lease, exchange or otherwise dispose of assets of the Trust or any subsidiary, other than to a wholly-owned subsidiary of the Trust, in any transaction or series of transactions exceeding in value $100,000,000 in the aggregate (taking into account all liabilities assumed by the Trust or its subsidiaries in any such transaction or transactions).

  The Company is governed by certain "anti-takeover" provisions in the PBCL, including the following: (i) provisions which prohibit certain business combinations (as defined in the PBCL) involving a corporation that has voting shares registered under the Exchange Act and an "interested person" (generally defined to include a person who beneficially owns shares representing at least twenty percent of the votes that all shareholders would be entitled to cast in an election of directors of the corporation) unless certain conditions are satisfied or an exemption is applicable; (ii) provisions concerning a "control-share acquisition" in which the voting rights of certain shareholders of the Company (specifically, a shareholder who acquires 20%, 33 1/3% or 50% or more of the voting power of the Company) are conditioned upon the consent of a majority vote at a meeting of the independent shareholders of the Company after disclosure by such shareholder of certain information, and with respect to which such shareholder is effectively deprived of voting rights if consent is not obtained; (iii) provisions pursuant to which any profit realized by a "controlling person or group," generally defined as a 20% beneficial owner, from the disposition of any equity securities within twenty-four months prior to, and eighteen months succeeding, the acquisition of such control is recoverable by the Company; (iv) provisions pursuant to which severance payments are to be made by the corporation to any eligible employee of a covered corporation whose employment is terminated, other than for willful misconduct, within ninety days before, or twenty-four months after, a control-share acquisition; (v) provisions pursuant to which any holder of voting shares of a registered corporation who objects to a "control transaction" (generally defined as the acquisition by a person or group (the "controlling person or group") that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of the directors of the corporation) is entitled to make a written demand on the controlling person or group for payment of the fair value of the voting shares of the corporation held by the shareholder; (vi) a set of interrelated provisions that are designed to support the validity of actions taken by the Board of Directors in response to takeover bids, including specifically the Board's authority to "accept, reject or take no action" with respect to a takeover bid, and permitting the unfavorable disparate treatment of a takeover bidder; and (vii) provisions that allow the directors broad discretion in considering the best interests of the corporation and the resources, intent and conduct of any person seeking to acquire the corporation.

  In addition, the Restated Articles contain certain provisions that could make more difficult a change in control of the Company not having approval of the Board of Directors. See "Description of Securities--Anti-Takeover Considerations." The Restated Articles also authorize the issuance of blank check Preferred Stock. The Board of Directors may establish voting rights, liquidation preferences, redemption rights, conversion rights and other rights relating to such Preferred Stock, all or some of which may be senior to the Class A Common Stock and the Class B Common Stock, without the approval of the holders of the Class A Common Stock and the holders of the Class B Common Stock. In some circumstances, the Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes.

RIGHT TO CALL SPECIAL MEETING

  The Trust Bylaws provide that a special meeting of the shareholders can be called by the trustees or the chairman or by written request of the holder or holders of at least one-tenth ( 1/10) of the outstanding shares of the Trust entitled to vote.

  The PBCL provides that a special meeting of the shareholders of a registered corporation may be called at any time (i) by the board of directors, (ii) by such officers or other person as may be designated in the bylaws of that corporation or (iii) by an interested stockholder for the purpose of approving a business combination. The Company Bylaws designate the Chairman or the President as officers entitled to call a special meeting and also provide that a special meeting may be called by holders of not less than 20% of the outstanding shares entitled to vote at such meeting.

ACTION BY SHAREHOLDER CONSENT

  The Trust Bylaws provide that any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if a consent to such action is signed by all the shareholders entitled to vote on the action.

  Pennsylvania law requires unanimous written consent of the shareholders to authorize any action without a meeting, unless otherwise permitted in the bylaws. An action may be authorized by less than unanimous written consent of the shareholders of a registered corporation, if less than unanimous written consent is permitted by its articles. The Restated Articles, relating to a registered corporation under the PBCL, do not permit action by less than unanimous written consent.

AMENDMENTS TO CHARTER

  The Restated Declaration of Trust provides that a majority of the trustees then in office may amend the Declaration of Trust by making an amendment thereto; provided, however, that thereafter the shareholders then holding a majority of the shares entitled to vote thereon shall approve such amendment. If such amendment to the Restated Declaration of Trust will adversely affect the rights, powers or preferences of any class or series of stock, the holders of shares of such series or class must also approve such amendment.

  Under the PBCL, amendments to the articles of incorporation of a registered company may be proposed only by its board of directors. Except for certain amendments which do not require shareholder approval and unless a greater vote is required by its articles of incorporation, amendments of the articles of incorporation of a Pennsylvania corporation are to be approved by the affirmative vote of a majority of the votes entitled to be cast by all shareholders entitled to vote thereon and, if any class or series of capital stock is entitled to vote as a class, the affirmative vote of a majority of the votes cast in each such separate vote. The Restated Articles require the affirmative vote of a majority of the outstanding shares of Class B Common Stock to effect any amendment to the Restated Articles that adversely affects the rights, powers or preferences of the shares of Class B Common Stock.

AMENDMENTS TO BYLAWS

  The Trust Bylaws may be amended by a majority vote of all of the trustees, provided, however, that if such amendment will adversely affect the powers, preferences or rights of any class or series of stock, the holders of shares of such series or class must also approve such amendment.

  Under the PBCL, the general rule is that the shareholders of a Pennsylvania corporation who are entitled to vote have the power to adopt, amend or repeal the bylaws thereof. The authority to adopt, amend or repeal bylaws of a corporation may be expressly vested by the bylaws in the board of directors, subject to the power of the shareholders to override any such action and except that a board of directors may not have the authority to adopt or change a bylaw on any subject that is expressly committed to the shareholders under the PBCL, unless the articles of incorporation of that corporation expressly give the board that authority.

  The Restated Articles require the affirmative vote of a majority of the outstanding shares of Class B Common Stock to effect any amendment to the Company Bylaws that adversely affects the rights, powers or preferences of the shares of the Class B Common Stock.

PREEMPTIVE RIGHTS

  Holders of shares of the Trust have no preemptive rights with respect to issuances of additional shares of the Trust.

  Pursuant to the Restated Articles, the holders of the Class B Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Company, whether now or hereafter authorized. Each holder of any shares of Class A Common Stock then outstanding shall be entitled to a preemptive right to purchase or subscribe for any unissued shares of Class A Common Stock to be issued by the Company for any reason, including any increase of the authorized number of shares of Class A Common Stock, or for any additional shares of any class of the capital stock of the Company or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of Class A Common Stock, or carrying any rights to purchase shares of Class A Common Stock, whether such shares or bonds, certificates of indebtedness, debentures or other securities shall be issued for cash, property or other lawful consideration.

RESTRICTIONS ON TRANSFER

  Under the Shareholders Rights Agreement, if Federated or holders of securities of Federated shall register and sell such securities to the public in a public offering which shall be an underwritten public offering pursuant to an underwritten registration under the Securities Act, each shareholder agrees not to effect any public sale or distribution of any equity securities of Federated or any securities convertible into or exchangeable or exercisable for such securities, including a sale under Rule 144 promulgated under the Securities Act during the period of seven days prior to and 90 days after any underwritten registration has become effective, except as part of such underwritten registration.

  Under the Company Bylaws, a similar provision is set forth except that the period during which no sales may be made by shareholders owning such shares prior to any such public offering extends to 180 days after the date the registration statement becomes effective, except that the Board of Directors of the Company may waive any restrictions set forth in this bylaw provision as it applies to any shareholder. See "Description of Securities--Class A Common Stock and Class B Common Stock--Restrictions on Transfer." The Company Bylaws will be adopted at the time the Merger is consummated.

                                 LEGAL MATTERS

  Certain legal matters in connection with the shares of Class A Common Stock and Class B Common Stock to be issued in connection with the Merger will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS

  The consolidated financial statements of Federated as of December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of the Trust for the year ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  On October 25, 1996, a committee of the Board of Trustees of Federated Investors approved the engagement of Ernst & Young LLP as its independent auditors for the year ending December 31, 1996, to replace the firm of KPMG Peat Marwick LLP who after receiving Federated Investors notice to solicit proposals for independent auditors, declined to stand for re-election as auditors of Federated Investors effective August 26, 1996.

  The report of KPMG Peat Marwick LLP on Federated Investors' consolidated financial statements for the year ended December 31, 1995, did not contain an adverse opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

  In connection with the audit of Federated Investors' consolidated financial statements for each of the two years ended December 31, 1995, and in the subsequent interim period through August 26, 1996, there were no disagreements with KPMG Peat Marwick LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused KPMG Peat Marwick LLP to make reference to the matter in their report. Federated Investors requested KPMG Peat Marwick LLP to furnish a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter dated April 14, 1998 is filed as an Exhibit to the Registration Statement.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.......................... F-2
Report of KPMG Peat Marwick LLP, Independent Auditors ..................... F-3
Consolidated Balance Sheets as of December 31, 1997 and 1996............... F-4
Consolidated Statements of Income for the Three Years Ended December 31,
 1997, 1996 and 1995....................................................... F-5
Consolidated Statements of Changes in Shareholders' Equity for the Three
 Years Ended December 31, 1997, 1996 and 1995.............................. F-6
Consolidated Statements of Cash Flows for the Three Years Ended December
 31, 1997, 1996 and 1995................................................... F-7
Notes to Consolidated Financial Statements................................. F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Trustees and Shareholders
Federated Investors

  We have audited the consolidated balance sheets of Federated Investors and subsidiaries (Federated Investors) as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Federated Investors' management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Federated Investors for the year ended December 31, 1995 were audited by other auditors whose report dated January 25, 1996, expressed an unqualified opinion on those statements.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors and subsidiaries at December 31, 1997 and 1996 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                              ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

April 23, 1998

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Board of Trustees and Shareholders
Federated Investors:

We have audited the consolidated statements of income, changes in shareholders' equity, and cash flows of Federated Investors for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Federated Investors for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                          KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
January 25, 1996

                              FEDERATED INVESTORS

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                             DECEMBER 31,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
Current Assets:
 Cash and cash equivalents............................... $  22,912  $   6,561
 Marketable securities...................................     8,945     13,761
 Receivables--Federated Funds............................     5,772     11,276
 Receivables--Other, net of reserve of $3,266 and $1,584,
  respectively...........................................    26,306     13,806
 Prepaid expenses........................................     2,853      1,704
 Income taxes receivable.................................     7,519      6,558
 Other current assets....................................     1,805      3,196
                                                          ---------  ---------
  Total Current Assets...................................    76,112     56,862
                                                          ---------  ---------
Long-Term Assets:
 Customer relationships, net of accumulated amortization
  of $26,907 and $15,550, respectively...................    30,398     29,265
 Goodwill, net of accumulated amortization of $11,512 and
  $9,273, respectively...................................    37,356     39,653
 Other intangible assets, net............................       126        187
 Deferred sales commissions, net.........................   164,623     85,905
 Property and equipment, net.............................    22,163     29,357
 Other long-term assets..................................     6,378      6,148
                                                          ---------  ---------
  Total Long-Term Assets.................................   261,044    190,515
                                                          ---------  ---------
     Total Assets........................................ $ 337,156  $ 247,377
                                                          =========  =========
Current Liabilities:
 Cash overdraft.......................................... $   7,680  $   8,849
 Current portion of long-term debt--recourse.............       280     15,659
 Accrued expenses........................................    34,939     22,138
 Accounts payable........................................    18,634     15,645
 Other current liabilities...............................     2,520      8,354
                                                          ---------  ---------
  Total Current Liabilities..............................    64,053     70,645
                                                          ---------  ---------
Long-Term Liabilities:
 Long-term debt--recourse................................    98,950    244,125
 Long-term debt--nonrecourse.............................   185,388          0
 Deferred tax liability, net.............................    26,546     15,642
 Other long-term liabilities.............................     2,863      3,073
                                                          ---------  ---------
  Total Long-Term Liabilities............................   313,747    262,840
                                                          ---------  ---------
     Total Liabilities...................................   377,800    333,485
                                                          ---------  ---------
Minority Interest........................................       466        814
                                                          ---------  ---------
Shareholders' Equity:
 Common Stock:
  Class A, $1.00 stated value, 99,000 shares authorized,
   6,000 and 2,000 shares issued and outstanding,
   respectively..........................................         6          2
  Class B, $.01 stated value, 149,700,000 shares
   authorized, 90,094,000 and 34,476,000 shares issued
   and 90,094,000 and 34,476,000 shares outstanding,
   respectively..........................................       901        345
 Additional paid-in capital..............................    28,574     29,605
 Retained earnings.......................................    55,139      9,989
 Unrealized (loss) gain on marketable securities, net of
  tax....................................................       (85)        25
 Treasury stock, at cost, 6,667,000 and 6,488,000 shares
  Class B Common Stock, respectively.....................  (123,373)  (123,711)
 Equity adjustment for foreign currency translation......        (6)       (10)
 Employee restricted stock plan..........................    (2,266)    (3,167)
                                                          ---------  ---------
   Total Shareholders' Equity............................   (41,110)   (86,922)
                                                          ---------  ---------
     Total Liabilities, Minority Interest, and
     Shareholders' Equity................................ $ 337,156  $ 247,377
                                                          =========  =========

  (The accompanying notes are an integral part of these consolidated financial statements.)

                              FEDERATED INVESTORS

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
Revenue:
 Investment advisory fees, net--Federated Funds..  $213,361  $174,585  $155,032
 Investment advisory fees, net--Other............     5,507     4,636     3,930
 Administrative service fees, net--Federated         60,934    51,239    42,736
  Funds..........................................
 Administrative service fees, net--Other.........    24,495    21,684    24,957
 Other service fees, net--Federated Funds........    65,432    43,998    29,375
 Other service fees, net--Other..................    21,953    15,796    16,443
 Commission income (loss)--Federated Funds.......     2,641     1,535      (157)
 Interest and dividends..........................     3,032     2,160     1,109
 Marketable securities gains.....................        49     2,651     1,156
 Other income....................................     6,315     3,509     5,250
                                                   --------  --------  --------
  Total Revenue..................................   403,719   321,793   279,831
                                                   --------  --------  --------
Operating Expenses:
 Compensation and related........................   139,373   126,966   101,534
 Amortization of deferred sales commissions......    20,882    12,349     9,554
 Office and occupancy............................    28,608    29,859    23,272
 Systems and communications......................    23,373    22,288    22,829
 Advertising and promotional.....................    34,984    30,984    21,471
 Travel and related..............................    14,834    15,929    12,827
 Other...........................................    18,323    22,899    14,932
 Amortization of intangible assets...............    13,715     8,886    10,445
                                                   --------  --------  --------
  Total Operating Expenses.......................   294,092   270,160   216,864
                                                   --------  --------  --------
Operating income.................................   109,627    51,633    62,967
                                                   --------  --------  --------
Nonoperating Expenses:
 Interest expense................................    18,862    18,563     9,413
 Other debt expense..............................     1,198     1,724       413
                                                   --------  --------  --------
  Total Nonoperating Expenses....................    20,060    20,287     9,826
                                                   --------  --------  --------
Income before minority interest, income taxes and    89,567    31,346    53,141
 extraordinary item..............................
Minority interest................................     7,584     6,811     5,801
                                                   --------  --------  --------
Income before income taxes and extraordinary         81,983    24,535    47,340
 item............................................
Income tax provision.............................    30,957    10,930    18,809
                                                   --------  --------  --------
Income before extraordinary item.................    51,026    13,605    28,531
Extraordinary item related to debt restructuring
 costs, net of tax...............................       449       986         0
                                                   --------  --------  --------
Net income.......................................    50,577    12,619    28,531
Dividends on preferred stock.....................         0     3,025     6,000
                                                   --------  --------  --------
Net income applicable to common stock............  $ 50,577  $  9,594  $ 22,531
                                                   ========  ========  ========
Earnings per common share--basic:
 Income before extraordinary item................  $   0.62  $   0.13  $   0.25
 Extraordinary item related to debt restructuring
  costs, net of tax..............................     (0.01)    (0.01)     0.00
                                                   --------  --------  --------
 Net income per common share.....................  $   0.61  $   0.12  $   0.25
                                                   ========  ========  ========
Earnings per common share--assuming dilution:
 Income before extraordinary item................  $   0.61  $   0.13  $   0.24
 Extraordinary item related to debt restructuring
  costs, net of tax..............................     (0.01)    (0.01)     0.00
                                                   --------  --------  --------
 Net income per common share--assuming dilution..  $   0.60  $   0.12  $   0.24
                                                   ========  ========  ========
Cash dividends per common share..................  $ 0.0583  $ 0.0417  $ 0.1667
                                                   ========  ========  ========

  Per share amounts have been restated to reflect the one for one stock dividend paid in 1996, the one for one stock dividend paid on April 15, 1998 and the one for two stock dividend declared on April 16, 1998 to be paid on April 30, 1998.

 (The accompanying notes are an integral part of these consolidated financial statements.)

                              FEDERATED INVESTORS

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        UNREALIZED
                                                                                        GAIN (LOSS)
                                                                             RETAINED       ON
                                                                ADDITIONAL   EARNINGS   MARKETABLE               FOREIGN
                                               PREFERRED COMMON  PAID-IN   (ACCUMULATED SECURITIES, TREASURY    CURRENCY
                                                 STOCK   STOCK   CAPITAL     DEFICIT)   NET OF TAX    STOCK    TRANSLATION
                                               --------- ------ ---------- ------------ ----------- ---------  -----------
Balance at January
 1, 1995..........                                $ 1     $152   $44,358     $(18,497)     $   0    $       0     $  1
Amortization of
 Employee
 Restricted Stock
 Plan.............                                  0        0         0            0          0            0        0
Dividends Declared
 on:
 Common Stock.....                                  0        0   (15,160)           0          0            0        0
 Preferred Stock,
  $6,000
  per share.......                                  0        0         0       (6,000)         0            0        0
Issuance of Stock
Under Employee
Restricted Stock
Plan,  Net........                                  0        1        88            0          0          173        0
Purchase of
 Treasury Stock...                                  0        0         0            0          0         (231)       0
Foreign Currency
 Translation......                                  0        0         0            0          0            0        1
Unrealized Gain on
 Marketable
 Securities, Net
 of Tax...........                                  0        0         0            0        624            0        0
Net Income........                                  0        0         0       28,531          0            0        0
                                                  ---     ----   -------     --------      -----    ---------     ----
Balance at
 December 31,
 1995.............                                  1      153    29,286        4,034        624          (58)       2
Amortization of
 Employee
 Restricted Stock
 Plan and
 Other Compensation
 Plans............                                  0        0       371            0          0            0        0
Dividends Declared
 on:
 Common Stock.....                                  0      141         0       (3,639)         0            0        0
 Preferred Stock,
  $3,025
  per share.......                                  0        0         0       (3,025)         0            0        0
Purchase of
 Treasury Stock...                                  0        0         0            0          0     (123,653)       0
Conversion of
 Preferred Stock
 to Common Stock..                                 (1)      53       (52)           0          0            0        0
Foreign Currency
 Translation......                                  0        0         0            0          0            0      (12)
Unrealized Loss on
 Marketable
 Securities, Net
 of Tax...........                                  0        0         0            0       (599)           0        0
Net Income........                                  0        0         0       12,619          0            0        0
                                                  ---     ----   -------     --------      -----    ---------     ----
Balance at
 December 31,
 1996.............                                  0      347    29,605        9,989         25     (123,711)     (10)
Amortization of
 Employee
 Restricted Stock
 Plan and
 Other Compensation
 Plans............                                  0        0       257            0          0            0        0
Dividends Declared
 on Common Stock..                                  0      560         0       (5,427)         0            0        0
Issuance of Stock
 Under Employee
 Restricted Stock
 Plan, Net........                                  0        0      (218)           0          0          440        0
Restricted Stock
 Forfeitures......                                  0        0    (1,070)           0          0            0        0
Purchase of
 Treasury Stock...                                  0        0         0            0          0         (102)       0
Foreign Currency
 Translation......                                  0        0         0            0          0            0        4
Unrealized Loss on
 Marketable
 Securities, Net
 of Tax...........                                  0        0         0            0       (110)           0        0
Net Income........                                  0        0         0       50,577          0            0        0
                                                  ---     ----   -------     --------      -----    ---------     ----
Balance at
 December 31,
 1997.............                                $ 0     $907   $28,574     $ 55,139      $ (85)   $(123,373)    $ (6)
                                                  ===     ====   =======     ========      =====    =========     ====
                                                EMPLOYEE
                                               RESTRICTED     TOTAL
                                                 STOCK    SHAREHOLDERS'
                                                  PLAN       EQUITY
                                               ---------- -------------
Balance at January
 1, 1995..........                              $(5,282)    $  20,733
Amortization of
 Employee
 Restricted Stock
 Plan.............                                  169           169
Dividends Declared
 on:
 Common Stock.....                                    0       (15,160)
 Preferred Stock,
  $6,000
  per share.......                                    0        (6,000)
Issuance of Stock
Under Employee
Restricted Stock
Plan,  Net........                                 (237)           25
Purchase of
 Treasury Stock...                                    0          (231)
Foreign Currency
 Translation......                                    0             1
Unrealized Gain on
 Marketable
 Securities, Net
 of Tax...........                                    0           624
Net Income........                                    0        28,531
                                               ---------- -------------
Balance at
 December 31,
 1995.............                               (5,350)       28,692
Amortization of
 Employee
 Restricted Stock
 Plan and
 Other Compensation
 Plans............                                2,183         2,554
Dividends Declared
 on:
 Common Stock.....                                    0        (3,498)
 Preferred Stock,
  $3,025
  per share.......                                    0        (3,025)
Purchase of
 Treasury Stock...                                    0      (123,653)
Conversion of
 Preferred Stock
 to Common Stock..                                    0             0
Foreign Currency
 Translation......                                    0           (12)
Unrealized Loss on
 Marketable
 Securities, Net
 of Tax...........                                    0          (599)
Net Income........                                    0        12,619
                                               ---------- -------------
Balance at
 December 31,
 1996.............                               (3,167)      (86,922)
Amortization of
 Employee
 Restricted Stock
 Plan and
 Other Compensation
 Plans............                                   28           285
Dividends Declared
 on Common Stock..                                    0        (4,867)
Issuance of Stock
 Under Employee
 Restricted Stock
 Plan, Net........                                 (197)           25
Restricted Stock
 Forfeitures......                                1,070             0
Purchase of
 Treasury Stock...                                    0          (102)
Foreign Currency
 Translation......                                    0             4
Unrealized Loss on
 Marketable
 Securities, Net
 of Tax...........                                    0          (110)
Net Income........                                    0        50,577
                                               ---------- -------------
Balance at
 December 31,
 1997.............                              $(2,266)    $ (41,110)
                                               ========== =============

  (The accompanying notes are an integral part of these consolidated financial statements.)

                              FEDERATED INVESTORS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                    1997       1996      1995
                                                  ---------  --------  --------
Operating Activities:
 Net income.....................................  $  50,577  $ 12,619  $ 28,531
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Extraordinary item related to debt
  restructuring costs...........................        690     1,516         0
 Amortization of intangible assets..............     13,715     8,886    10,445
 Depreciation and other amortization............      8,674     9,398     5,106
 Amortization of deferred sales commissions.....     20,882    12,349     9,554
 Minority interest..............................      7,584     6,811     5,801
 Loss on sale of property and equipment.........        271         0        42
 Write-off of property and equipment............          0       403         0
 Amortization of employee restricted stock and
  other compensation plans......................        285     2,554       169
 Provision for deferred income taxes............     11,117    17,088     5,153
 Net realized gain on sale of marketable
  securities....................................        (49)   (2,651)   (1,156)
 Foreign currency translation...................          4       (12)        1
 Deferred sales commissions.....................   (111,628)  (69,600)  (40,050)
 Contingent deferred sales charges received.....     12,027     8,191     8,634
 Other changes in assets and liabilities:
  Increase in receivables, net..................     (6,996)   (4,561)   (6,634)
  Decrease (increase) in prepaid expenses and
   other current assets.........................        116       684    (1,802)
  Increase in income taxes receivable...........       (961)   (2,066)   (4,566)
  (Increase) decrease in other long-term assets.     (1,870)   (4,805)    3,526
  Increase in accounts payable and accrued
   expenses.....................................     15,790    17,653     2,150
  (Decrease) increase in other current
   liabilities..................................     (4,904)   11,485     1,011
  (Decrease) increase in other long-term
   liabilities..................................       (257)    1,537    (2,711)
  Other.........................................          0         0       480
                                                  ---------  --------  --------
  Net Cash Provided by Operating Activities.....     15,067    27,479    23,684
                                                  ---------  --------  --------
Investing Activities:
 Proceeds from sale of property and equipment...      2,454        14       238
 Additions to property and equipment............     (3,129)  (12,362)   (7,406)
 Cash paid for acquisitions.....................    (14,699)  (12,128)        0
 Purchases of marketable securities.............    (24,531)  (60,769)  (27,218)
 Proceeds from redemptions of marketable
  securities....................................     29,230    65,122    16,463
 Other..........................................          0         0       (35)
                                                  ---------  --------  --------
 Net Cash Used by Investing Activities..........    (10,675)  (20,123)  (17,958)
                                                  ---------  --------  --------
Financing Activities:
 Distributions to minority interest.............     (7,932)   (6,824)   (6,107)
 Dividends paid.................................     (4,867)   (6,523)  (21,160)
 Proceeds from issuance of common stock.........         25         0        25
 Purchase of treasury stock.....................       (102) (123,653)     (231)
 Proceeds from new borrowings--Recourse.........     15,729   234,724    63,658
 Proceeds from new borrowings--Nonrecourse......    195,156         0         0
 Payments on debt--Recourse.....................   (176,282) (105,700)  (42,698)
 Payments on debt--Nonrecourse..................     (9,768)        0         0
                                                  ---------  --------  --------
 Net Cash Provided (Used) by Financing
  Activities....................................     11,959    (7,976)   (6,513)
                                                  ---------  --------  --------
Net Increase (Decrease) in Cash and Cash
 Equivalents....................................     16,351      (620)     (787)
Cash and Cash Equivalents, Beginning of Period..      6,561     7,181     7,968
                                                  ---------  --------  --------
Cash and Cash Equivalents, End of Period........  $  22,912  $  6,561  $  7,181
                                                  =========  ========  ========
Supplemental Disclosure of Cash Flow
 Information:
 Cash paid during the year for:
 Interest.......................................  $  19,668  $ 16,758  $  9,961
 Income taxes...................................     20,495       702    18,272

  (The accompanying notes are an integral part of these consolidated financial statements.)

                              FEDERATED INVESTORS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Nature of Operations

  Federated Investors and its subsidiaries ("Federated Investors") sponsor, market and provide investment advisory, distribution and administrative services primarily to mutual funds. Federated Investors also provides investment advisory services and administrative services to corporations, employee benefit plans and private investment advisory accounts. The operations of Federated Investors are organized into three principal functions: investment advisory, distribution and services.

  A large portion of Federated Investors' revenue is derived from investment advisory services provided to mutual funds and separately managed accounts through various subsidiaries and affiliates pursuant to investment advisory contracts. These subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940 and with certain states.

  Shares of the portfolios or classes of shares under management or administration by Federated Investors are distributed by indirect wholly-owned subsidiaries which are registered broker/dealers under the Securities Exchange Act of 1934 and under applicable state laws. Federated Investors' investment products are primarily distributed within the bank trust, broker/dealer and institutional markets.

  Through an indirect wholly-owned subsidiary, Federated Investors provides mutual fund services to support the operation and administration of all mutual funds it sponsors.

 (b) Basis of Presentation

  The consolidated financial statements include the accounts of Federated Investors and all of its subsidiaries including a special purpose entity ("SPE"). All significant intercompany accounts and transactions have been eliminated.

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results will differ from those estimates, and such differences may be material to the consolidated financial statements.

 (c) Cash and Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and investments which consist of interest-bearing deposits with banks, overnight federal funds sold, money market accounts, and other investments with an original maturity of less than three months.

 (d) Marketable Securities

  Investments consist of equity securities which are classified as "available for sale" and are carried at fair value. The unrealized gains or losses on these securities are carried as a separate component of shareholders' equity, net of tax. Realized gains and losses on these securities are computed on a specific identification basis and recognized in the statements of income.

 (e) Property and Equipment

  Property and equipment are recorded at cost, or fair value if acquired in connection with a business combination, and are depreciated using the straight-line method over their estimated useful lives ranging from

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 (e) Property and Equipment, continued

three to ten years. Leasehold improvements are depreciated using the straight-line method over their estimated useful lives or their respective lease terms, whichever is shorter.

 (f) Intangible Assets

  Goodwill and other intangible assets are amortized on a straight-line basis over the estimated period of benefit not to exceed twenty-five years. Customer relationships are amortized using the straight-line method over their estimated period of benefit (five to nine years). Federated Investors continuously evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by Federated Investors include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or an impairment in value, Federated Investors compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has been triggered. If the carrying value of the asset exceeds the undiscounted cash flows, impairment is measured based on fair value using a discounted cash flow methodology. The discount rate utilized by Federated Investors reflects its weighted average cost of capital. Impairment from changes in contractual provisions is based on the carrying value of the underlying asset, or component of the underlying asset when the restrictions change.

  Measuring impairment for the customer relationship intangible asset is dependent upon the level of remaining managed assets for those relationships. A decline in the remaining managed asset balance in excess of the estimated attrition rate for those managed assets could have a considerable impact on the underlying value of the customer relationship intangible.

 (g) Deferred Sales Commissions

  Certain subsidiaries of Federated Investors pay commissions to broker/dealers ("deferred sales commissions") to promote investments in certain mutual funds. These deferred sales commissions are capitalized and amortized on a straight-line basis over estimated periods of benefit not to exceed contingent deferred sales charge ("CDSC") periods and are subject to recoverability tests. Mutual fund shareholders redeeming Class B Shares within six full years of the purchase date will be charged a CDSC. Any CDSC will be imposed on the lesser of the net asset value of the redeemed shares at the time of purchase or the net asset value of the redeemed shares at the time of redemption. The CDSC is determined in accordance with a predetermined declining scale over the full six year period. Any CDSCs collected are used to reduce deferred sales commissions.

 (h) Foreign Currency Translation

  In consolidating a foreign subsidiary, the subsidiary's financial statements are converted to U.S. currency resulting in an equity adjustment for foreign currency translation on the Consolidated Balance Sheets.

 (i) Revenue Recognition

  Revenue is recognized during the period in which the services are performed. Federated Investors may waive certain fees for services (primarily investment advisory fees) for competitive reasons, or to meet regulatory requirements.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 (j) Reporting on Advertising Costs

  Federated Investors reports the cost of all advertising as expenses as incurred.

 (k) Income Taxes

  Federated Investors accounts for income taxes under the liability method which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 (l) Earnings per Share

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share replaces the previous calculation of fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to SFAS 128 requirements.

 (m) Stock-Based Compensation Plans

  The Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which was effective for Federated Investors' fiscal year ended December 31, 1996. SFAS 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. While the standard encourages entities to adopt this method of accounting for employee stock compensation plans, it also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"). Federated Investors has elected to continue to apply APB 25 and has disclosed the pro forma effect on earnings with SFAS 123 applied (see Note 8).

 (n) Reclassification of Prior Periods' Statements

  Certain items previously reported have been reclassified to conform with the current year's presentation.

 (o) Recent Accounting Pronouncements

  Statement of Financial Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130") is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes net income and all other changes in shareholders' equity except those resulting from investments and distributions to owners.

  Statement of Financial Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") is effective for financial statements for periods beginning after December 15, 1997. SFAS 131 requires financial and descriptive information about an entity's operating segments to be included in the annual financial statements.

  Federated Investors believes that the impact of the adoptions of SFAS 130 and SFAS 131 will not have a material impact on its financial statements.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(2) MARKETABLE SECURITIES

  A summary of the cost and estimated market value of marketable securities is as follows:

                                                 GROSS UNREALIZED     ESTIMATED
                                                 ------------------    MARKET
                                          COST   GAINS    (LOSSES)      VALUE
                                         ------- -------  ---------   ---------
                                                   (IN THOUSANDS)
Available for sale:
Investments in fluctuating value mutual
 funds
  December 31, 1997..................... $ 9,075 $    61   $   (191)   $ 8,945
                                         ======= =======   ========    =======
  December 31, 1996..................... $13,722 $   115   $    (76)   $13,761
                                         ======= =======   ========    =======

  Gross realized gains and (losses) on the sale of marketable securities were approximately $275,000 and ($226,000); $3,126,000 and ($475,000); and
$1,169,000 and ($13,000), respectively, for the years ended December 31, 1997, 1996, and 1995.

  Federated Investors enters into futures contracts to hedge against changes in market values related to investing in mutual funds it sponsors. These investments enable the funds to build a diversified portfolio and are redeemed as outside investors purchase the funds. The futures contracts are carried at fair value in Marketable Securities on the Consolidated Balance Sheets. At December 31, 1997, the futures contracts had maturities of less than one year.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
Leasehold improvements...................................... $ 18,187  $ 18,432
Computer equipment..........................................   32,988    31,229
Office furniture and equipment..............................   10,508    10,706
Transportation equipment....................................    1,851     5,699
                                                             --------  --------
                                                               63,534    66,066
  Accumulated depreciation..................................  (41,371)  (36,709)
                                                             --------  --------
Property and equipment, net................................. $ 22,163  $ 29,357
                                                             ========  ========

  Depreciation expense was approximately $7,599,000, $7,961,000, and $5,106,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995


(4) INTANGIBLE ASSETS

  Intangible assets consist of customer relationships, goodwill and other intangible assets. The other intangible assets consisted of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
                                                               (IN THOUSANDS)
Employment contracts.......................................... $ 2,634  $ 2,634
Computer software.............................................      10       10
Organization expenses.........................................   1,067    1,067
                                                               -------  -------
                                                                 3,711    3,711
  Accumulated amortization....................................  (3,585)  (3,524)
                                                               -------  -------
Other intangible assets, net.................................. $   126  $   187
                                                               =======  =======

  In 1997, Federated Investors assumed the investment management and distribution responsibilities for seven retail mutual funds. The acquisition was accounted for as a purchase for which Federated Investors recorded a customer relationship intangible and paid $13,282,000 in cash.

  In 1996, Federated Investors acquired the right to advise, distribute, administer and provide management services for fund assets for a total of $11,280,000 in cash plus a percentage of certain assets over a two year period. Additionally in 1996, Federated Investors acquired the right to negotiate new administration or sub-administration and/or distribution agreements for cash of $800,000. Both acquisitions resulted in Federated Investors recording customer relationship intangibles.

(5) LONG-TERM DEBT--RECOURSE

  Federated Investors' long-term debt consisted of the following:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               ------- --------
                                                                (IN THOUSANDS)
Senior Secured Credit Agreement............................... $     0 $160,300
Senior Secured Note Purchase Agreement........................  98,000   98,000
Capitalized Leases............................................   1,230    1,484
                                                               ------- --------
  Total Debt..................................................  99,230  259,784
Less: Current Portion.........................................     280   15,659
                                                               ------- --------
Total Long-Term Debt.......................................... $98,950 $244,125
                                                               ======= ========

  In 1996, Federated Investors obtained a bank Senior Secured Credit Agreement ("Senior") maturing in 2001 consisting of a Revolving Credit Facility and a Term Loan Facility. Also in 1996, Federated Investors entered into a $98,000,000 Senior Secured Note Purchase Agreement ("Note") maturing in 2006. Pursuant to these agreements, Federated Investors must meet certain financial and nonfinancial covenants. At December 31, 1997 and 1996, respectively, Federated Investors was in compliance with all such covenants.

  In 1996, Federated Investors entered into an interest rate cap agreement ("Cap") to reduce the impact of increases in interest rates on the Senior. The premium paid was amortized to interest expense until the Cap was sold in 1997 concurrent with the extinguishment of the Term Loan Facility.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(5) LONG-TERM DEBT--RECOURSE, CONTINUED

  The obligations of Federated Investors under the Senior and the Note are secured by pledges of all the outstanding common stock or shares of beneficial interest of all of the subsidiaries owned by Federated Investors.

 (a) Senior Secured Credit Agreement

  The Term Loan Facility was fully repaid as of December 31, 1997. The Revolving Credit Facility is used for general business purposes. At December 31, 1997, the outstanding balance was $0, with availability of $148,961,000. The $160,300,000 outstanding balance at December 31, 1996 had a weighted-average borrowing rate of 6.90%.

 (b) Senior Secured Note Purchase Agreement

  The Note is due in seven equal annual installments beginning in the year 2000 and maturing in 2006. The Note carries a fixed interest rate of 7.96%.

 (c) Maturities

  The aggregate contractual maturities of the recourse debt for the years following December 31, 1997 are:

                                                                  (IN THOUSANDS)
   1998..........................................................    $   280
   1999..........................................................        238
   2000..........................................................     14,258
   2001..........................................................     14,280
   2002..........................................................     14,174
   2003 and thereafter...........................................     56,000
                                                                     -------
     Total Recourse Debt.........................................    $99,230
                                                                     =======

(6) SECURITIZATION OF B-SHARE ASSETS AND NONRECOURSE DEBT

  Federated Investors has entered into an agreement with a third party to sell the rights to the future revenue streams associated with the 12b-1, shareholder service and CDSC fees of the Class B shares of various mutual funds it manages. This agreement includes both an initial sale of existent rights to future revenue streams as well as establishing a program to sell on a continuous basis the future rights associated with future revenue streams relating to the ongoing sale of B shares. For accounting purposes, transactions executed under the agreement are reflected as financings and nonrecourse debt has been recorded.

  In the fourth quarter of 1997, Federated Investors exchanged its rights to certain future cash flows associated with net deferred sales commission assets with a remaining book value of $88,738,000 for $110,214,000 in cash. Two SPEs were established for the purpose of the initial transaction. A bankruptcy remote SPE was formed by Federated Investors to purchase the rights to the future cash flows from a subsidiary and in turn it sold these future cash flows to a third party's SPE. The third party's SPE funded this purchase by issuing Class A and Class B notes.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(6) SECURITIZATION OF B-SHARE ASSETS AND NONRECOURSE DEBT, CONTINUED

  The cash flows of the B-share assets will be used by the third party SPE to first pay trustee fees and other program related expenses. After these fees are paid, interest and principal are paid in the following succession: Class A interest, Class B interest, Class A principal, and Class B principal (only upon full payment of Class A principal). Any residual cash flow after full payment of all principal on the notes will be paid 90% to Federated Investors and 10% to the holders of the Class B notes. This debt is nonrecourse debt to Federated Investors in the event the future cash flows associated with the rights sold do not cover the full obligation of the notes.

  The Class A notes had an outstanding balance at December 31, 1997 of $97,873,000 at a fixed interest rate of 7.44%. The Class B notes had an outstanding balance at December 31, 1997 of $9,700,000 at a fixed interest rate of 9.80%.

  Also in the fourth quarter of 1997, Federated Investors exchanged additional net deferred sales commission assets with a remaining book value of $79,190,000 for $81,056,000 in cash. The transactions were also accounted for as financings, and the nonrecourse debt has been recorded with an imputed interest rate of 7.6%. Cash flows associated with these B-share assets will be applied by the third party in the following succession: i) fees and other program related expenses; ii) interest and iii) principal. Federated will also participate in 49.6% of any residual cash flow after full payment of program obligations. As of December 31, 1997, the outstanding balance of this nonrecourse debt was $77,815,000. The nonrecourse debt does not contain a contractual maturity but is repaid dependent upon the cash flows of the transaction.

  For a period of three years, the third party has agreed to purchase on a semi-monthly basis the rights associated with certain future revenue streams of B shares sold during that period.

(7) EMPLOYEE BENEFIT PLANS

  The employees of Federated Investors participate in a 401(k)/Profit Sharing Plan.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(7) EMPLOYEE BENEFIT PLANS, CONTINUED

 (a) 401(k)

  Federated Investors offers a 401(k) plan covering substantially all employees. Under the 401(k) plan, employees can make contributions at a rate of one to fifteen percent of their compensation (as defined in the 401(k) plan), subject to Internal Revenue Code limitations. Federated Investors makes a matching contribution in an amount equal to 100% of a participant's first 2% of contributions and 50% of the next 4% of contributions. Forfeitures of unvested matching contributions are used to offset future matching contributions.

  In order to vest in Federated Investors' matching contributions, a participant in the 401(k) plan must be employed at least three years and work at least 1,000 hours per year. Upon completion of three years of service, 20% of a participant's balance vests and 20% vests for each of the following four years, if the participant works 1,000 hours per year. Employees are immediately vested in their 401(k) salary reduction contributions.

  Matching contributions to the 401(k) plan amounted to $2,537,000, $2,596,000 and $1,322,000, for the years ended December 31, 1997, 1996 and 1995, respectively.

 (b) Profit Sharing

  An employee of Federated Investors becomes eligible to participate in the Profit Sharing plan upon the first day of employment. The Profit Sharing plan is a defined contribution plan to which Federated Investors contributes amounts as authorized by its Board of Trustees. An employee will receive a portion of Federated Investors' contribution upon completion of 500 hours of service and if employed on the last day of the plan year. No contributions have been made to the Profit Sharing plan in 1997, 1996 and 1995.

(8) OTHER COMPENSATION PLANS

 (a) Deferred Compensation Plans

  (1) In 1997, a deferred compensation arrangement was established for a group of key employees for the purpose of providing incentive to certain individuals who contribute to the success of Federated Investors. Each annual award provided under this program is deferred for a period of four years with the vesting period beginning in 1997. Termination of employment for any reason other than death, disability or retirement prior to the plan's vesting date of the third quarter 2001 causes the participant's benefit to be forfeited. The liability at December 31, 1997 is $73,000 and is included in Other Long-Term Liabilities on the Consolidated Balance Sheet.

  (2) A deferred compensation arrangement ("Deferred Comp") was established for a group of employees for the purpose of providing incentive to individuals who contribute to the success of Federated Investors by their superior performance. A portion of the Deferred Comp award through December 31, 1991 was deferred for a period of five years. Termination of employment prior to the five-year vesting period causes the participant's benefit to be forfeited. The Deferred Comp terminated in 1996 and all liabilities under the plan were paid with interest to participants by December 31, 1996. Amounts forfeited during these periods were not significant. Amounts included in compensation and related expense on the Consolidated Statements of Income were $0, $44,000 and $4,299,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

 (b) Employee Restricted Stock Plan

  Under the Employee Restricted Stock Plan, Federated Investors has sold to certain key employees, subject to restrictions, shares of Class B Common Stock (nonvoting). During the restricted period, the recipient receives

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(8) OTHER COMPENSATION PLANS, CONTINUED

dividends on the shares. The compensation cost to Federated Investors (the difference between the estimated fair value of the stock and the amount paid by the key employees at issuance) is charged to expense over the period of employee performance during which the restrictions lapse, not to exceed ten years. In 1997, 1996, and 1995, 75,000, 0, and 240,000 shares of Class B
Common Stock (nonvoting) were sold under the Employee Restricted Stock Plan, respectively. Forfeitures of 612,000, 132,000, and 90,000 shares occurred in 1997, 1996 and 1995, respectively. For the years ended December 31, 1997, 1996 and 1995, compensation expense related to the Employee Restricted Stock Plan was $28,000, $2,183,000, and $169,000, respectively.

 (c) Stock Appreciation Rights

  In 1994, Federated Investors established an Employee Stock Appreciation Rights Plan ("SARS Plan") to reward employees who have contributed to the success of Federated Investors and to provide incentive to increase their efforts on behalf of Federated Investors. In 1995 and 1994, 615,000 and 2,694,000 rights were issued under the SARS Plan, respectively. The SARS Plan rights are valued over a period of up to ten years. The value at the time of issuance and subsequent valuations to measure compensation expense is based on an independent appraisal of the Class B Common Stock. Vesting occurs over a period of five to ten years and is subject to the fulfillment of certain defined criteria. The awards can be paid in cash or in shares of Class B Common Stock at the end of the vesting period. Forfeitures of 24,000 and 240,000 rights of the 1994 SARS Plan occurred in 1996 and 1995, respectively. At January 31, 1996, the SARS Plan rights previously issued were converted to stock options with the exception of 48,000 rights which remained with the SARS Plan.

 (d) Stock Options

  In the first quarter of 1996, 2,997,000 SARS Plan rights were converted to stock options ("Replacement Options"). In 1997, 1,683,000 stock options ("1997 Options") were granted to a group of key employees. All options are part of a Stock Incentive Plan offered by Federated Investors to reward employees who have contributed to the success of Federated Investors and to provide incentive to increase their efforts on behalf of Federated Investors. The difference between the independent appraisal of the Class B Common Stock and the exercise price of the options at the time of issuance is charged to compensation expense over the vesting period. The fair value of the 1997 Options and the Replacement Options on the date of grant was $3.36 and $2.29 per option. For existing plans vesting occurs over a nine year period, a ten-year period, or on a predetermined date and is subject to the fulfillment of certain defined criteria. Each vested Replacement Option may be exercised for the purchase of one share of Class B Common Stock at the exercise price.

  For the year ended December 31, 1997 and 1996, compensation expense related to the stock options was $231,000 and $365,000, respectively. At December 31, 1997, the weighted-average remaining contractual life of outstanding options was 8 years, 1 month.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(8) OTHER COMPENSATION PLANS, CONTINUED

  The following table summarizes the changes in the stock options outstanding during 1997:

                                                                     WEIGHTED
                                                       NUMBER OF     AVERAGE
                                                        SHARES    EXERCISE PRICE
                                                       ---------  --------------
Outstanding at beginning of year...................... 2,709,000      $1.91
  Granted............................................. 1,683,000       5.53
  Exercised...........................................         0         --
  Forfeited/Expired...................................  (397,500)      1.91
                                                       ---------
Outstanding at end of year............................ 3,994,500       3.43
                                                       =========
Exercisable at end of year............................         0         --
                                                       =========

 (e) Pro Forma Net Income

  Federated Investors accounts for stock options and employee restricted stock in accordance with APB 25. The following pro forma information regarding net income assumes the adoption of SFAS 123 for stock options and employee restricted stock granted subsequent to December 31, 1994. (Disclosure is not required for options granted prior to 1995.) The estimated fair value of the options is amortized to expense over the option and vesting period. The fair value was estimated at the date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for 1997: nine and ten year risk-free interest rates of 5.69% and 5.75%, respectively; a dividend yield of 1.6% and an expected life of nine to ten years based upon the specific plans valued. The estimated fair value of the restricted stock is amortized to expense over the vesting period. The fair value was estimated at the market price on the grant date. The pro forma results are estimates of statements of income as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
Pro forma net income (In Thousands).................... $50,501 $12,630 $28,483
                                                        ======= ======= =======
Pro forma Basic Earnings per common share.............. $  0.61 $  0.12 $  0.25
                                                        ======= ======= =======
Pro forma Diluted Earnings per common share............ $  0.60 $  0.11 $  0.24
                                                        ======= ======= =======

(9) MINORITY INTEREST IN SUBSIDIARY

  A subsidiary of Federated Investors has a majority interest (50.5%) and acts as the general partner in Passport Research, Ltd., a limited partnership. Edward D. Jones & Co. is the limited partner with a 49.5% interest. The Partnership acts as investment adviser to two regulated investment companies.

(10) COMMON AND PREFERRED STOCK


  In 1996, Federated Investors entered into an agreement to convert 1,000 shares of Series A Preferred Stock ("Series A Preferred") into 5,302,758 Class B Common Stock and to buy the converted shares back for $19.09 per share, or $101,233,000. In 1996, Federated Investors purchased 1,180,000 shares of Class B Common Stock from existing shareholders at $19.00 per share for a total of $22,420,000. The repurchased Class A and Class B shares were recorded as treasury stock at cost.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(10) COMMON AND PREFERRED STOCK, CONTINUED

  Federated Investors has authorized 125,000 shares of no par Series B Cumulative Nonconvertible Preferred Stock ("Series B Preferred"). The Series B Preferred is entitled to dividends of $1,000 per share and is subject to a mandatory redemption date of August 1, 1999. In the event of Federated Investors' liquidation, Series B Preferred shareholders are entitled to $1,000 per share plus unpaid dividends. No Series B Preferred shares have been issued to date. Federated Investors has also authorized 75,000 shares of no par Series C Preferred Stock ("Series C Preferred"). The Series C Preferred is not entitled to receive dividends as long as the Series A and Series B Preferred are outstanding. No Series C Preferred shares have been issued to date.

  The Class A Common Stock ("Class A Common") and Class B Common Stock ("Class B Common"), (collectively "Common Shares") are entitled to receive dividends only after all dividends on the Series A, B and C Preferred have been paid.

  The holders of the Class A Common have the entire voting rights of Federated Investors; however, without the consent of the majority of the holders of the Class B Common, Class A Common shareholders cannot alter its structure, dispose of all or substantially all of its assets, amend the Declaration of Trust or Bylaws of Federated Investors to adversely affect the Class B Common, or liquidate or dissolve Federated Investors.

  Dividend payments on Common Shares may not exceed $5,000,000 in any fiscal year nor exceed the sum of $5,000,000 plus 50% of the net income of Federated Investors during the period from January 1, 1996 to and including the date of payment. A cash dividend of $0.0583, $0.0417, and $0.1667 per share, or $4,867,000, $3,498,000, and $15,160,000 was paid in 1997, 1996 and 1995, respectively, to holders of Common Shares.

(11) LEASES

  Federated Investors and its subsidiaries have various operating lease agreements primarily involving facilities, office and computer equipment, and vehicles. These leases are noncancellable and expire on various dates through the year 2007.

  The following is a schedule by year of future minimum rental payments required under the operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997:

                                                                  (IN THOUSANDS)
   1998..........................................................    $16,267
   1999..........................................................     10,183
   2000..........................................................      9,172
   2001..........................................................      8,914
   2002..........................................................      9,179
   2003 and thereafter...........................................     45,636
                                                                     -------
     Total Minimum Lease Payments................................    $99,351
                                                                     =======

  Rent expense was approximately $14,293,000, $14,674,000, and $12,841,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(12) INCOME TAXES

  Federated Investors files a consolidated federal income tax return with its subsidiaries. Financial statement tax expense is determined under the liability method.

  Income tax expense (benefit) consists of the following:

                                                     YEARS ENDED DECEMBER 31,
                                                    ----------------------------
                                                       1997      1996      1995
                                                    --------  --------  --------
                                                          (IN THOUSANDS)
Current:
  Federal..........................................  $19,597   $(6,672)  $13,548
  State............................................      243       514       108
                                                    --------  --------  --------
                                                      19,840    (6,158)   13,656
Deferred:
  Federal..........................................   11,117    17,088     5,153
  Extraordinary Item...............................     (241)     (530)        0
                                                    --------  --------  --------
Total..............................................  $30,716   $10,400   $18,809
                                                    ========  ========  ========

  For the years ended December 31, 1997, 1996 and 1995, the foreign subsidiary had net operating income (losses) of $1,449,000, $(257,000), and $(447,000), respectively, for which no income tax expense (benefit) has been provided.

  The reconciliation between the federal statutory income tax rate and Federated Investors' effective income tax rate consists of the following:

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
Expected statutory rate...........................     35.0%     35.0%     35.0%
Increase:
  State income taxes..............................      0.2       1.4       0.1
  Amortization of goodwill........................      1.0       3.2       1.7
  Meals and entertainment limitation..............      1.2       4.6       1.9
  Other...........................................      0.4       0.3       1.0
                                                   --------  --------  --------
  Total...........................................     37.8%     44.5%     39.7%
                                                   ========  ========  ========

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(12) INCOME TAXES, CONTINUED

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Intangible assets............................................ $14,946 $14,641
  Organization costs...........................................   1,399   1,399
  Deferred compensation plans..................................       0      29
  Employee restricted stock plan...............................     170      38
  Reserve for rent escalation..................................       0     126
  Reserve for bad debts........................................   1,068       0
  Other........................................................     246   1,021
                                                                ------- -------
    Total gross deferred tax asset.............................  17,829  17,254
Deferred tax liabilities:
  Deferred sales commissions...................................  12,730  30,052
  Deferred gain................................................  29,023       0
  Property and equipment depreciation..........................     101     875
  Other........................................................   2,521   1,969
                                                                ------- -------
    Total gross deferred tax liability.........................  44,375  32,896
                                                                ------- -------
Net deferred tax liability..................................... $26,546 $15,642
                                                                ======= =======

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(13) EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                                         1997    1996    1995
                                                        ------- ------- -------
                                                         (IN THOUSANDS, EXCEPT
                                                            PER SHARE DATA)
Numerator:
  Income from continuing operations.................... $50,577 $12,619 $28,531
  Preferred stock dividends............................       0   3,025   6,000
                                                        ------- ------- -------
  Numerator for basic earnings per share for continuing
   operations--
   income available to common stockholders.............  50,577   9,594  22,531
  Effect of dilutive securities:
  Preferred stock dividends............................       0       0   6,000
                                                        ------- ------- -------
  Numerator for diluted earnings per share for
   continuing operations-- income available to common
   stockholders after assumed conversions.............. $50,577 $ 9,594 $28,531
                                                        ======= ======= =======
Denominator:
  Denominator for basic earnings per share--
   weighted-average shares.............................  82,392  83,159  88,995
  Effect of dilutive securities:
  Restricted Stock.....................................     435     117       0
  Employee stock options/SARs..........................     837     474     132
  Convertible preferred stock..........................       0       0  31,817
                                                        ------- ------- -------
  Dilutive potential common shares.....................   1,272     591  31,949
  Denominator for diluted earnings per share--
   adjusted weighted-average shares and assumed
   conversions.........................................  83,664  83,750 120,944
                                                        ======= ======= =======
Basic earnings per share............................... $  0.61 $  0.12 $  0.25
                                                        ======= ======= =======
Diluted earnings per share............................. $  0.60 $  0.12 $  0.24
                                                        ======= ======= =======

--------
The convertible preferred stock is antidilutive at December 31, 1996, as such, it was excluded from the computation of diluted earnings per share.

(14) DISCLOSURES OF FAIR VALUE

  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of estimated fair values of certain on- and off-balance sheet financial instruments. The fair value estimates, as well as the related methods and assumptions used to value each of Federated Investors' significant financial instruments, are set forth below.

 (a) Cash, Cash Equivalents, and Marketable Securities

  The carrying amount of cash and cash equivalents approximates fair value due to the short maturities of these instruments. The fair value of marketable securities is based on quoted market prices.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(14) DISCLOSURES OF FAIR VALUE, CONTINUED

 (b) Receivables, Accounts Payable, and Accrued Expenses

  The carrying amounts of these financial instruments approximate fair value due to the short maturities of these instruments.

 (c) Long-Term Debt

  As described in Note 5, the majority of Federated Investors' debt is comprised of the Note. Because of the difficulty in obtaining quoted market values for comparable debt with similar terms and limitations, Federated Investors considered the maturity date, underlying collateral and borrowing rates available to Federated Investors for loans with similar terms and maturities. Based upon these factors, Federated Investors estimates that the recorded amount approximates fair value.

 (d) Futures Contracts

  Federated Investors entered into futures contracts during 1997 and 1996 to hedge against changes in market values related to the shares purchased of mutual funds. Federated Investors' carrying value of $45,000 approximates the estimated fair value at December 31, 1997.

(15) SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

  Noncash investing and financing activities are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                               -----------------
                                                               1997 1996  1995
                                                               ---- ---- -------
                                                                (IN THOUSANDS)
Increase to employee restricted stock plan, net............... $ 0  $ 0  $   237
Sale of deferred sales commissions............................   0    0   21,737
Payoff of the revolving credit facility.......................   0    0   21,737

(16) COMMITMENTS AND CONTINGENCIES

  Federated Investors is contingently liable to an insurance company for unanticipated expenses or losses in an amount not to exceed 180% of Federated Investors' annual premium. At December 31, 1997, this amount is secured by an irrevocable stand-by letter of credit for $1,039,000.

  Federated Investors has claims asserted against it that result from litigation in the ordinary course of business. Management believes that the ultimate resolution of such matters will not materially affect the financial position or statements of income of Federated Investors.

(17) RELATED PARTY TRANSACTIONS

  Federated Investors provides investment advisory, administrative, distribution and shareholder services to the Federated group of funds (Federated Funds). All of these services provided for the Federated Funds are under contracts that definitively set forth the fees to be charged for these services and are approved by the funds' independent Directors/Trustees. Federated Investors may waive certain fees charged for these services (primarily investment advisory fees) in order to make the funds more competitive or to meet regulatory requirements.

  In 1996, prior to the stock dividends, Federated Investors repurchased from related parties 956,000 shares of Class B Common Stock for $19.00 per share. During 1995, Federated Investors repurchased from an executive officer 20,000 shares of Class B Common Stock. Federated Investors paid $11.58 per share, the estimated fair value at that date. The Class B Common Stock repurchases were recorded as treasury stock.

                              FEDERATED INVESTORS

                       DECEMBER 31, 1997, 1996 AND 1995

(18) SUBSEQUENT EVENTS

  On February 20, 1998, the Board of Directors declared a one for one stock dividend payable on April 15, 1998 to stockholders of record on March 17, 1998. On April 16, 1998 the Board of Directors declared a one for two stock dividend payable on April 30, 1998 to stockholders of record on April 21, 1998. Federated Investors has recorded these stock dividends effective December 31, 1997.

(19) YEAR 2000 DISCLOSURE (UNAUDITED)

  Federated Investors utilizes software and related technologies throughout its businesses including both proprietary systems as well as those provided by outside vendors. Significant functions such as portfolio accounting/- recordkeeping and shareholder services rely on systems provided by outside vendors. It is anticipated that these systems will be affected by the date change in the year 2000. The year 2000 issue exists because many computer sys-tems and applications currently use two-digit date fields to designate a year. As the century date change occurs, certain date-sensitive systems may recog-nize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly. Federated Investors, like many other companies, is expected to incur expenditures over the next two years to ad-dress this issue.

  Federated Investors formed a team of employees in 1997 to determine the full scope and related costs to ensure both proprietary and third party vendor systems will be year 2000 compliant, meeting both internal needs and those of our customers. Federated Investors' assessment of internal systems is substantially complete and plans are in place for all proprietary applications within Federated Investors to be renovated or replaced. Completion of renovation or replacement and the subsequent testing and implementation are scheduled for 1998, with 1999 being reserved for industry-wide, cooperative testing. The assessment process is in progress for the related infrastructure and third party desktop software products. Based on management's identification of resource requirements for both plan implementation and overall project management, it is anticipated that the Year 2000 costs, which are being expensed as incurred, will be, at a minimum, $10 million for internal systems and do not reflect the impact of outside vendors to become Year 2000 compliant. Accordingly, a final cost estimate cannot be determined at this time.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 20, 1998

                                    BETWEEN

                              FEDERATED INVESTORS,

                           A DELAWARE BUSINESS TRUST

                                      AND

                           FEDERATED INVESTORS, INC.,

                          A PENNSYLVANIA CORPORATION.

  AGREEMENT AND PLAN OF MERGER dated as of February 20, 1998 (this "Agreement"), among FEDERATED INVESTORS, a Delaware business trust (the "Trust"), and FEDERATED INVESTORS, INC., a Pennsylvania corporation (the "Company").

  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Trust and the Company desire to enter into a merger transaction pursuant to which the Trust will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), whereby each issued and outstanding Class A Common Share, $1.00 stated value per share, of the Trust ("Trust Class A Common Shares") will be converted into one share of Class A Common Stock, no par value per share, of the Company ("Class A Common Stock"), and each issued and outstanding Class B Common Share, $0.01 stated value per share, of the Trust ("Trust Class B Common Shares")(other than shares held in the treasury of the Trust immediately prior to the Effective Time (as defined herein)) will be converted into one share of Class B Common Stock, no par value per share, of the Company ("Class B Common Stock", and, together with the Class A Common Stock, the "Company Common Stock"); and

  WHEREAS, the Merger is intended to be a tax-free transaction pursuant to
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), such that no gain or loss will be recognized by the Trust and no gain or loss will be recognized by holders of Trust Class A Common Shares or Trust Class B Common Shares on the exchange of such shares for Class A Common Stock or Class B Common Stock pursuant to this Agreement; and

  WHEREAS, the Trust and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger, including the consummation of an initial public offering by the Company on terms satisfactory to the Company and the Trust (the "Offering");

  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

SECTION 1.01. THE MERGER

  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), the Delaware Business Trust Act, as amended (the "DBTA") and the Restated Declaration of Trust of the Trust dated July 28, 1989, as amended (the "Declaration"), the Trust shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate existence of the Trust shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Trust in accordance with applicable law.

SECTION 1.02. CLOSING

  The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date") at the offices of the Trust, Federated Investors Tower, Pittsburgh, Pennsylvania 15222, unless another time, date or place is agreed to by the parties hereto.

SECTION 1.03. EFFECTIVE TIME

  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DBTA and the Declaration and articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the PBCL, and shall make all other filings or recordings required under the DBTA and the PBCL. The Merger shall become effective at such time as the Trust and the Company shall agree and as is specified in the Certificate of Merger and the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

SECTION 1.04. EFFECTS OF THE MERGER

  The Merger shall have the effects specified in Section 1929 of the PBCL and
Section 3815(g) of the DBTA.

SECTION 1.05.  ARTICLES OF INCORPORATION AND BY-LAWS

  (a) At the Effective Time and without further action on the part of the Company, the Restated Articles of Incorporation of the Company attached hereto as Exhibit A shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  (b) At the Effective Time and without further action on the part of the Company, the Restated By-laws of the Company attached hereto as Exhibit B shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06. DIRECTORS

  The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. OFFICERS

  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                                OF THE PARTIES

SECTION 2.01. EFFECT ON CAPITAL STOCK

  As of the Effective Time, by virtue of the Merger and without any action on the part of the Trust or the holder of any Trust Class A Common Shares or Trust Class B Common Shares:

  (a) Cancellation of Treasury Shares. Each Trust Class A Common Share and Trust Class B Common Share that is owned by the Trust or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

  (b) Conversion of Trust Class A Common Shares. Each issued and outstanding Trust Class A Common Share (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into one share of Class A Common Stock (the "Class A Merger Consideration").

  (c) Conversion of Trust Class B Common Shares. Except as otherwise provided by Section 2.01(d), each issued and outstanding Trust Class B Common Share (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into one share of Class B Common Stock. The consideration issuable pursuant to this paragraph is referred to herein as the "Class B Merger Consideration", and together with the Class A Merger Consideration, as the "Merger Consideration".

  (d) Dissenting Shareholders. To the extent that Section 8.7 of the Declaration is declared by a court of competent jurisdiction to be applicable to the Merger, any issued and outstanding Trust Class B Common Shares held by a person, other than any member of the Management Circle (as defined in the Shareholder Rights Agreement dated August 1, 1989, between the Company, The Standard Fire Insurance Company and the other shareholders bound thereby, as amended (the "Shareholder Rights Agreement")) or any employee of the Trust or any subsidiary of the Trust ("Employee Shareholders"), who shall not have voted to adopt this Agreement or consented thereto in writing and who shall have properly demanded appraisal (a "Dissenting Shareholder") for such shares in accordance with Section 8.7 of the Declaration ("Dissenting Shares") (which Section provides that appraisal rights shall only apply if holders other than members of the Management Circle and Employee Shareholders holding at least 2/3 of the total outstanding Trust Class B Common Shares held by such holders have requested such rights) shall not be converted as described in Section 2.01(b) and (c), unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Dissenting Shareholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shareholder's Trust Class B Common Shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the Class B Merger Consideration. In determining the fair value of the Dissenting Shares and in otherwise implementing Section 8.7 of the Declaration, Section 262 of the Delaware General Corporation Law ("DGCL") shall apply.

  (e) Cancellation of Trust Class A Common Shares and Trust Class B Common Shares. As of the Effective Time, all Trust Class A Common Shares and Trust Class B Common Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Trust Class A Common Shares or Trust Class B Common Shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration, or, in the case of Dissenting Shareholders, if any, the rights, if any, accorded under Section 8.7 of the Declaration.

  (f) Cancellation of Company Capital Stock held by Trust. As of the Effective Time, all shares of the capital stock of the Company that are owned by the Trust shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

SECTION 2.02.  EXCHANGE OF CERTIFICATES

  (a) Deposit with the Exchange Agent. As of the Effective Time, the Company shall deposit with Boston EquiServe or other independent agent mutually acceptable to the Company and the Trust (the "Exchange Agent") for the benefit of the holders of Trust Class A Common Shares and Trust Class B Common Shares, for exchange through the Exchange Agent, the certificates evidencing the Merger Consideration (the "Exchange Fund") payable pursuant to Section 2.01 in exchange for outstanding Trust Class A Common Shares and Trust Class B Common Shares.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of such a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive a certificate or certificates evidencing the Merger Consideration which such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each certificate formerly evidencing shares of Trust Common Shares which have been so converted will be deemed for all corporate purposes of the Company to evidence ownership of the number of shares of Class A Common Stock or Class B Common Stock of the Company, as the case may be, for which the Trust Class A or Class B Common Shares formerly represented thereby were exchanged; provided, however, that until such certificate is so surrendered, no dividend payable to holders of record of Class A Common Stock or Class

B Common Stock of the Company as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of Class A Common Stock or Class B Common Stock of the Company evidenced thereby and such holder shall not be entitled to vote such shares of Class A Common Stock or Class B Common Stock of the Company. Upon surrender of a certificate formerly evidencing Trust Common Shares which have been so converted, there shall be paid to the record holder of the certificates of Class A Common Stock or Class B Common Stock issued in exchange therefor (i) at the time of such surrender, the amount of dividends and any other distributions theretofore paid with respect to such shares of Class A Common Stock or Class B Common Stock of the Company, as of any date subsequent to the Effective Time to the extent the same has not yet been paid to a public official pursuant to abandoned property, escheat or similar laws and (ii) at the appropriate payment date, the amount of dividends and any other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Class A Common Stock or Class B Common Stock of the Company. No interest shall be payable with respect to the payment of such dividends.

  (c) No Further Ownership Rights in Trust Class A Common Shares and Trust Class B Common Shares. The Merger Consideration issued upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Trust Class A Common Shares and Trust Class B Common Shares theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Trust Class A Common Shares and Trust Class B Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article II, except as otherwise provided by law.

  (d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof, pursuant to this Agreement.

                                  ARTICLE III

SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to the Trust as follows:

  (a) Organization, Standing and Corporate Power. The Company is a corporation duly formed and validly subsisting under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to carry on its business as now being conducted. The business of the Company is carried out through subsidiaries that are duly qualified or licensed to do business and are in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on the Company or any subsidiary.

  (b) Capital Structure. Immediately prior to the Effective Time (or prior to the adoption of the Restated Articles of Incorporation), there were 5,095,512 shares of common stock, par value $.05 per share, of the Company issued and outstanding, all of which were owned by the Trust. As of the Effective Time, the authorized capital stock of the Company shall consist of 20,000 shares of Class A Common Stock, no par value, 900,000,000 shares of Class B Common Stock, no par value and 100,000,000 shares of preferred stock, no par value per share ("Preferred Stock"). As of the Effective Time (after giving effect to the 1998 Stock Dividend, as hereinafter defined, but without giving effect to the Offering described in
Section 4.03), the consummation which is a condition to the Merger as set forth in Section 5.01(d), there will be 4,000 shares of Class A Common Stock issued and outstanding, 55,618,000 shares of Class B Common Stock issued and outstanding and 9,000,000 shares of Class B Common Stock reserved for issuance under the Federated Investors Stock Incentive Plan (the "Stock Incentive Plan"). Except as set forth above, immediately prior to the Effective Time, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

  (c) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company. The execution and delivery of this Agreement by the Trust shall constitute the approval of this Agreement by the Trust in its capacity as the sole shareholder of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

  (d) Noncontravention. Subject to (i) compliance with the terms of the Senior Secured Credit Agreement, dated January 31, 1996, as amended, among the Trust, PNC Bank, National Association, and the other banks named therein (the "Senior Credit Agreement"), (ii) compliance with the terms of the Note Purchase Agreement, dated as of June 15, 1996, among the Trust and the Purchasers identified therein (the "Note Purchase Agreement"), and (iii) compliance with the terms of the Pledge Agreement, dated as of June 15, 1996, among the Trust, the Company, the Pledgors (as defined therein), the Collateral Agent (as defined therein) and the Noteholders (as defined therein) (the "Pledge Agreement"), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Articles of Incorporation or By-laws of the Company, as amended to date, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the effectiveness of the Registration Statement on Form S-4 with respect to the Merger (the "S-4 Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), including a Proxy Statement (hereinafter defined) meeting the requirements of the Securities Exchange Act of 1934, as amended; (2) the effectiveness of the Registration Statement on Form S-1 with respect to the Offering filed with the Commission pursuant to the Act; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Pennsylvania Secretary of State and; (4) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to have a material adverse effect on the Company or impair the ability of the Company to perform its obligations under this Agreement in any material respect.

SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF THE TRUST.

  The Trust represents and warrants to the Company as follows:

  (a) Organization, Standing and Power. The Trust is a business trust duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Trust is duly qualified or licensed to do business and is in good standing in the Commonwealth of Pennsylvania, and is not required to be so qualified or licensed in any other jurisdiction.

  (b) Capital Structure. The authorized capital stock of the Trust consists of 150,000,000 shares of beneficial interest, consisting of four classes as follows: (i) 125,000 shares of Series B Cumulative Preferred Shares, no par value per share, none of which are issued and outstanding, (ii) 75,000 shares of Series C Preferred Shares, no par value per share, none of which are issued and outstanding as of February 20, 1998 (4,000 shares after giving effect to the 1998 Stock Dividend hereinafter defined), (iii) 99,000 Class A Common Shares, no par value per share, 2,000 of which are issued and outstanding, and
(iv) 149,700,000 Class B Common Shares, no par value per share, 27,809,000 of which are issued and outstanding as of February 20, 1998 (55,618,000 shares after giving effect to the 1998 Stock Dividend). Except for the shares of restricted stock, stock appreciation rights and stock options issued and/or granted under the Trust's Restricted Stock Plan, Stock Appreciation Rights Plan and Stock Incentive Plan (the "Prior Stock Plan") which, as of February 20, 1998, aggregated 1,411,000 restricted shares of Class B Common Shares (2,822,000 shares after giving effect to the 1998 Stock Dividend) and 1,332,400 shares of Class B Common Shares (2,664,800 shares after giving effect to the 1998 Stock Dividend), and except as set forth in the first sentence of this paragraph, there are no outstanding stock appreciation rights or rights to receive shares of the Trust on a deferred basis and no shares of capital stock or beneficial interests of the Trust are issued, reserved for issuance or outstanding, except for the one for one stock dividend declared on February 20, 1998 to be paid on April 1, 1998 to shareholders of record on March 17, 1998 (the "1998 Stock Dividend"). All outstanding shares of beneficial interest of the Trust are duly authorized, validly issued, fully paid and nonassessable, and subject to the Shareholder Rights Agreement.

  (c) Authority. The Trust has all requisite power and authority under the DBTA and the Declaration to enter into this Agreement and, subject to the Trust Shareholder Approval (as defined herein), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Trust and the consummation by the Trust of the transactions contemplated by this Agreement have been duly authorized by all necessary action required under the DBTA and the Declaration on the part of the Trust, subject to the Trust Shareholder Approval. This Agreement has been duly executed and delivered by the Trust and constitutes a valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms. The consummation of the Merger contemplated by this Agreement requires the affirmative vote of the holders of a majority of the outstanding Trust Class A Common Shares and Trust Class B Common Shares, each voting separately as a class ("Trust Shareholder Approval").

  (d) Ownership of the Company. The Trust owns all of the outstanding capital stock of the Company, free and clear of all liens and encumbrances except for encumbrances created under the Pledge Agreement, and has duly approved this Agreement in its capacity as the sole shareholder of the Company.

  (e) Noncontravention. Subject to (i) the Trust Shareholder Approval, (ii) compliance with the terms of Sections 8.1 and 8.2 of the Senior Credit Agreement and (iii) compliance with Section 6 of the Pledge Agreement, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by the Trust will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Trust under,
(i) the Restated Declaration of Trust of the Trust, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Trust or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Trust or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or liens that individually or in the aggregate would not (x) have a material adverse effect on the Trust, (y) impair the ability of the Trust to perform its obligations under this Agreement in any material respect or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Trust in connection with the execution and delivery of this Agreement by the Trust or the consummation by the Trust of the transactions contemplated by this Agreement, except for (1) the filing with the Commission of a definitive proxy statement relating to the Special Meeting (as defined herein) (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), (2) the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Pennsylvania Secretary of State; and (3) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to have a material adverse effect on the Trust or impair the ability of the Trust to perform its obligations under this Agreement in any material respect.

                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS

  SECTION 4.01. PREPARATION OF THE PROXY STATEMENT AND S-4 REGISTRATION STATEMENT; SPECIAL MEETING.

  (a) As soon as practicable following the date of this Agreement, the Company and the Trust shall prepare and file with the Commission the Proxy Statement and the S-4 Registration Statement. The Trust and the Company shall use all reasonable efforts to cause the S-4 Registration Statement to be declared effective by the Commission as soon as practicable following the filing thereof with the Commission. The Trust will use all reasonable efforts to cause the Proxy Statement to be mailed to holders of the Trust's beneficial interests as promptly as practicable after the effectiveness of the S-4 Registration Statement.

  (b) The Trust will, as soon as practicable following the effectiveness of the S-4 Registration Statement, duly call, give notice of, convene and hold a meeting of the holders of its beneficial interests (the "Special Meeting") for the purpose of obtaining the approval of the holders of a majority of the Trust Class A Common Shares and Trust Class B Common Shares, each voting separately as a class, of this Agreement and the transactions contemplated hereby (the "Trust Shareholder Approval"). The Trust will, through its Board of Trustees, recommend to the holders of its beneficial interests the adoption of this Agreement and the approval of the transactions contemplated hereby.

SECTION 4.02. STOCK OPTION AND BENEFIT PLANS.

  At the Effective Time, the Company shall assume the rights and obligations of the Trust under the Trust's Prior Stock Plan. The Company shall treat as having been issued under its Stock Incentive Plan all shares of restricted stock, stock appreciation rights and stock options issued under the Prior Stock Plan. At the Effective Time, each share of restricted stock, stock appreciation right and stock option issued or granted under the Prior Stock Plan shall be converted automatically into a share of restricted stock, stock appreciation right or stock option, as the case may be, of or with respect to Class B Common Stock. The Board of Directors of the Company and the Board of Trustees of the Trust shall take all actions necessary to carry into effect the intent of this Section 4.02. The Company shall, as soon as practicable following the Effective Time, register on Form S-8 or such other form as may be prescribed by the Commission the securities to be issued by the Company in connection with the assumption of the Trust's obligations under the Prior Stock Plan.

SECTION 4.03. PREPARATION OF S-1 REGISTRATION STATEMENT.

  As soon as practicable following the date of this Agreement, the Company, with the cooperation of the Trust, shall prepare and file with the Commission a Registration Statement on Form S-1 with respect to the

Offering setting forth the terms of such Offering as the Company, in its sole discretion, may determine, including timing and pricing of the Offering, the number of the shares to be offered by the Company and any selling shareholders, the selection of underwriters and all other matters relating to the Offering. The Offering will be subject to prevailing market conditions and other factors as may be taken into account by the Board of Directors of the Company. Neither the Trust nor the Company shall be obligated to cause the S-1 Registration Statement to be declared effective by the Commission, if in either party's judgment the Offering should not proceed.

                                   ARTICLE V
                             CONDITIONS PRECEDENT

SECTION 5.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a) Trust Shareholder Approval. The Trust Shareholder Approval shall have been obtained.

  (b) No Appraisal Rights. In connection with the Merger, there shall not be written demands or objections made and not withdrawn or otherwise lost by Dissenting Shareholders who in the aggregate hold at least 2/3 of the total outstanding Trust Class B Common Shares held by all holders who are entitled to seek appraisal rights under Section 8.7 of the Declaration.

  (c) No Injunctions or Restraints. No judgment, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

  (d) Effective Registration Statement. The S-4 Registration Statement filed by the Company with respect to the Merger shall have been declared effective, and no stop order or proceeding seeking a stop order is in effect or has been instituted.

  (e) Consummation of Offering. The S-1 Registration Statement filed by the Company with respect to the Offering shall have been declared effective, and no stop order or proceeding seeking stop order is in effect or has been instituted, and the Offering shall have been made on terms and conditions (including size and price) satisfactory to the Company and the Trust and shall be consummated on the Closing Date concurrently with the Merger.

SECTION 5.02. CONDITIONS TO OBLIGATION OF THE TRUST

  The obligation of the Trust to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date).

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

  (c) Consents and Notices. The Company shall have received any material third party or governmental consent and shall have provided any material notice or other document required to be provided by it in connection with the transactions contemplated by this Agreement, including, without limitation, the consent of

PNC Bank, National Association pursuant to the Senior Credit Agreement and the Note Purchase Agreement, and the provision of the notice required by the Pledge Agreement.

  (d) Effective Registration Statement. The S-4 Registration Statement filed by the Company with respect to the Merger shall have been declared effective, and no stop order or proceeding seeking a stop order is in effect or has been instituted.

SECTION 5.03. CONDITIONS TO OBLIGATION OF THE COMPANY

  The obligation of the Company to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Trust set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations expressly relate to an earlier date (in which case as of such date).

  (b) Performance of Obligations of the Trust. The Trust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

  (c) Consents. The Trust shall have received any material third party or governmental consent and shall have provided any material notice or other document required to be provided by it in connection with the transactions contemplated by this Agreement, including, without limitation, obtaining the consent and providing the notice and proxies required by the Senior Credit Agreement and providing the notices required by the Pledge Agreement.

                                  ARTICLE VI
                       TERMINATION, AMENDMENT AND WAIVER

SECTION 6.01. TERMINATION

  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Trust Shareholder Approval:

  (a) by mutual consent of the Trust and the Company;

  (b) by either the Trust or the Company:

    (i) if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

    (ii) if at the Special Meeting (including any adjournment or postponement thereof), the requisite vote of the holders of the Trust Class A Common Shares and Trust Class B Common Shares in favor of this Agreement and the Merger shall not have been obtained; or

    (iii) if the registration statement relating to the Offering shall not have become effective under the Securities Act of 1933, as amended, or the Offering shall have been abandoned or not otherwise consummated.

SECTION 6.02. EFFECT OF TERMINATION

  In the event of termination of this Agreement by either the Company or the Trust as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Trust, the Company or their respective officers, directors, trustees, shareholders or affiliates.

SECTION 6.03. AMENDMENT

  This Agreement may be amended at any time by action taken or authorized by the Board of Trustees of the Trust and the Board of Directors of the Company; provided, however, that after the Trust Shareholder Approval is obtained, no amendment shall be made which by law requires further approval by the holders of Trust Class A Common Shares or Trust Class B Common Shares without such further approval.

SECTION 6.04. EXTENSION; WAIVER

  The Company and the Trust, by action taken or authorized by the Board of Directors or the Board of Trustees, respectively, may extend the time for performance of the obligations or other acts of the other party to this Agreement, may waive inaccuracies in the representations or warranties contained in this Agreement, and may waive compliance with any agreements or conditions contained in this Agreement. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VII
                              GENERAL PROVISIONS

SECTION 7.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES

  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 7.02. COUNTERPARTS

  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 7.03. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES

  This Agreement constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties any rights or remedies.

SECTION 7.04. GOVERNING LAW

  Except as otherwise specifically referred to herein, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; except that the Merger contemplated hereby shall be governed by the laws of the State of Delaware and the Commonwealth of Pennsylvania.

SECTION 7.05. ASSIGNMENT

  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 7.06. FEES AND EXPENSES

  All fees, costs and expenses incurred by the Trust and the Company in connection with this Agreement and the transactions contemplated hereby shall be paid (i) by the Trust if the Merger does not occur and (ii) by the Company if the Merger occurs.

  IN WITNESS WHEREOF, the Trust and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                          FEDERATED INVESTORS

                                          By:  /s/ J. Christopher Donahue
                                            -------------------------------

                                          Name:J. Christopher Donahue

                                          Title:President and Chief Operating
                                          Officer

                                          FEDERATED INVESTORS, INC.

                                          By:  /s/ J. Christopher Donahue
                                            -------------------------------

                                          Name:J. Christopher Donahue

                                          Title:President

                                                                     APPENDIX B

        RESTATED ARTICLES OF INCORPORATION OF FEDERATED INVESTORS, INC.
                           -------------------------

  FIRST: Name. The name of the Corporation is FEDERATED INVESTORS, INC.

  SECOND: Registered Office. The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222, in the County of Allegheny.

  THIRD: Incorporation. The Corporation was incorporated on October 18, 1957 under the Business Corporation Law of 1933 of the Commonwealth of Pennsylvania for the purpose or purposes to advise, counsel, and make recommendations on investment, economic, business and allied matters to individuals, partnerships, corporations and other entities; to buy, sell and otherwise deal in stocks, bonds, mutual funds, investment plans and investment securities of all kinds; and generally to engage in the business of investment adviser and investment broker-dealer for itself and as agent for others, as well as to have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which corporations may be incorporated under such Business Corporation Law.

  FOURTH: Term. The term for which the Corporation is to exist is perpetual.

  FIFTH: Capital Stock.

  A. Classes and Number of Shares. The aggregate number of shares which the Corporation shall have authority to issue is One Billion, Twenty Thousand (1,000,020,000) shares, consisting of (1) Twenty Thousand (20,000) shares of Class A Common Stock, of no par value, (2) Nine Hundred Million (900,000,000) shares of Class B Common Stock, of no par value, and (3) One Hundred Million (100,000,000) shares of Preferred Stock, of no par value. The Board of Directors of the Corporation shall have the full authority permitted by law to divide the shares of Preferred Stock into one or more series, to determine the designation and the number of shares of any series (within the total number of shares of the class authorized by these Restated Articles of Incorporation), and to determine the voting rights (whether full, limited, multiple, fractional or no voting rights), preferences, limitations and special rights, if any, or any series. Any such division and any such determination may be made by action of the Board of Directors from time to time and shall constitute an amendment of this Article FIFTH.

  B. Issuance of the Common Stock and the Preferred Stock. Subject to the preemptive rights of the holders of the Class A Common Stock as hereinafter provided, the Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any and all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized for such purposes, in such amounts, to such persons (including any corporation or other business entity), for such consideration, and in the case of the Preferred Stock, in one more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the shareholders, except as otherwise required by applicable law.

  C. Powers and Rights of the Common Stock.

    1. Voting Rights and Powers. Prior to the agreement date hereinafter defined in this Article FIFTH (hereinafter sometimes called the "Agreement Date"), except as otherwise provided in this Article FIFTH or by applicable law, the holders of the outstanding shares of Class B Common Stock shall have no voting rights; the entire voting power of the Corporation shall be vested in the holders of the outstanding shares of

  Class A Common Stock and, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, each of such holders shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in his or her name. From and after the Agreement Date, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock and the holders of outstanding shares of Class B Common Stock, except as otherwise provided herein, shall vote together without regard to class, and every holder of the outstanding shares of the Class A Common Stock shall be entitled to cast thereon one thousand (1,000) votes in person or by proxy for each share of the Class A Common Stock standing in his or her name and every holder of the outstanding shares of the Class B Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class B Common Stock standing in his or her name; except, however, that holders of the Class A Common Stock, voting separately as a class with each holder of the outstanding shares of Class A Common Stock being entitled to one vote in person or by proxy for each share of the Class A Common Stock standing in his or her name, shall have the right to elect that number of directors so that four-tenths ( 4/10) (calculated to the next highest whole number) of the total number of directors of the Corporation fixed from time to time by, or in the manner provided for in, the Bylaws of the Corporation, shall have been elected by the holders of the Class A Common Stock separately. With respect to any proposed amendment to these Restated Articles of Incorporation which would increase or decrease the number of authorized shares of either Class A Common Stock or Class B Common Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock voting together without regard to class as hereinbefore provided.

    2. Exceptions. Notwithstanding anything contained herein to the contrary, prior to the Agreement Date, without the consent (given in writing or by vote at any regular or special meeting of the shareholders of the Corporation) of the holders of a majority of the then outstanding shares of Class B Common Stock, the Corporation shall not:

      (a) merge, consolidate with or otherwise acquire any corporation or other business entity; provided, however, that, in a transaction (i) in which the Corporation is the surviving entity and (ii) pursuant to which these Restated Articles of Incorporation have not been amended, altered, repealed or superseded, the Corporation may, without such consent, merge, consolidate with or otherwise acquire any corporation or other business entity;

      (b) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Corporation or any subsidiary thereof to other than a wholly-owned subsidiary of the Corporation; provided, however, that, (i) in any transaction or series of related transactions not exceeding in value One Hundred Million Dollars ($100,000,000.00) in the aggregate (taking into account all liabilities assumed by the Corporation or its subsidiaries in any such transaction or transactions) involving all or substantially all of the assets of any subsidiary, or (ii) in any transaction or series of related transactions involving a securitization or other receivables sale transaction, the Corporation may, without such consent, sell, lease, exchange or otherwise dispose of all or substantially all of the assets of such subsidiary;

      (c) effect any amendment to these Restated Articles of Incorporation or the Bylaws of the Corporation that adversely affects the rights, powers or preferences of the shares of Class B Common Stock; or

      (d) liquidate, dissolve or otherwise wind up the affairs of the Corporation.

    3. Board of Directors.

      a. Number. The Board of Directors of the Corporation shall consist of at least five members, all of whom prior to the Agreement Date shall be elected by the holders of the Class A Common Stock voting separately as a class as hereinbefore provided and at least two of whom from and after the Agreement Date shall be elected by the holders of the Class A Common Stock voting separately as a class as hereinbefore provided.

      b. Standing and Term. All directors, whether elected by the holders of the Class A Common Stock voting separately as a class or elected by the holders of both the Class A Common Stock and the Class B Common Stock voting together, shall have equal standing, serve terms of equal duration and have equal voting powers.

      c. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the remaining directors then in office, even though less than a quorum; provided however, that any vacancies and newly created directorships involving directors who have been or shall be elected by the holders of the Class A Common Stock voting separately as a class as hereinbefore provided shall be filled by a majority vote of the remaining directors then in office elected by the holders of the Class A Common Stock voting separately as a class and that any vacancies and newly created directorships involving directors who have been or shall be elected by the holders of the Class A Common Stock and the Class B Common Stock voting together as hereinbefore provided shall be filled by a majority of the remaining directors then in office elected by the holders of the Class A Common Stock and the Class B Common Stock voting together.

      d. Removal. Directors elected by the holders of the Class A Common Stock voting separately as a class, and directors filling vacancies and newly created directorships involving directors who have been or shall be elected by the holders of the Class A Common Stock voting separately as a class as hereinbefore provided, may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Class A Common Stock, voting separately as a class. Directors elected by the holders of the Class A Common Stock and the Class B Common Stock voting together without regard to class, and directors filling vacancies and newly created directorships, other than those involving directors who have been or shall be elected by the holders of the Class A Common Stock voting separately as a class as hereinbefore provided, may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock, voting together without regard to class.

    4. Dividends and Distributions. Each share of Class A Common Stock and each share of Class B Common Stock shall be equal in respect of rights to dividends and distributions, when and as declared, whether in cash or in the form of stock or other property of the Corporation; except, however, that, in the case of dividends or other distributions payable in stock of the Corporation, other than Preferred Stock, including distributions pursuant to stock split-ups or divisions, only shares of Class A Common Stock shall be distributed with respect to the Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to the Class B Common Stock.

    5. Preemptive Rights. Each holder of any shares of Class A Common Stock then outstanding shall be entitled to a preemptive right to purchase or subscribe for any unissued shares of Class A Common Stock to be issued by the Corporation for any reason, including any increase of the authorized number of shares of Class A Common Stock, or for any additional shares of any class of the capital stock of the Corporation or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of Class A Common Stock, or carrying any rights to purchase shares of Class A Common Stock, whether such shares or bonds, certificates of indebtedness, debentures or other securities shall be issued for cash, property or other lawful consideration. The holders of the Class B Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation, whether now or hereafter authorized.

    6. Other Rights. Except as otherwise required by applicable law or as otherwise provided in these Restated Articles of Incorporation, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation. Upon liquidation of the Corporation, holders of Class A Common Stock and holders of Class B Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors. In addition, in connection with a Company Sale (as hereinafter defined), the holders of the Class A Common Stock and the Class B Common Stock shall receive the same amount of consideration per share, notwithstanding any differences in voting rights. The term "Company Sale" shall be deemed to include the following: (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or stock purchase) and (B) a sale of all or substantially all of the assets of the Corporation. In any Company Sale, if the consideration received by the Corporation or its stockholders, as the case may be, is other than cash, its value, as determined in good faith by the Board of Directors, will be deemed its fair market value.

    7. Duration of Class Rights and Powers. At any time when there shall be no shares of Class A Common Stock outstanding but there shall be shares of Class B Common Stock outstanding, except as otherwise provided in this Article FIFTH or by applicable law, without any action by the Board of Directors or the holders of the shares of Class B Common Stock outstanding, the entire voting power of the Corporation shall then be vested in the holders of the outstanding shares of Class B Common Stock and, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, each of such holders shall be entitled to cast thereon one vote in person or by proxy for each share of Class B Common Stock standing in his or her name; and the provisions of these Restated Articles of Incorporation which provide for different voting rights for the Class A Common Stock shall not be of any effect.

  D. Powers and Rights of the Preferred Stock. The voting rights, preferences, limitations and special rights, if any, pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed by the Board of Directors of the Corporation in its sole discretion, authority so to do being hereby expressly vested in the Board of Directors.

  E. Agreement Date. For the purposes of this Article FIFTH, the term "Agreement Date" as used herein shall mean the first date on which the Company shall execute and deliver, and enter into, a legally binding and enforceable agreement providing for the issue by the Company of shares of Class B Common Stock in a transaction constituting a business combination which, for financial reporting purposes, shall be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

  F. Shares Represented by Certificates and Uncertificated Shares. The shares of the Corporation of any class or series shall be represented by certificates or shall be uncertificated shares.

  SIXTH: No Cumulative Voting. The shareholders of the Corporation shall not have the right to cumulate their votes for election of directors of the Corporation.

  SEVENTH: Amendment. Subject to the provisions of Article FIFTH hereof, these Restated Articles of Incorporation may be amended in the manner prescribed at the time by applicable law; and all rights conferred upon shareholders in these Restated Articles of Incorporation are granted subject to this reservation.

  EIGHTH: Restatement. These Restated Articles of Incorporation supersede the original Articles of Incorporation of the Corporation and all amendments thereto.

                                                                      APPENDIX C

                           FEDERATED INVESTORS, INC.

                                 ------------

                                RESTATED BYLAWS
                                 ------------

                                RESTATED BYLAWS
                          OF FEDERATED INVESTORS, INC.

                               TABLE OF CONTENTS

 ARTICLE I     OFFICES AND FISCAL YEAR
 Section 1.01 Registered office...........................................   C-4
 Section 1.02 Other Offices...............................................   C-4
 Section 1.03 Fiscal Year.................................................   C-4
 ARTICLE II    NOTICES--WAIVERS--MEETINGS GENERALLY
 Section 2.01 Manner of Giving Notice.....................................   C-4
 Section 2.02 Notice of Meetings of Board of Directors....................   C-5
 Section 2.03 Notice of Meeting of Shareholders...........................   C-5
 Section 2.04 Waiver of Notice............................................   C-5
 Section 2.05 Modification of Proposal Contained in Notice................   C-5
 Section 2.06 Exception to Requirement of Notice..........................   C-5
 Section 2.07 Use of Conference Telephone and Similar Equipment...........   C-6
 ARTICLE III   SHAREHOLDERS
 Section 3.01 Place of Meeting............................................   C-6
 Section 3.02 Annual Meeting..............................................   C-6
 Section 3.03 Special Meetings............................................   C-6
 Section 3.04 Quorum and Adjournment......................................   C-6
 Section 3.05 Action by Shareholders......................................   C-7
 Section 3.06 Organization of Meetings....................................   C-7
 Section 3.07 Voting Rights of Shareholders...............................   C-7
 Section 3.08 Voting and Other Action by Proxy............................   C-7
 Section 3.09 Voting by Fiduciaries and Pledgees..........................   C-8
 Section 3.10 Voting by Joint Holders of Shares...........................   C-8
 Section 3.11 Voting by Corporations and Other Business Organizations.....   C-9
 Section 3.12 Determination of Shareholders of Record.....................   C-9
 Section 3.13 Voting Lists................................................  C-10
 Section 3.14 Judges of Election..........................................  C-10
 Section 3.15 Consent of Shareholders in Lieu of Meeting..................  C-10
 Section 3.16 Minors as Security Holders..................................  C-11
 ARTICLE IV    BOARD OF DIRECTORS
 Section 4.01 Powers; Personal Liability..................................  C-11
 Section 4.02 Qualifications and Selection of Directors...................  C-11
 Section 4.03 Number and Term of Office...................................  C-12
 Section 4.04 Vacancies...................................................  C-12
 Section 4.05 Removal of Directors........................................  C-13
 Section 4.06 Place of Meeting............................................  C-13
 Section 4.07 Organization of Meetings....................................  C-13
 Section 4.08 Regular Meetings............................................  C-13
 Section 4.09 Special Meetings............................................  C-13
 Section 4.10 Quorum of and Action by Directors...........................  C-13
 Section 4.11 Executive and Other Committees..............................  C-13
 Section 4.12 Compensation................................................  C-14

 ARTICLE V     OFFICERS
 Section 5.01 Officers Generally..........................................  C-14
 Section 5.02 Election and Term of Office.................................  C-14
 Section 5.03 Subordinate Officers, Committees and Agents.................  C-14
 Section 5.04 Removal of Officers and Agents..............................  C-15
 Section 5.05 Vacancies...................................................  C-15
 Section 5.06 Authority...................................................  C-15
 Section 5.07 Chairman of the Board.......................................  C-15
 Section 5.08 Vice Chairman...............................................  C-15
 Section 5.09 President...................................................  C-15
 Section 5.10 Vice President..............................................  C-15
 Section 5.11 Secretary...................................................  C-15
 Section 5.12 Treasurer...................................................  C-15
 Section 5.13 Salaries....................................................  C-16
 ARTICLE VI    SHARE CERTIFICATES, TRANSFER, ETC.
 Section 6.01 Share Certificates..........................................  C-16
 Section 6.02 Issuance....................................................  C-16
 Section 6.03 Transfer....................................................  C-16
 Section 6.04 Record Holder of Shares.....................................  C-16
 Section 6.05 Lost, Destroyed or Mutilated Certificates...................  C-16
 Section 6.06 Restriction on Transfer of Shares...........................  C-16
 ARTICLE VII   INDEMNIFICATION OF DIRECTORS, OFFICERS
               AND OTHER AUTHORIZED REPRESENTATIVES
 Section 7.01 Scope of Indemnification....................................  C-17
 Section 7.02 Proceedings Initiated by Indemnified Representatives........  C-18
 Section 7.03 Advancing Expenses..........................................  C-18
 Section 7.04 Securing of Indemnification Obligations.....................  C-18
 Section 7.05 Payment of Indemnification..................................  C-18
 Section 7.06 Arbitration.................................................  C-19
 Section 7.07 Contribution................................................  C-19
 Section 7.08 Mandatory Indemnification of Directors, Officers, Etc.......  C-19
 Section 7.09 Contract Rights; Amendment or Repeal........................  C-19
 Section 7.10 Scope of Article............................................  C-19
 Section 7.11 Reliance on Provisions......................................  C-20
 Section 7.12 Interpretation..............................................  C-20
 ARTICLE VIII  MISCELLANEOUS
 Section 8.01 Corporate Seal..............................................  C-20
 Section 8.02 Checks......................................................  C-20
 Section 8.03 Contracts...................................................  C-20
 Section 8.04 Interested Directors or Officers; Quorum....................  C-20
 Section 8.05 Deposits....................................................  C-21
 Section 8.06 Corporate Records...........................................  C-21
 Section 8.07 Financial Reports...........................................  C-21
 Section 8.08 Amendment of Bylaws.........................................  C-21

                                RESTATED BYLAWS

                                      OF

                           FEDERATED INVESTORS, INC.

                               ----------------

                                   ARTICLE I

                            OFFICES AND FISCAL YEAR

  Section 1.01. Registered Office. The registered office of the Corporation in the Commonwealth of Pennsylvania shall be at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779 in the County of Allegheny, until otherwise established by an amendment of the articles of the Corporation or by the board of directors and a record of the change is filed with the Pennsylvania Department of State in the manner provided by law.

  Section 1.02. Other Offices. The Corporation may also have offices at such other places within or without the Commonwealth of Pennsylvania as the board of directors may from time to time appoint or the business of the Corporation may require.

  Section 1.03. Fiscal Year. The fiscal year of the Corporation shall end on the last day of December in each year.

                                  ARTICLE II

                      NOTICE--WAIVERS--MEETINGS GENERALLY

                    SECTION 2.01. MANNER OF GIVING NOTICE.

  (a) General Rule. Whenever written notice is required to be given to any person under the provisions of the Business Corporation Law of 1988 or by the articles of the Corporation or these bylaws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answerback received) or courier service, charges prepaid, or by facsimile transmission, to the address (or to the telex, TWX or facsimile number) of the person appearing on the books of the Corporation or, in the case of directors, supplied by the director to the Corporation for the purpose of notice. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched or, in the case of facsimile transmission, when received. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of the Business Corporation Law of 1988, the articles of the Corporation, or these bylaws.

  (b) Adjourned Shareholder Meetings. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board of directors fixes a new record date for the adjourned meeting or the Business Corporation Law of 1988 requires notice of the business to be transacted and that notice has not previously been given.

  Section 2.02. Notice of Meetings of Board of Directors. Notice of a regular meeting of the board of directors need not be given. Notice of every special meeting of the board of directors shall be given to each director by telephone or in writing at least 72 hours (in the case of notice by telephone, telex, TWX or facsimile transmission, telegraph, courier service or express mail) or five days (in the case of notice by first class mail) before the time at which the meeting is to be held. Every such notice shall state the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board need be specified in the notice of the meeting.

  Section 2.03. Notice of Meetings of Shareholders.

  (a) General Rule. Written notice of every meeting of the shareholders shall be given by, or at the direction of, the secretary to each shareholder of record entitled to vote at the meeting at least:

    (1) ten days prior to the day named for a meeting called to consider a fundamental change under 15 Pa.C.S. Chapter 19; or

    (2) five days prior to the day named for the meeting in any other case.

If the secretary neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so.

  (b) Contents. In the case of a special meeting of shareholders, the notice shall specify the general nature of the business to be transacted.

  (c) Notice of Action by Shareholders on By-laws. In the case of a meeting of shareholders that has as one of its purposes, action on the bylaws, written notice shall be given to each shareholder entitled to vote at the meeting that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws. There shall be included in, or enclosed with, the notice a copy of the proposed amendment or a summary of the changes to be effected thereby.

  Section 2.04. Waiver of Notice.

  (a) Written Waiver. Whenever any written notice is required to be given under the provisions of the Business Corporation Law of 1988, the articles of the Corporation or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting.

  (b) Waiver by Attendance. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

  Section 2.05. Modification of Proposal Contained in Notice. Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the Business Corporation Law of 1988 or the articles of the Corporation or these bylaws, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

  Section 2.06. Exception to Requirement of Notice.

  (a) General Rule. Whenever any notice or communication is required to be given to any person under the provisions of the Business Corporation Law of 1988 or by the articles of the Corporation or these bylaws or by the terms of any agreement or other instrument or as a condition precedent to taking any corporate action and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required.

  (b) Shareholders Without Forwarding Addresses. Notice or other communications shall not be sent to any shareholder with whom the Corporation has been unable to communicate for more than 24 consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the Corporation with a current address. Whenever the shareholder provides the Corporation with a current address, the Corporation shall commence sending notices and other communications to the shareholder in the same manner as to other shareholders.

  Section 2.07 Use of Conference Telephone and Similar Equipment. One or more persons may participate in a meeting of the board of directors or the shareholders of the Corporation by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this section shall constitute presence in person at the meeting.

                                  ARTICLE III

                                 SHAREHOLDERS

  Section 3.01. Place of Meeting. All meetings of the shareholders of the Corporation shall be held at the registered office of the Corporation unless another place is designated by the board of directors in the notice of a meeting.

  Section 3.02. Annual Meeting. The board of directors may fix the date and time of the annual meeting of the shareholders; but, if no such date and time is fixed by the board, the meeting for any calendar year shall be held on the first Tuesday in May in such year, if not a legal holiday under the laws of the Commonwealth of Pennsylvania, and, if a legal holiday, then on the next succeeding business day, not a Saturday, at ten o'clock a.m., local time. At the meeting the shareholders then entitled to vote shall elect directors and shall transact such other business as may properly be brought before the meeting. If the annual meeting shall not have been called and held within six months after the designated time, any shareholder then entitled to vote may call the meeting at any time thereafter.

  Section 3.03. Special Meetings.

  (a) Call of Special Meetings. Special meetings of the shareholders may be called at any time (1) by the board of directors or (2) unless otherwise provided in the articles of the Corporation, by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the particular meeting.

  (b) Fixing of Time for Meeting. At any time, upon written request of any person who has duly called a special meeting, it shall be the duty of the secretary to fix the time of meeting which shall be held not more than 60 days after the receipt of the request. If the secretary neglects or refuses to fix the time of the meeting, the person or persons calling the meeting may do so.

  Section 3.04. Quorum and Adjournment.

  (a) General Rule. A meeting of shareholders of the Corporation duly called shall not be organized for the transaction of business unless a quorum is present. The presence of shareholders entitled to cast at least a majority of votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. Shares of the Corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the board of directors of the Corporation, as such, shall not be counted in determining the total number of outstanding shares for quorum purposes at any given time.

  (b) Withdrawal of a Quorum. The shareholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

  (c) Adjournment for Lack of Quorum. If a meeting cannot be organized because a quorum has not attended, those present may, except as provided in the Business Corporation Law of 1988, adjourn the meeting to such time and place as they may determine.

  (d) Adjournments Generally. Any meeting at which directors are to be elected shall be adjourned only from day to day, or for such longer periods not exceeding 15 days each as the shareholders present and entitled to vote shall direct, until the directors have been elected. Any other regular or special meeting may be adjourned for such period as the shareholders present and entitled to vote shall direct.

  (e) Electing Directors at Adjourned Meeting. Those shareholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum as fixed in this section, shall nevertheless constitute a quorum for the purpose of electing directors.

  (f) Other Action in Absence of Quorum. Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, although less than a quorum as fixed in this section, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

  Section 3.05. Action by Shareholders. Except as otherwise provided in the Business Corporation Law of 1988 or the articles of the Corporation or these bylaws, whenever any corporate action is to be taken by vote of the shareholders of the corporation, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class.

  Section 3.06. Organization of Meetings. At every meeting of the shareholders, the chairman of the board, if there be one, or, in the case of a vacancy in the office or absence of the chairman of the board, one of the following officers present in the order stated: the president, the vice presidents in their order of rank and seniority, or a person chosen by majority vote of the shareholders present and entitled to vote, shall act as chairman of the meeting. The secretary or, in the absence of the secretary, an assistant secretary, or, in the absence of the secretary and assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary.

  Section 3.07. Voting Rights of Shareholders. Unless otherwise provided in the articles of the Corporation, every shareholder of the Corporation shall be entitled to one vote for every share standing in the name of the shareholder on the books of the Corporation.

  Section 3.08. Voting and Other Action by Proxy.

  (a) General Rule.

    (1) Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person to act for the shareholder by proxy.

    (2) The presence of, or vote or other action at a meeting of shareholders, or the expression of consent or dissent to corporate action in writing, by a proxy of a shareholder, shall constitute the presence of, or vote or action by, or written consent or dissent of the shareholder.

    (3) Where two or more proxies of a shareholder entitled to vote are present, the Corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

  (b) Minimum Requirements. Every proxy shall be executed in writing by the shareholder or by the duly authorized attorney-in-fact of the shareholder and filed with the secretary of the Corporation. A telegram, telex, cablegram, datagram or similar transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact:

    (1) may be treated as properly executed for purposes of this subsection;
  and

    (2) shall be so treated if it sets forth a confidential and unique identification number or other mark furnished by the corporation to the shareholder for the purposes of a particular meeting or transaction.

  (c) Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the secretary of the Corporation. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the secretary of the corporation.

  (d) Expenses. Unless otherwise restricted in the articles of the Corporation, the Corporation shall pay the reasonable expenses of solicitation of votes, proxies or consent of shareholders entitled to vote by or on behalf of the board of directors or its nominees for election to the board, including solicitation by professional proxy solicitors and otherwise.

  Section 3.09. Voting by Fiduciaries and Pledgees. Shares of the Corporation standing in the name of a trustee or other fiduciary and shares held by an assignee for the benefit of creditors or by a receiver may be voted by the trustee, fiduciary, assignee or receiver. A shareholder whose shares are pledged shall be entitled to vote the shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this section shall affect the validity of a proxy given to a pledgee or nominee.

  Section 3.10. Voting by Joint Holders of Shares.

  (a) General Rule. Where shares of the Corporation are held jointly or as tenants in common by two or more persons, as fiduciaries or otherwise:

    (1) if only one or more of such persons is present in person or by proxy, all of the shares standing in the names of such persons shall be deemed to be represented for the purpose of determining a quorum and the Corporation shall accept as the vote of all the shares the vote cast by a joint owner or a majority of them; and

    (2) if the persons are equally divided upon whether the shares held by them shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among the persons without prejudice to the rights of the joint owners or the beneficial owners thereof among themselves.

  (b) Exception. If there has been filed with the secretary of the corporation a copy, certified by an attorney at law to be correct, of the relevant portions of the agreement under which the shares are held or the instrument by which the trust or estate was created or the order of court appointing them or of an order of court directing the voting of the shares, the persons specified as having such voting power in the document latest in date of operative effect so filed, and only those persons, shall be entitled to vote the shares but only in accordance therewith.

  Section 3.11. Voting by Corporations and Other Business Organizations.

  (a) Voting by Corporate Shareholders. Any corporation or other business organization that is a shareholder of this corporation may vote by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, (i) in the case of such corporation, by resolution of the board of directors or a provision of its articles or bylaws, or (ii) in the case of such business organization, by resolution of its governing body or a provision of its charter or bylaws or their equivalent, a copy of which resolution or provision certified to be correct by one of its officers, has been filed with the secretary of this Corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.

  (b) Controlled Shares. Shares of this Corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the board of directors of this Corporation, as such, shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares for voting purposes at any given time.

  Section 3.12. Determination of Shareholders of Record.

  (a) Fixing Record Date. The board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall not be more than 60 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the Corporation after any record date fixed as provided in this subsection. The board of directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the board fixes a new record date for the adjourned meeting.

  (b) Determination When a Record Date is Not Fixed. If a record date is not fixed:

    (1) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held.

    (2) The record date for determining shareholders entitled to:

    (i) express consent or dissent to corporate action in writing without a meeting, when prior action by the board of directors is not necessary;

    (ii) call a special meeting of the shareholders; or

    (iii) propose an amendment of the articles of the Corporation;

  shall be the close of business on the day on which the first written consent or dissent, request for a special meeting or petition proposing an amendment of the articles is filed with the secretary of the Corporation.

    (3) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

  Section 3.13. Voting Lists.

  (a) General Rule. The officer or agent having charge of the transfer books for shares of the Corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

  (b) Effect of List. Failure to comply with the requirements of this section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

  Section 3.14. Judges of Election.

  (a) Appointment. In advance of any meeting of shareholders of the Corporation, the board of directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder entitled to vote shall, appoint judges of election at the meeting. The number of judges shall be one or three. A person who is a candidate for office to be filled at the meeting shall not act as a judge.

  (b) Vacancies. In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the board of directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

  (c) Duties. The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

  (d) Report. On request of the presiding officer of the meeting, or of any shareholder, the judges of election shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

  Section 3.15. Consent of Shareholders in Lieu of Meeting.

  (a) Unanimous Written Consent. Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the shareholders who would be entitled to vote at a meeting for such purpose shall be filed with the secretary of the Corporation.

  (b) Partial Written Consent. Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. The consents shall be filed with the secretary of the Corporation. The action shall not become effective until after at least ten days' written notice of the action has been given to each shareholder entitled to vote thereon who has not consented thereto.

  Section 3.16. Minors as Security Holders. The Corporation may treat a minor who holds shares or obligations of the Corporation as having capacity to receive and to empower others to receive dividends, interest, principal and other payments or distributions, to vote or express consent or dissent and to make elections and exercise rights relating to such shares or obligations unless, in the case of payments or distributions on shares, the corporate officer responsible for maintaining the list of shareholders or the transfer agent of the Corporation or, in the case of payments or distributions on obligations, the treasurer or paying officer or agent has received written notice that the holder is a minor.

                                  ARTICLE IV

                              BOARD OF DIRECTORS

  Section 4.01. Powers; Personal Liability.

  (a) General Rule. Unless otherwise provided by statute, all powers vested by law in the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the board of directors.

  (b) Personal Liability of Directors.

    (1) A director shall not be personally liable, as such, for monetary damages for any action taken unless:

      (i) the director has breached or failed to perform the duties of his or her office under 15 Pa.C.S. Such. 17B; and

      (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

    (2) Paragraph (1) shall not apply to:

      (i) the responsibility or liability of a director pursuant to any criminal statute, or

      (ii) the liability of a director for the payment of taxes pursuant to Federal, State or local law.

Any repeal, amendment or modification of the bylaw set forth in this Section
4.01 (b) shall not adversely affect any right or protection existing at the time of such repeal, amendment or modification to which a director or former director may be entitled hereunder. The rights conferred by this bylaw shall continue as to any person who has ceased to be a director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

  (c) Notation of Dissent. A director who is present at a meeting of the board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting or unless the director files a written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the Corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this section shall bar a director from asserting that minutes of the meeting incorrectly omitted his or her dissent if, promptly upon receipt of a copy of such minutes, the director notifies the secretary, in writing, of the asserted omission or inaccuracy.

  Section 4.02. Qualifications and Selection of Directors.

  (a) Qualifications. Each director of the Corporation shall be a natural person of full age who need not be a resident of Pennsylvania or a shareholder of the Corporation.

  (b) Nomination of Directors. Nominations for the election of directors by the shareholders entitled to vote therefor may be made by the board of directors or by any shareholder entitled to vote for the election thereof; provided, however, that in the case of any nomination by such shareholder, advance written notice of such nomination shall be received by the secretary of the Corporation by certified mail no later than (i) 90 days prior to the anniversary of the previous year's annual meeting of shareholders, or (ii) with respect to an election of directors to be held at a special meeting of shareholders or at an annual meeting, the tenth day following the date on which notice of such meeting is first given to the shareholder. Each such notice of such nomination shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation of employment of each such nominee, and (iii) the number and class of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the secretary of the Corporation.

  (c) Election of Directors. Except as otherwise provided in these bylaws, directors of the Corporation shall be elected by the shareholders entitled to vote. In elections for directors, voting need not be by ballot unless required by vote of the shareholders before the voting for election of directors begins. The candidates receiving the highest number of votes from each class or group of classes, if any, entitled to elect directors separately up to the number of directors to be elected by the class or group of classes shall be elected. If at any meeting of shareholders, directors of more than one class are to be elected, each class of directors shall be elected in a separate election.

  (d) Cumulative Voting. The shareholders of the Corporation shall not have the right to cumulate their votes for election of directors of the Corporation.

  Section 4.03. Number and Term of Office.

  (a) Number. The board of directors shall consist of such number of directors, not less than five nor more than fifteen, as may be determined from time to time by resolution of the board of directors.

  (b) Term of Office. Each director shall hold office until the expiration of the term of one year for which he or she was selected and until a successor has been selected and qualified or until his or her earlier death, resignation or removal. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

  (c) Resignation. Any director may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as shall be specified in the notice of resignation.

  Section 4.04. Vacancies.

  (a) General Rule. Unless otherwise provided in the articles of incorporation, vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve for the balance of the unexpired term, and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

  (b) Action by Resigned Directors. Unless otherwise provided in the articles of incorporation, when one or more directors resign from the board effective at a future date, the directors then in office, including those who have so resigned, shall have power by the applicable vote to fill the vacancies, the vote thereon to take effect when the resignations become effective.

  Section 4.05. Removal of Directors.

  (a) Removal by the Shareholders. The entire board of directors, or any class of the board, or any individual director may be removed from office without assigning any cause by the vote of shareholders, or of the holders of a class or series of shares, entitled to elect directors, or the class of directors. In case the board or a class of the board or any one or more directors are so removed, new directors may be elected at the same meeting.

  (b) Removal by the Board. The board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or if, within 50 days after notice of his or her selection, the director does not accept the office either in writing or by attending a meeting of the board of directors.

  Section 4.06. Place of Meetings. Meetings of the board of directors may be held at such place within or without the Commonwealth of Pennsylvania as the board of directors may from time to time appoint or as may be designated in the notice of the meeting.

  Section 4.07. Organization of Meetings. At every meeting of the board of directors, the chairman of the board, if there be one, or, in the case of a vacancy in the office or absence of the chairman of the board, one of the following officers present in the order stated: the president, the vice presidents in their order of rank and seniority, or a person chosen by majority vote of the directors present, shall act as chairman of the meeting. The secretary or, in the absence of the secretary, an assistant secretary, or, in the absence of the secretary and assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary.

  Section 4.08. Regular Meetings. Regular meetings of the board of directors shall be held at such time and place as shall be designated from time to time by resolution of the board of directors.

  Section 4.09. Special Meetings. Special meetings of the board of directors shall be held whenever called by the chairman or by two or more of the directors.

  Section 4.10. Quorum of and Action by Directors.

  (a) General Rule. A majority of the directors in office of the Corporation shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors.

  (b) Action by Written Consent. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the Corporation.

  Section 4.11. Executive and Other Committees.

  (a) Establishment and Powers. The board of directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one or more directors of the Corporation. Any committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all of the powers and authority of the board of directors except that a committee shall not have any power or authority as to the following:

    (1) The submission to shareholders of any action requiring approval of shareholders under the Business Corporation Law of 1988.

    (2) The creation or filling of vacancies in the board of directors.

    (3) The adoption, amendment or repeal of these bylaws.

    (4) The amendment or repeal of any resolution of the board that by its terms is amendable or repealable only by the board of directors.

    (5) Action on matters committed by a resolution of the board of directors to another committee of the board.

  (b) Alternate Committee Members. The board of directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

  (c) Term. Each committee of the board of directors shall serve at the pleasure of the board.

  (d) Committee Procedures. The term "board of directors" or "board," when used in any provision of these bylaws relating to the organization or procedures of or the manner of taking action by the board of directors, shall be construed to include and refer to any executive or other committee of the board.

  Section 4.12. Compensation. The board of directors shall have the authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the corporation.

                                   ARTICLE V

                                   OFFICERS

  Section 5.01. Officers Generally.

  (a) Number. Qualifications and Designation. The officers of the Corporation shall be a chairman of the board of directors, a vice chairman, a president, a secretary, a treasurer, and such other officers as may be elected in accordance with the provisions of Section 5.03. Except for the chairman of the board who shall be a member of the board of directors, officers may but need not be directors or shareholders of the Corporation. The chairman, vice chairman, president and secretary shall be natural persons of full age. The treasurer may be a corporation, but if a natural person shall be of full age. Any number of offices may be held by the same person.

  (b) Resignations. Any officer may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as may be specified in the notice of resignation.

  (c) Bonding. The Corporation may secure the fidelity of any or all of its officers by bond or otherwise.

  Section 5.02. Election and Term of Office. The officers of the Corporation, except those elected by delegated authority pursuant to Section 5.03, shall be elected annually by the board of directors, and each such officer shall hold office for a term of one year and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

  Section 5.03. Subordinate Officers, Committees and Agents. The board of directors may from time to time elect such other officers and appoint such committees, employees or other agents as the business of the corporation may require, including one or more vice presidents, one or more assistant secretaries, and one or more assistant treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine. The board of directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

  Section 5.04. Removal of Officers and Agents. Any officer or agent of the Corporation may be removed by the board of directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

  Section 5.05. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause, shall be filled by the board of directors or by the officer or committee to which the power to fill such office has been delegated pursuant to Section 5.03, as the case may be, and if the office is one for which these bylaws prescribe a term, shall be filled for the unexpired portion of the term.

  Section 5.06. Authority. All officers of the Corporation, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided by or pursuant to resolutions or orders of the board of directors or, in the absence of controlling provisions in the resolutions or orders of the board of directors, as may be determined by or pursuant to these bylaws.

  Section 5.07. The Chairman of the Board. The chairman of the board of directors shall be the chief executive officer of the Corporation and shall have general supervision over the business and operations of the Corporation, subject, however, to the control of the board of directors. The chairman of the board, or, in the absence of the chairman, the president, shall preside at all meetings of the shareholders and of the board of directors.

  Section 5.08. The Vice Chairman. The vice chairman shall perform such duties as may from time to time be assigned to him by the board of directors, the chairman of the board or the president.

  Section 5.09. The President. The president shall be the chief operating officer of the Corporation and shall have general supervision over the business and operations of the Corporation, subject, however, to the control of the chairman of the board of directors. The president shall sign, execute and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the Corporation; and, in general, shall perform all duties incident to the office of president and such other duties as from time to time may be assigned by the board of directors or the chairman of the board.

  Section 5.10. The Vice Presidents. The vice presidents shall perform the duties of the president in the absence of the president and such other duties as may from time to time be assigned to them by the board of directors or the president.

  Section 5.11. The Secretary. The secretary or an assistant secretary shall attend all meetings of the shareholders and of the board of directors and shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the board of directors and of committees of the board in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the Corporation as required by law; shall be the custodian of the seal of the Corporation and see that it is affixed to documents executed on behalf of the Corporation under its seal; and, in general, shall perform all duties incident to the office of the secretary, and such other duties as may from time to time be assigned by the board of directors or the president.

  Section 5.12. The Treasurer. The treasurer or an assistant treasurer shall have or provide for the custody of the funds or other property of the Corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the Corporation; shall deposit all funds in his or her custody as treasurer in such banks or other places of deposit as the board of directors may from time to time designate; shall, whenever so required by the board of directors, render an account showing all transactions as treasurer and the financial condition of the corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the board of directors or the president.

  Section 5.13. Salaries. The salaries of the officers elected by the board of directors shall be fixed from time to time by the board of directors or by such officer as may be designated by resolution of the board. The salaries or other compensation of any other officers, employees and other agents shall be fixed from time to time by the officer or committee to which the power to elect such officers or to retain or appoint such employees or other agents has been delegated pursuant to Section 5.03. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that the officer is also a director of the Corporation.

                                  ARTICLE VI

                      SHARE CERTIFICATES. TRANSFER, ETC.

  Section 6.01. Share Certificates. Certificates for shares of the Corporation shall be in such form as approved by the board of directors, and shall state that the Corporation is incorporated under the laws of the Commonwealth of Pennsylvania, the name of the person to whom issued, and the number and class of shares and the designation of the series (if any) that the certificate represents. The share register or transfer books and blank share certificates shall be kept by the secretary or by any transfer agent or registrar designated by the board of directors for that purpose.

  Section 6.02. Issuance. The share certificates of the Corporation shall be numbered and registered in the share register or transfer books of the Corporation as they are issued. They shall be signed by the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer; but where a certificate is signed by a transfer agent or a registrar, the signature of any corporate officer upon the certificate may be a facsimile, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise, before the certificate is issued, it may be issued with the same effect as if the officer had not ceased to be such at the date of its issue. The provisions of this Section 6.02 shall be subject to any inconsistent or contrary agreement at the time between the Corporation and any transfer agent or registrar.

  Section 6.03. Transfer. Transfers of shares shall be made on the share register or transfer books of the Corporation upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made inconsistent with the provisions of the Uniform Commercial Code, 13 Pa.C.S. Div. 8, or other provisions of law.

  Section 6.04. Record Holder of Shares. The Corporation shall be entitled to treat the person in whose name any share or shares of the Corporation stand on the books of the Corporation as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person.

  Section 6.05. Lost, Destroyed or Mutilated Certificates. The holder of any shares of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the board of directors may, in its discretion, cause a new certificate or certificates to be issued to the holder, in case of mutilation of the certificate, upon the surrender of the mutilated certificate or, in case of loss or destruction of the certificate, upon satisfactory proof of the loss or destruction and, if the board of directors shall so determine, the deposit of a bond in such form and in such sum, and with such surety or sureties, as the board may direct.

  Section 6.06. Restriction on Transfer of Shares.

  (a) Initial Underwritten Registration. In the event that the Corporation at any time prepares and files a registration statement registering shares of capital stock of the Corporation to be sold to, or otherwise distributed by, underwriters under the Securities Act of 1933, as the initial public offering by the Corporation of such shares, a shareholder shall not sell, transfer or otherwise dispose of the shares of capital stock of the Corporation held, directly or indirectly, prior to such initial public offering, in any public sale or distribution, including a sale pursuant to Rule 144 (or any successor provision) under the Securities Act of 1933, during the period of seven days prior to, and 180 days after, the day when the registration statement has become effective, except as part of the sale to, or distribution by, the underwriters.

  (b) Waiver by Board of Directors. Notwithstanding anything contained in these bylaws to the contrary, the Board of Directors of the Corporation may waive any restrictions set forth in this Section 6.06 as it applies to any shareholder or shareholders at any time or from time to time.

  (c) Certificate Legend. All certificates for shares of the Corporation shall have the following legend printed or stamped thereon:

    "The shares represented by this certificate may not be sold, assigned, transferred, pledged or otherwise disposed of, except in accordance with the terms and conditions of the bylaws of the corporation."

  (d) Status of Bylaws. Notwithstanding any other provision of these bylaws or of the Business Corporation Law of 1988, the bylaw in this Section 6.06 shall constitute a contract among the shareholders of the Corporation, and shall not be amended without their unanimous consent.

                                  ARTICLE VII

               INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER
                          AUTHORIZED REPRESENTATIVES

  Section 7.01. Scope of Indemnification.

  (a) General Rule. The Corporation shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

    (1) where the indemnification is expressly prohibited by applicable law;

    (2) where the conduct of the indemnified representative has been finally determined pursuant to Section 7.06 or otherwise:

      (i) to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S. (S) 1746(b) or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

      (ii) to be based upon or attributable to the receipt by the indemnified representative from the Corporation of a personal benefit to which the indemnified representative is not legally entitled; or

    (3) to the extent the indemnification has been finally determined in a final adjudication pursuant to Section 7.06 to be otherwise unlawful.

  (b) Partial Payment. If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such person may be subject, the Corporation shall indemnify the indemnified representative to the maximum extent for such portion of the liabilities.

  (c) Presumption. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification.

  (d) Definitions. For the purposes of this Article VII:

    (1) "indemnified capacity" means any and all past, present and future service by an indemnified representative in one or more capacities as a director, officer, employee or agent of the Corporation, or, at the request of the Corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

    (2) "indemnified representative" means any and all directors and officers of the Corporation and any other person designated as an indemnified representative by the board of directors of the Corporation (which may, but need not, include any person serving at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity of enterprise);

    (3) "liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense, of any nature (including, without limitation, attorneys' fees and disbursements); and

    (4) "proceeding" means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the corporation, a class of its security holders or otherwise.

  Section 7.02. Proceedings Initiated by Indemnified
Representatives. Notwithstanding any other provision of this Article VII, the Corporation shall not indemnify under this Article an indemnified representative for any liability incurred in a proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless the initiation of or participation in the proceedings is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. This section shall not apply to reimbursement of expenses incurred in successfully prosecuting or defending an arbitration under Section 7.06 or otherwise successfully prosecuting or defending the rights of an indemnified representative granted by or pursuant to this Article.

  Section 7.03. Advancing Expenses. The Corporation shall pay the expenses (including attorneys' fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding described in Section 7.01 or the initiation of or participation in a proceeding which is authorized pursuant to Section 7.02 upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined pursuant to Section 7.06 that such person is not entitled to be indemnified by the Corporation pursuant to this Article. The financial ability of an indemnified representative to repay an advance shall not be a prerequisite to the making of the advance.

  Section 7.04. Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as selfinsurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the board of directors shall deem appropriate. Absent fraud, the determination of the board of directors with respect to such amounts, costs, terms and conditions shall be conclusive against all security holders, officers and directors and shall not be subject to voidability.

  Section 7.05. Payment of Indemnification. An indemnified representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the Corporation.

  Section 7.06. Arbitration.

  (a) General Rule. Any dispute related to the right to indemnification, contribution or advancement of expenses as provided under this Article, except with respect to indemnification for liabilities arising under the Securities Act of 1933 that the Corporation has undertaken to submit to a court for adjudication, shall be decided only by arbitration in the metropolitan area in which the principal executive offices of the Corporation are located at the time, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, or any successor to the functions thereof, before a panel of three arbitrators, one of whom shall be selected by the Corporation, the second of whom shall be selected by the indemnified representative and third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association or such successor, or if for any reason arbitration under the arbitration rules of the American Arbitration Association or such successor cannot be initiated, or if one of the parties fails or refuses to select an arbitrator or if the arbitrators selected by the corporation and the indemnified representative cannot agree on the selection of the third arbitrator within 30 days after such time as the Corporation and the indemnified representative have each been notified of the selection of the other's arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in such metropolitan area.

  (b) Burden of Proof. The party or parties challenging the right of an indemnified representative to the benefits of this Article VII shall have the burden of proof.

  (c) Expenses. The Corporation shall reimburse an indemnified representative for the expenses (including attorneys' fees and disbursements) incurred in successfully prosecuting or defending such arbitration.

  (d) Effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction, except that the Corporation shall be entitled to interpose as a defense in any such judicial enforcement proceeding any prior final judicial determination adverse to the indemnified representative under Section 7.01(a)(2) in a proceeding not directly involving indemnification under this Article VII. This arbitration provision shall be specifically enforceable.

  Section 7.07. Contribution. If the indemnification provided for in this
Article VII or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Corporation shall contribute to the liabilities to which the indemnified representative may be subject in such proportion as is appropriate to effect the intent of this Article or otherwise.

  Section 7.08. Mandatory Indemnification of Indemnified Representatives. To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in 15 Pa.C.S. (S)(S) 1741 or 1742 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection therewith.

  Section 7.09. Contract Rights; Amendment or Repeal. All rights under this
Article VII shall be deemed a contract between the Corporation and the indemnified representative pursuant to which the Corporation and each indemnified representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

  Section 7.10. Scope of Article. The rights granted by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs and personal representatives of such a person.

  Section 7.11. Reliance on Provisions. Each person who shall act as an indemnified representative of the Corporation shall be deemed to be doing so in reliance upon the rights provided by this Article VII.

  Section 7.12. Interpretation. The provisions of this Article VII are intended to constitute bylaws authorized by 15 Pa.C.S. (S) 1746.

                                 ARTICLE VIII

                                 MISCELLANEOUS

  Section 8.01. Corporate Seal. The Corporation shall have a corporate seal in the form of a circle containing the name of the Corporation, the year of incorporation and such other details as may be approved by the board of directors.

  Section 8.02. Checks. All checks, notes, bills of exchange or other orders in writing shall be signed by such person or persons as the board of directors or any person authorized by resolution of the board of directors may from time to time designate.

  Section 8.03. Contracts.

  (a) General Rule. Except as otherwise provided in the Business Corporation Law of 1988 in the case of transactions that require action by the shareholders, the board of directors may authorize any officer or agent to enter into any contract or to execute or deliver any instrument on behalf of the corporation, and such authority may be general or confined to specific instances.

  (b) Statutory Form of Execution of Instruments. Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the corporation and any other person, when signed by one or more officers or agents having actual or apparent authority to sign it, or by the president or vice president and secretary or assistant secretary or treasurer or assistant treasurer of the Corporation, shall be held to have been properly executed for and in behalf of the Corporation, without prejudice to the rights of the Corporation against any person who shall have executed the instrument in excess of his or her actual authority.

  Section 8.04. Interested Directors or Officers; Quorum.

  (a) General Rule. A contract or transaction between the corporation and one or more of its directors or officers or between the Corporation and another corporation, limited liability company, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest, shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because his, her or their votes are counted for that purpose, if:

    (1) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum;

    (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those shareholders; or

    (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

  (b) Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board that authorizes a contract or transaction specified in subsection (a).

  Section 8.05. Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as the board of directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees as the board of directors shall from time to time determine.

  Section 8.06. Corporate Records.

  (a) Required Records. The Corporation shall keep complete and accurate books and records of account, minutes of the proceedings of the incorporators, shareholders and directors and a share register giving the names and addresses of all shareholders and the number and class of shares held by each. The share register shall be kept at either the registered office of the Corporation in the Commonwealth of Pennsylvania or at its principal place of business wherever situated or at the office of its registrar or transfer agent. Any books, minutes or other records may be in written form or any other form capable of being converted into written form within a reasonable time.

  (b) Right of Inspection. Every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to the interest of the person as a shareholder. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand shall be accompanied by a verified power of attorney or other writing that authorizes the attorney or other agent to so act on behalf of the shareholder. The demand shall be directed to the corporation at its registered office in the Commonwealth of Pennsylvania or at its principal place of business wherever situated.

  Section 8.07. Financial Reports. Unless otherwise agreed between the Corporation and a shareholder, the Corporation shall furnish to its shareholders annual financial statements, including at least a balance sheet as of the end of each fiscal year and a statement of income and expenses for the fiscal year. The financial statement shall be prepared on the basis of generally accepted accounting principles, if the Corporation prepares financial statements for the fiscal year on that basis for any purpose, and may be consolidated statements of the Corporation and one or more of its subsidiaries. The financial statements shall be mailed by the Corporation to each of its shareholders entitled thereto within 120 days after the close of each fiscal year and, after the mailing and upon written request, shall be mailed by the Corporation to any shareholder or beneficial owner entitled thereto to whom a copy of the most recent annual financial statements has not previously been mailed. Statements that are audited or reviewed by a public accountant shall be accompanied by the report of the accountant; in other cases, each copy shall be accompanied by a statement of the person in charge of the financial records of the corporation:

    (1) Stating his or her reasonable belief as to whether or not the financial statements were prepared in accordance with generally accepted accounting principles and, if not, describing the basis of presentation.

    (2) Describing any material respects in which the financial statements were not prepared on a basis consistent with those prepared for the previous year.

This Section 8.07 shall not apply to the Corporation if it shall be required by the Securities Exchange Act of 1934 or any other law to file financial statements at least once a year in a public office.

  Section 8.08. Amendment of Bylaws. These bylaws may be amended or repealed, or new bylaws may be adopted, either (i) subject to the provisions of the articles of the Corporation, by vote of the shareholders entitled to vote at any duly organized annual or special meeting of shareholders, or (ii) with respect to those matters that are not by statute committed expressly to the shareholders, and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, by vote of a majority of the board of directors of the Corporation in office at any regular or special meeting of directors. Any change in these bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change.

                                                                     APPENDIX D

                SECTION 8.7 OF RESTATED DECLARATION OF TRUST OF
                 FEDERATED INVESTORS DATED AS OF JULY 28, 1989

  SECTION 8.7 APPRAISAL RIGHTS. If there has been a conversion of any Series A Preferred Share into Class B Common Shares, any holder of Class B Common Shares (other than any member of the Management Circle (as such term is defined in the Shareholder Agreement) or any employee of the Trust or any Subsidiary of the Trust) who has not voted in favor of a merger or consolidation of the Trust into or with another entity shall have the right to obtain an appraisal of the fair value of such Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or consolidation) together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value, provided that such right shall apply only if such holders holding at least 2/3 of the total Class B Common Shares held by such holders have requested such rights. Such a holder shall be entitled to receive out of the assets of the Trust, in exchange for such Shares, the fair value of such Shares determined pursuant to such appraisal. In determining such fair value and in otherwise implementing this section, section 262 of the Delaware General Corporation Law shall apply. Notwithstanding any other provision hereof, no Shareholder shall have appraisal rights with respect to a reorganization of the Trust into a corporation permitted pursuant to section 4.2.5 or 4.3.5. [neither section is applicable]

  Excerpts from the Shareholder Rights Agreement between The Standard Fire Insurance Company, Federated Investors and the other Shareholders dated August l, 1989, as amended.

 Certain Definitions:

  Management Circle: "At any date, (a) the Management Group, (b) any relative (by blood, adoption or marriage) within the third degree of any of the Management Group, (c) any corporation 90% or more of the stock of which is, any partnership 90% or more of the interests in which are, or any trust (including a decedent's estate) 90% or more of the beneficial interests in which are, held by any of the Persons referred to in clauses (a) and (b), and
(d) any qualified employee benefit plan of the Company."

  Management Group: "At any date, (a) the original Managers, and (b) the Replacement Managers."

  Original Managers: The individuals listed in the definitions in the Shareholder Rights Agreement and in Section A of Schedule l to the Asset Purchase Agreement who consisted of the members of the Board of Trustees of Federated Investors at its inception in 1989.

  Replacement Manager: "Any executive employee of the Company performing services for the Company substantially similar to those performed by any one or more Original Managers  . . . ., at any time when such executive employee is employed by the Company to perform such services."

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determine their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                              FEDERATED INVESTORS
                                     PROXY
                        SPECIAL MEETING OF SHAREHOLDERS
                                 MAY   , 1998

The undersigned hereby constitutes and appoints John W. McGonigle, Thomas R. Donahue and Joseph M. Huber, or any one of them, attorneys and proxies, with full power of substitution to represent the undersigned at the special meeting of shareholders of Federated Investors (the "Trust") to be held at Federated
Investors Tower, 27th Floor, Pittsburgh, Pennsylvania 15222, on May   , 1998,
at 10:00 a.m., and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all common shares of Federated Investors which the undersigned would be entitled to vote if personally present, as follows:

 1. Approval and adoption of the Agreement and Plan of Merger, dated as of February 20, 1998 and exhibits thereto (the "Merger Agreement"), between Federated Investors, Inc. (the "Company"), a Pennsylvania corporation and wholly owned subsidiary of the Trust, and the Trust, and the transactions contemplated thereby, including the merger of the Trust with and into the Company (the "Merger"), pursuant to which, among other things, each outstanding Class A Common Share, stated value $1.00 per share, of the Trust ("Trust Class A Common Shares") will be converted into the right to receive one share of Class A Common Stock, no par value per share, of the Company and each outstanding Class B Common Share, stated value $.01 per share, of the Trust ("Trust Class B Common Shares") (other than any shares held in the Trust's treasury immediately prior to the Effective Time of the Merger as defined in the Merger Agreement) will be converted into the right to receive one share of Class B Common Stock, no par value per share, of the Company. A copy of the Merger Agreement and exhibits thereto is attached as Appendix A to the accompanying Proxy Statement/Prospectus, including a copy of the Restated Articles of Incorporation of the Company and the Restated Bylaws of the Company, which are separately attached hereto as Appendices B and C, respectively.

         FOR                  AGAINST                  ABSTAIN
             -----                    -----                    -----

                       (continued on reverse side)

 2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THE COMMON SHARES OF FEDERATED INVESTORS REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED AT THE DISCRETION OF THE PROXIES APPOINTED HEREBY.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE LISTED PROPOSITION. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF FEDERATED INVESTORS.

-----------------------------       ------------------------------------- (SEAL)
          DATED

                                    ------------------------------------- (SEAL)

(PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS HEREON. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., GIVE FULL TITLE AS SUCH. IF YOU ARE SIGNING FOR SOMEONE ELSE, YOU MUST SEND DOCUMENTATION WITH THIS PROXY, CERTIFYING YOUR AUTHORITY TO SIGN. IF STOCK IS JOINTLY OWNED, EACH JOINT OWNER SHOULD SIGN.)

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "PBCL") provide that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

  PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the director, officer, employee or agent of the corporation has met the applicable standard of conduct. Such determination shall be made:

    (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

    (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

    (3) by the shareholders.

  Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above as contained in sections 1741 and 1742, or in defense of any claim therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  PBCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the director, officer, employee or agent of the corporation is not entitled to be indemnified by the corporation.

  PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise both as to action in such person's official capacity and as to action in another capacity while holding office, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  The By-Laws of the Registrant provide that the Directors, officers, agents and employees of the Registrant shall be indemnified as of right to the fullest extent now or hereafter not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Registrant or otherwise) arising out of their service to the Registrant or to another enterprise at the request of the Registrant.

  PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another threatened, pending or completed action or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

  The By-Laws of the Registrant provide that the Registrant may purchase and maintain insurance to protect itself and any Director, officer, agent or employee entitled to indemnification under the By-Laws against any liability asserted against such person and incurred by such person in respect of the service of such person to the Registrant whether or not the Registrant would have the power to indemnify such person against such liability by law or under the provisions of the By-Laws.

  The Registrant maintains directors' and officers' liability insurance covering its Directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Under this insurance, the Registrant may receive reimbursement for amounts as to which the Directors and officers are indemnified by the Registrant under the foregoing By-Law indemnification provision. Such insurance also provides certain additional coverage for the Directors and officers against certain liabilities even though such liabilities may not be covered by the foregoing By-Law indemnification provision.

  As permitted by PBCL Section 1713, the By-Laws of the Registrant provide that no Director shall be personally liable for monetary damages for any action taken, unless such Director's breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a Director pursuant to any criminal statute or the liability of a Director for the payment of taxes pursuant to Federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a Director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a Director owes to the corporation, provides that a Director stands in a fiduciary relation to the corporation and must perform his duties as a Director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interest of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed as part of this registration statement:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   2.01  Agreement and Plan of Merger dated as of February 20, 1998 between
         Federated Investors and the Company**
   3.01  Restated Articles of Incorporation of the Company**
   3.02  Restated By-Laws of the Company**
   4.01  Form of Class A Common Stock certificate (Filed herewith)
   4.02  Form of Class B Common Stock certificate (Filed herewith)
   4.04  Stock Purchase Agreement dated August 1, 1989 between the Company and
         Westinghouse Credit Corporation**
   4.05  Intercompany Subordination Agreement dated June 15, 1996 by and among the Company and its subsidiaries**
   4.06  Shareholder Rights Agreement dated August 1, 1989 between the Company and The Standard Fire Insurance Company, as amended through January
         31, 1996**
   4.07  Senior Secured Credit Agreement, dated as of January 31, 1996, by and among Federated and the Banks set forth therein and PNC, National
         Association**
   4.08  Federated Note Purchase Agreement, dated as of June 15, 1996**
   4.09  Federated Program Master Agreement, dated as of October 24, 1997, among Federated, Federated Funding 1997-1, Inc., Federated Management
         Company, Federated Securities Corp., Wilmington Trust Company, PLT
         Finance, L.P., Putnam, Lovell & Thornton Inc. and Bankers Trust
         Company**
   4.10  Federated Investors Program Initial Purchase Agreement, dated as of
         October 24, 1997, between Federated Funding 1997-1, Inc., and
         Wilmington Trust Company, solely as Trustee of the PLT Finance Trust
         1997-1 (Filed herewith) (1)
   4.11  Federated Investors Program Revolving Purchase Agreement, dated as of
         October 24, 1997, between Federated Funding 1997-1, Inc., and PLT
         Finance, L.P. (Filed herewith)
   4.12  Federated Investors Program Fee Agreement, dated as October 24, 1997, between Federated Investors and PLT Finance, L.P.**(1)
   4.13  Schedule X to Federated Program Master Agreement, dated as of October
         24, 1997, among Federated, Federated Funding 1997-1, Inc., Federated
         Management Company, Federated Securities Corp., Wilmington Trust
         Company, PLT Finance, L.P., Putnam, Lovell & Thornton Inc. and Bankers
         Trust Company**
   5.01  Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities being registered (Filed herewith)
   8.01  Opinion of Kirkpatrick & Lockhart LLP regarding tax matters (Filed herewith)
   9.01  Voting Shares Irrevocable Trust dated May 31, 1989**
  10.01  Stock Incentive Plan**
  10.02  Executive Annual Incentive Plan**
  10.03  Federated Investors Tower Lease dated January 1, 1993, as amended on
         December 2, 1995**
  10.04  Federated Investors Tower Lease dated February 1, 1994**
  10.05  Centre City Tower Lease dated July 23, 1992, as amended**
  10.06  Employment Agreement dated January 16, 1997 between Federated
         Investors and Arthur L. Cherry (Filed herewith)
  10.07  Employment Agreement dated March 17, 1995 between Federated Investors and Henry A. Frantzen (Filed herewith)
  10.08  Employment Agreement dated December 28, 1990 between Federated
         Investors and John B. Fisher (Filed herewith)
  10.09  Employment Agreement dated December 22, 1993 between Federated
         Securities Corp. and James Getz (Filed herewith)

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
  16.01  Letter of KPMG Peat Marwick LLP**
  21.01  Subsidiaries of the Registrant**
  23.01  Consent of Kirkpatrick & Lockhart LLP (included in opinion filed herewith as Exhibit 5.01)
  23.02  Consent of Ernst & Young LLP (Filed herewith)
  23.03  Consent of KPMG Peat Marwick LLP (Filed herewith)
  24.01  Power of Attorney**
  27.01  Financial Data Schedule**

--------
  *To be filed by amendment.
 **Previously filed.

(1) Certain portions of this exhibit have been omitted based upon a request for confidential treatment filed by the Company with the Secretary of the Commission on March 26, 1998, as amended on April 23, 1998. The omitted portion of this exhibit has been separately filed with the Commission.

  (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the Registrant's consolidated financial statements or accompanying notes.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, and that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities raising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter ha been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on April 24, 1998.

                                          FEDERATED INVESTORS, INC.

                                          By: /s/ J. Christopher Donahue
                                             ----------------------------------

                                             J. Christopher Donahue

                                             President and Chief Executive
                                             Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                  CAPACITY
                                                                 DATE




            *                 Chairman and Director          April 24, 1998
-------------------------
John F. Donahue




/s/ J. Christopher Donahue    President, Chief Executive     April 24, 1998
-------------------------      Officer and Director
J. Christopher Donahue




            *                 Director                       April 24, 1998
-------------------------
John W. McGonigle




/s/ Thomas R. Donahue         Chief Financial Officer        April 24, 1998
-------------------------      (Principal
Thomas R. Donahue              Financial and Accounting
                               Officer)

*By: /s/ Thomas R. Donahue
  ---------------------
    Thomas R. Donahue
    Attorney-in-Fact